UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
BANCINSURANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No Fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(1)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

Common Shares, Without Par Value, of Bancinsurance Corporation

2.	Aggregate number of securities to which transaction applies:

2,385,788

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $16,412,948, which is the sum of (1) the product of (a) the 1,704,788 Common Shares that are proposed to be converted into the right to receive the merger consideration, multiplied by (b) the merger consideration of $8.50 per Common Share, plus (2) the product of (a) 681,000, the number of Common Shares underlying options to purchase such shares at a per share exercise price of less than $8.50, multiplied by (b) the amount by which the per share merger consideration of $8.50 exceeds the $5.68 per share weighted average exercise price of such options. The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1) and the Commission’s Fee Rate Advisory for Fiscal Year 2010, equals the proposed maximum aggregate value of the transaction multiplied by .0000713 ($71.30 per million dollars).

4.	Proposed maximum aggregate value of transaction: $16,412,948

5.	Total fee paid: $1,170.24
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BANCINSURANCE CORPORATION

“GOING-PRIVATE” MERGER PROPOSED
YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a Special Meeting of the shareholders of Bancinsurance Corporation (“Bancinsurance”) to be held on Wednesday, December 8, 2010 at 10:00 a.m. local time at our corporate offices located at 250 East Broad Street, 7th Floor, Columbus, Ohio 43215.

At the Special Meeting, we will ask you to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2010, by and among Fenist, LLC, an Ohio limited liability company (“Acquiror”), Fenist Acquisition Sub, Inc., a wholly owned subsidiary of Acquiror and an Ohio corporation (“Acquisition Sub”), and Bancinsurance and approve the merger contemplated thereby. If the merger is completed, Acquisition Sub will merge with and into Bancinsurance (the “Merger”), Bancinsurance (as the surviving corporation) will become a wholly owned subsidiary of Acquiror and holders of the common shares, without par value (the “Common Shares”), of Bancinsurance (other than Bancinsurance and its subsidiaries, Acquiror and shareholders that perfect their dissenters’ rights under Ohio law) will be entitled to receive $8.50 in cash, without interest (the “Merger Consideration”), for each Common Share they own.

Acquiror is owned, directly or indirectly, by John S. Sokol (the Chairman of Bancinsurance’s Board of Directors (the “Board”) and the Chief Executive Officer and President of Bancinsurance), Barbara K. Sokol (John S. Sokol’s mother), Falcon Equity Partners, L.P. (an Ohio limited partnership whose only partners are either members of the Sokol family or trusts for their benefit), Matthew D. Walter (a member of the Board) and certain other shareholders of Bancinsurance (collectively, the “Rollover Shareholders”). The Rollover Shareholders beneficially own approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting. Immediately prior to the Merger, the Rollover Shareholders will contribute to Acquiror all the Common Shares they beneficially own (except for Common Shares that underlie currently exercisable options).

The Merger Consideration of $8.50 per Common Share represents a 70% premium over the $5.00 per share closing price on March 22, 2010, the last trading day before John S. Sokol’s initial proposal to take Bancinsurance private for $6.00 per share was publicly disclosed. The Merger Consideration also represents a premium of approximately 17% over the closing price of the Common Shares on August 9, 2010, the last trading day before the date when the Board approved the Merger, and premiums of approximately 97%, 77% and 59%, respectively, over the one-, two- and five-year volume-weighted average closing prices of the Common Shares on March 22, 2010.

The Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger), acting upon the unanimous recommendation of a special committee of independent directors, unanimously approved the Merger Agreement and the Merger, and determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the shareholders of Bancinsurance other than (1) the Rollover Shareholders, (2) the affiliates of the Rollover Shareholders and (3) the affiliates of Bancinsurance including its directors and executive officers (collectively, the “Unaffiliated Shareholders”). Accordingly, the Board recommends that you vote FOR adoption of the Merger Agreement and approval of the Merger.

Adoption of the Merger Agreement and approval of the Merger requires (1) the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting and (2) the affirmative vote of the holders of a majority of the outstanding Common Shares that are held by the shareholders of Bancinsurance other than Acquiror and affiliates of Acquiror and that are voted at the Special Meeting (whether in person or by proxy) for or against the adoption of the Merger Agreement and the approval of the Merger.

The attached “Notice of Special Meeting of Shareholders” and “Proxy Statement” explain the proposed Merger and the terms and conditions of the Merger Agreement and provide specific information about the Special Meeting. Please read these materials carefully. In addition, you may obtain information about Bancinsurance from documents that we file with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement filed in connection with the Merger.

If you do not vote to adopt the Merger Agreement and approve the Merger, you will have the right to dissent and seek a determination of the fair cash value of your Common Shares and receive that fair cash value in lieu of the Merger Consideration if the Merger is consummated. To do so, however, you must properly perfect your dissenters’

rights under Ohio law in accordance with the procedures described in the section of the accompanying Proxy Statement entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix C thereto.

Whether or not you plan to attend the Special Meeting, please vote electronically via the Internet or telephonically by following the instructions on the enclosed proxy card or complete, sign, date and promptly return the enclosed proxy card to ensure that your Common Shares will be voted at the Special Meeting. If you submit a valid proxy without indicating how you want to vote, your proxy will be counted as a vote FOR the adoption of the Merger Agreement and approval of the Merger. You may revoke your proxy at any time before it is exercised at the Special Meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to Bancinsurance’s Secretary at our corporate offices before the start of the Special Meeting, submitting a later-dated vote electronically via the Internet or telephonically or by attending the Special Meeting and voting in person. Attending the Special Meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the Special Meeting, you must obtain a ballot and vote in person at the Special Meeting.

On behalf of the Board, I thank you for your support and encourage you to vote FOR adoption of the Merger Agreement and approval of the Merger.

Very truly yours,

Matthew C. Nolan
Secretary

Columbus, Ohio
November 8, 2010

Your vote is important. Please vote electronically via the Internet or telephonically or by completing, signing, dating and promptly returning the enclosed proxy card, whether or not you plan to attend the Special Meeting. Please do not send in any certificates for your Common Shares at this time. If the Merger is approved, you will receive a letter of transmittal and related instructions to exchange your share certificates.

BANCINSURANCE CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 8, 2010

To the Shareholders of Bancinsurance Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of Bancinsurance Corporation, an Ohio corporation (“Bancinsurance”), will be held on Wednesday, December 8, 2010 at 10:00 a.m. local time at our corporate offices located at 250 East Broad Street, 7th Floor, Columbus, Ohio 43215 (the “Special Meeting”) for the following purposes:

1. To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of August 10, 2010 (the “Merger Agreement”), by and among Fenist, LLC, an Ohio limited liability company (“Acquiror”), Fenist Acquisition Sub, Inc., a wholly owned subsidiary of Acquiror and an Ohio corporation (“Acquisition Sub”), and Bancinsurance and approve the merger contemplated thereby. Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger, Acquisition Sub will merge with and into Bancinsurance (the “Merger”), Bancinsurance (as the surviving corporation) will become a wholly owned subsidiary of Acquiror and each common share, without par value (the “Common Shares”), of Bancinsurance (other than Common Shares held by Bancinsurance or its subsidiaries, Acquiror or shareholders that perfect their dissenters’ rights under Ohio law) will be automatically converted into the right to receive $8.50 in cash, without interest (the “Merger Consideration”); and

2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The accompanying Proxy Statement describes the Merger Agreement (a copy of which is attached as Appendix A to the Proxy Statement), the proposed Merger and the actions to be taken in connection with the Merger.

Only shareholders of record at the close of business on November 1, 2010 will receive notice of, and be entitled to vote at, the Special Meeting and any adjournment or postponement thereof.

The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. In addition, adoption of the Merger Agreement and approval of the Merger requires (1) the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting and (2) the affirmative vote of the holders of a majority of the outstanding Common Shares that are held by the shareholders of Bancinsurance other than Acquiror and affiliates of Acquiror and that are voted at the Special Meeting (whether in person or by proxy) for or against the adoption of the Merger Agreement and the approval of the Merger.

It is important that your Common Shares be represented at the Special Meeting regardless of the number of Common Shares you hold. Whether or not you are able to be present in person, please vote electronically via the Internet or telephonically or by completing, signing, dating and promptly returning the enclosed proxy card, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

Shareholders who do not vote in favor of adopting the Merger Agreement and approving the Merger, properly perfect their dissenters’ rights and otherwise comply with the provisions of Section 1701.85 of the Ohio Revised Code, will have the right to dissent and seek a determination of the fair cash value of their Common Shares and receive that fair cash value in lieu of the Merger Consideration, if the Merger is consummated. See the section of the accompanying Proxy Statement entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and the full text of

Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Appendix C thereto, for a description of the procedures that you must follow in order to exercise your dissenters’ rights.

By Order of the Board of Directors,

Matthew C. Nolan
Secretary

Columbus, Ohio
November 8, 2010

BANCINSURANCE CORPORATION

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 8, 2010

The date of this Proxy Statement is November 8, 2010.

INTRODUCTION

Bancinsurance Corporation, an Ohio corporation, is furnishing this proxy statement (this “Proxy Statement”) to holders of its common shares, without par value (the “Common Shares”), in connection with the solicitation of proxies by the Board of Directors of Bancinsurance (the “Board”) for use at the Special Meeting of its shareholders (the “Special Meeting”), to be held at Bancinsurance’s corporate offices located at 250 East Broad Street, 7th Floor, Columbus, Ohio 43215 on Wednesday, December 8, 2010 at 10:00 a.m. local time and at any adjournment or postponement thereof. For purposes of this Proxy Statement and the enclosed proxy card, references to “Bancinsurance,” “the Company,” “we,” “us” and “our” refer to Bancinsurance Corporation.

The Special Meeting has been called to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of August 10, 2010 (the “Merger Agreement”), by and among Fenist, LLC, an Ohio limited liability company (“Acquiror”), Fenist Acquisition Sub, Inc., a wholly owned subsidiary of Acquiror and an Ohio corporation (“Acquisition Sub”), and Bancinsurance and approve the merger contemplated thereby. In the merger, Acquisition Sub will merge with and into Bancinsurance (the “Merger”), Bancinsurance (as the surviving corporation) will become a wholly owned subsidiary of Acquiror and each Common Share outstanding immediately prior to the effective time of the Merger (other than Common Shares held by Bancinsurance or its subsidiaries, Acquiror or shareholders that perfect their dissenters’ rights under Ohio law) will be automatically converted into the right to receive $8.50 in cash, without interest (the “Merger Consideration”).

Acquiror is owned, directly or indirectly, by John S. Sokol, the Chairman of the Board, Chief Executive Officer and President of Bancinsurance, Barbara K. Sokol (John S. Sokol’s mother), Falcon Equity Partners, L.P., an Ohio limited partnership whose only partners are either members of the Sokol family or trusts for their benefit (“Falcon”), Matthew D. Walter, a member of the Board, and certain other shareholders of Bancinsurance (collectively, the “Rollover Shareholders”). Acquiror, Acquisition Sub, John S. Sokol, Barbara K. Sokol, Falcon and Matthew D. Walter are sometimes collectively referred to in this Proxy Statement as the “Acquiror Filing Persons.”

The Rollover Shareholders beneficially own approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting. Pursuant to the terms of certain Contribution and Voting Agreements between the Rollover Shareholders and Acquiror which were effective as of October 14, 2010 (the “Contribution and Voting Agreements”), the Rollover Shareholders have agreed to contribute to Acquiror immediately prior to the Merger all the Common Shares they beneficially own (except for Common Shares that underlie currently exercisable options). Additionally, the Rollover Shareholders have agreed, pursuant to the Contribution and Voting Agreements, to vote all of the outstanding Common Shares that they beneficially own in favor of the proposal to adopt the Merger Agreement and approve the Merger.

The amount of the Merger Consideration was the result of arm’s-length negotiations between the Acquiror Filing Persons and their respective advisors, on the one hand, and a special committee of the Board (the “Special Committee”) and its advisors, on the other hand. Because of the Rollover Shareholders’ relationships with Bancinsurance and their ownership of Acquiror, the Board formed the Special Committee to represent the interests of the shareholders of Bancinsurance other than (1) the Rollover Shareholders, (2) the affiliates of the Rollover Shareholders and (3) the affiliates of Bancinsurance including its directors and executive officers (collectively, the “Unaffiliated Shareholders”).

This Proxy Statement and the accompanying proxy card are first being sent to shareholders of Bancinsurance on or about November 8, 2010.

The proposed Merger has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities authority, nor has the SEC or any state authority passed upon the fairness or merits of the proposed Merger or upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense. Shareholders should rely only on the information contained in or referenced in this Proxy Statement. Bancinsurance has not authorized anyone to provide its shareholders with additional or different information.

TABLE OF APPENDICES

A	Agreement and Plan of Merger
B	Opinion of Raymond James and Associates, Inc.
C	Section 1701.85 of the Ohio Revised Code
D	John S. Sokol and Barbara K. Sokol Contribution and Voting Agreement
E	Form of other Rollover Shareholders Contribution and Voting Agreements

SUMMARY TERM SHEET

The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” immediately following this summary, are intended only to highlight certain information contained elsewhere in this Proxy Statement. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the Merger Agreement, you should carefully read this entire Proxy Statement, all of its Appendices and the documents referenced in this Proxy Statement before voting. For instructions on obtaining more information, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION.” Bancinsurance has included page number references in this summary to direct you to a more complete description of the topics presented in this summary.

The Parties (see page 40)

•	Bancinsurance Corporation

Bancinsurance was founded in 1970 and is incorporated under the laws of the State of Ohio. Bancinsurance is an insurance holding company primarily engaged in the underwriting of specialized property/casualty insurance products through its wholly owned subsidiary, Ohio Indemnity Company (“Ohio Indemnity”). In addition, Bancinsurance’s wholly-owned subsidiary Ultimate Services Agency, LLC is a property/casualty insurance agency. Bancinsurance currently has two reportable business segments: property/casualty insurance and insurance agency. Bancinsurance’s principal sources of revenue are premiums and ceded commissions for insurance policies and income generated from its investment portfolio. As of November 1, 2010, Bancinsurance had 32 full-time employees. The Common Shares are currently registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and dually quoted on the OTC Bulletin Board and in the “pink sheets” in the over-the-counter market under the symbol “BCIS.” Bancinsurance has not conducted an underwritten public offering of its Common Shares during the past three years.

The mailing address and telephone number of Bancinsurance’s principal executive offices are 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

•	Fenist, LLC

Acquiror, an Ohio limited liability company, was organized solely in anticipation of the Merger. The Rollover Shareholders collectively beneficially own all of Acquiror’s outstanding equity interests and, pursuant to the Contribution and Voting Agreements, will contribute to Acquiror immediately prior to the Merger all the Common Shares they beneficially own (except for Common Shares that underlie currently exercisable options). John S. Sokol is the sole managing member of Acquiror. Upon completion of the Merger, Bancinsurance will be a wholly owned subsidiary of Acquiror. Acquiror has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement and the Contribution and Voting Agreements.

The mailing address and telephone number of Acquiror’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

•	Fenist Acquisition Sub, Inc.

Acquisition Sub, an Ohio corporation, was incorporated solely for the purpose of entering into the Merger Agreement and consummating the Merger. Upon completion of the Merger, Acquisition Sub will cease to exist. Acquisition Sub has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement.

The mailing address and telephone number of Acquisition Sub’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

•	John S. Sokol

Mr. Sokol is the Chairman of the Board, Chief Executive Officer and President of Bancinsurance and the sole managing member of Acquiror. Mr. Sokol is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares he beneficially owns (except for 380,000 Common Shares that underlie currently exercisable stock options) pursuant to a Contribution and Voting Agreement. Because both Mr. Sokol and Acquiror share voting power of the Common Shares owned by the Rollover Shareholders pursuant to the Contribution and Voting Agreements, Mr. Sokol is deemed to currently beneficially own 3,866,996 Common Shares, or approximately 69.4% of the outstanding Common Shares (including the 380,000 Common Shares that underlie currently exercisable stock options). Prior to the Rollover Shareholders entering into the Contribution and Voting Agreements, Mr. Sokol beneficially owned 2,493,873 Common Shares, including (1) 380,000 Common Shares that underlie currently exercisable stock options, (2) 52,965 restricted Common Shares, (3) 244,661 Common Shares owned by Mr. Sokol individually through a broker, (4) 66,247 Common Shares held by Mr. Sokol as custodian for his minor children and (5) 1,750,000 Common Shares beneficially owned by Mr. Sokol as the sole managing general partner and a general partner of Falcon. As the sole managing general partner of Falcon, Mr. Sokol has sole dispositive power over the Common Shares held of record by Falcon. As one of the two general partners of Falcon, Mr. Sokol shares with Barbara K. Sokol voting power over the Common Shares held of record by Falcon.

The mailing address and telephone number of Mr. Sokol’s principal executive offices are 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

•	Barbara K. Sokol

Mrs. Sokol, the mother of John S. Sokol, is the sole trustee and beneficiary of the Family Trust of the Si Sokol Trust and a general partner of Falcon. Mrs. Sokol is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares she beneficially owns pursuant to a Contribution and Voting Agreement. Mrs. Sokol currently beneficially owns 2,397,068 Common Shares, or approximately 46.2% of the outstanding Common Shares. 466,272 of these Common Shares are owned of record or through a broker by Mrs. Sokol individually. 180,796 of these Common Shares are held by the Family Trust of the Si Sokol Trust, of which Mrs. Sokol is the sole trustee and beneficiary and exercises all rights with respect to such Common Shares. 1,750,000 of these Common Shares are beneficially owned by Mrs. Sokol as a general partner of Falcon. As one of the two general partners of Falcon, Mrs. Sokol shares with John S. Sokol voting power over the Common Shares held of record by Falcon.

The mailing address and telephone number of Mrs. Sokol’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

•	Falcon Equity Partners, L.P.

Falcon is an Ohio limited partnership whose only partners are either members of the Si Sokol family or trusts for their benefit. Falcon is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares it beneficially owns pursuant to a Contribution and Voting Agreement. Falcon currently beneficially owns 1,750,000 Common Shares, or approximately 33.7% of the outstanding Common Shares. John S. Sokol and Barbara K. Sokol share voting power over the Common Shares beneficially owned by Falcon. As the managing general partner of Falcon, Mr. Sokol has sole dispositive power over the Common Shares beneficially owned by Falcon.

The mailing address and telephone number of Falcon’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

•	Matthew D. Walter

Mr. Walter is a member of the Board. Mr. Walter is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares he beneficially owns (except for 14,000 Common Shares that underlie currently exercisable stock options) pursuant to a Contribution and Voting Agreement. Mr. Walter currently beneficially owns 296,411 Common Shares, or approximately 5.7% of the outstanding Common Shares (including the 14,000 Common Shares that underlie currently exercisable stock options).

The mailing address and telephone number of Mr. Walter’s principal executive offices are c/o Talisman Capital Partners, 330 West Spring Street, Columbus, Ohio 43215 and (614) 857-5000.

Required Vote (see page 39)

The Merger Agreement must be adopted, and the Merger must be approved, by (1) the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting (the “General Shareholder Approval”) and (2) the affirmative vote of the holders of a majority of the outstanding Common Shares that are held by the shareholders of Bancinsurance other than Acquiror and affiliates of Acquiror and that are voted at the Special Meeting (whether in person or by proxy) for or against the adoption of the Merger Agreement and the approval of the Merger (the “Special Shareholder Approval”).

The Rollover Shareholders collectively beneficially own 3,486,996 Common Shares, or approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting, and each has entered into a Contribution and Voting Agreement with Acquiror, whereby each Rollover Shareholder has agreed to vote all the Common Shares that it beneficially owns in favor of the Merger Agreement and the Merger. Accordingly, satisfaction of the General Shareholder Approval requirement is assured.

The Merger Consideration (see page 46)

Under the terms of the Merger Agreement, at the effective time of the Merger, each Common Share (other than Common Shares held by Bancinsurance or its subsidiaries, Acquiror or shareholders that perfect their dissenters’ rights under Ohio law) will be canceled and cease to exist and automatically converted into the right to receive $8.50 in cash, without interest.

The Merger Consideration of $8.50 per Common Share represents a 70% premium over the $5.00 per share closing price on March 22, 2010 (the last trading day before John S. Sokol’s initial proposal to take Bancinsurance private for $6.00 per share was publicly disclosed), a premium of approximately 17% over the closing price of the Common Shares on August 9, 2010 (the last trading day before the date when the Board approved the Merger), and premiums of approximately 97%, 77% and 59%, respectively, over the one-, two- and five-year volume-weighted average closing prices of the Common Shares on March 22, 2010.

Treatment of Options and Restricted Common Shares (see page 46)

Before the effective time of the Merger, Bancinsurance will (1) cause all options to purchase Common Shares (including options held by John S. Sokol and Matthew D. Walter), whether or not exercisable or vested, to be canceled automatically and converted into the right to receive an amount in cash per option equal to the excess of the Merger Consideration over the per share exercise price of the option and (2) pay such amount to the holders of the options.

Except for the restricted Common Shares currently owned by John S. Sokol, at the effective time of the Merger, each outstanding unvested restricted Common Share will vest and no longer be subject to restrictions, be canceled and cease to exist and be automatically converted into the right to receive the Merger Consideration in cash, without interest. Immediately prior to the Merger, John S. Sokol will contribute to Acquiror all 52,965 restricted Common Shares he beneficially owns pursuant to a Contribution and Voting Agreement and, at the effective time of the Merger, those Common Shares will vest and no longer be subject to restrictions but will not be converted into the right to receive Merger Consideration.

Interests of Certain Persons in the Merger (see page 33)

Rollover Shareholders

Because John S. Sokol is the Chairman of the Board, Chief Executive Officer and President of Bancinsurance, Matthew D. Walter is a member of the Board and the Rollover Shareholders own Acquiror, the Rollover Shareholders have interests in the Merger that are different from, and in addition to, the interests of the Unaffiliated Shareholders.

Directors and Executive Officers of Bancinsurance

Some of the directors and executive officers of Bancinsurance may have interests in the Merger that are different from, or in addition to, the interests of the Unaffiliated Shareholders. These interests include:

•	all the options to purchase Common Shares held by the directors and executive officers of Bancinsurance (including the options held by John S. Sokol and Matthew D. Walter) will be canceled and converted into the right to receive an amount in cash as described in the section entitled “THE MERGER AGREEMENT — Treatment of Common Shares and Equity Awards”;

•	all the restricted Common Shares held by the executive officers of Bancinsurance will vest and no longer be subject to restrictions, be canceled and cease to exist and be automatically converted into the right to receive the Merger Consideration in cash, without interest, as described in the section entitled “THE MERGER AGREEMENT — Treatment of Common Shares and Equity Awards”;

•	the directors and officers of Bancinsurance will be entitled to continued indemnification from Bancinsurance and director and officer liability insurance coverage for a period of six years from the effective time of the Merger;

•	each member of the Special Committee receives a $500 cash payment for each meeting of the Special Committee he attends (either telephonically or in person) and the chairman of the Special Committee received a one-time $5,000 cash retainer for his services;

•	certain of the executive officers of Bancinsurance and its subsidiaries immediately prior to the Merger will serve as executive officers of Acquiror, Bancinsurance and/or its subsidiaries following completion of the Merger; and

•	certain of the directors and executive officers of Bancinsurance and/or its subsidiaries will be appointed to serve on the board of directors of Acquiror, Bancinsurance and/or its subsidiaries following completion of the Merger.

Procedures for Exchange of Common Shares for Merger Consideration (see page 47)

Promptly after the effective time of the Merger, Acquiror or the Exchange Agent (as defined below) will mail a transmittal letter to each record holder of Common Shares as of the effective time of the Merger containing instructions with respect to how to exchange certificates representing Common Shares and uncertificated Common Shares for the Merger Consideration. Holders of Common Shares must wait until they receive such instructions to exchange their certificates representing Common Shares and uncertificated Common Shares for the Merger Consideration. Such holders will need to review carefully and complete such materials and return them as instructed along with their certificates representing Common Shares and uncertificated Common Shares. Holders of Common Shares should not attempt to surrender any certificates representing Common Shares or uncertificated Common Shares until they receive these instructions. If your shares are held in “street name” by your bank or broker, you will not receive a letter of transmittal, but will receive instructions from your bank or broker as to how to receive the Merger Consideration in exchange for your Common Shares through your bank or broker.

Do not attempt to surrender any certificates representing Common Shares or uncertificated Common Shares until you receive a letter of transmittal from Acquiror or the Exchange Agent or a communication from your bank or broker containing instructions for surrendering your certificates representing Common Shares and uncertificated Common Shares.

The Special Committee (see page 16)

The Board formed the Special Committee of independent directors to represent the interests of the Unaffiliated Shareholders in connection with the Merger. The members of the Special Committee are Douglas G. Borror, Daniel D. Harkins and Stephen P. Close. Mr. Borror is the chairman of the Special Committee. The members of the Special Committee are not employees or directors of Acquiror or Acquisition Sub and are not employees of Bancinsurance. No member of the Special Committee has any commercial relationship with Acquiror, Acquisition Sub or the Rollover Shareholders. For more information, please see the sections entitled “SPECIAL FACTORS — Background,” “— Recommendation of the Special Committee and the Board,” and “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board.”

Recommendation of the Special Committee and the Board (see page 16)

The Special Committee unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommended to the Board that it approve the Merger Agreement and the Merger and recommend that you adopt the Merger Agreement and approve the Merger.

The Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger), acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the Merger and determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders.

The Board recommends that you vote FOR adoption of the Merger Agreement and approval of the Merger.

Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board (see page 16)

The Special Committee and the Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger) believe the Merger is both substantively and procedurally fair to, and in the best interests of, the Unaffiliated Shareholders because, among other things:

•	the Merger Consideration of $8.50 per Common Share represents a 70% premium over the $5.00 per share closing price on March 22, 2010 (the last trading day before John S. Sokol’s initial proposal to take Bancinsurance private for $6.00 per share was publicly disclosed), a premium of approximately 17% over the closing price of the Common Shares on August 9, 2010 (the last trading day before the date when the Board approved the Merger), and premiums of approximately 97%, 77% and 59%, respectively, over the one-, two- and five-year volume-weighted average closing prices of the Common Shares on March 22, 2010;

•	the structure of the Merger as an all-cash transaction will allow the Unaffiliated Shareholders to immediately realize certain and fair value, in cash, rather than remain as holders of shares in a thinly traded company;

•	the opinion of Raymond James that, as of August 10, 2010 and based upon and subject to the assumptions, qualifications and limitations described in its opinion, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Shareholders;

•	the Special Committee consisted entirely of independent directors appointed by the Board to represent the interests of the Unaffiliated Shareholders in connection with the Merger;

•	the Special Committee retained and was advised by its own independent legal counsel;

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and the Merger Consideration which resulted in the offer price of the Rollover Shareholders increasing from $6.00 per share to $8.50 per share; and

•	holders of the Common Shares that do not vote in favor of the adoption of the Merger Agreement and approval of the Merger or otherwise waive their dissenters’ rights will have the right under Ohio law to dissent and seek a determination of the fair cash value of their Common Shares and receive that fair cash value in lieu of the Merger Consideration.

Position of the Acquiror Filing Persons as to the Fairness of the Merger (see page 20)

The Acquiror Filing Persons believe that the Merger is substantively and procedurally fair to the Unaffiliated Shareholders. This position is based on the factors described under “SPECIAL FACTORS—Position of the Acquiror Filing Persons as to the Fairness of the Merger.”

Financing of the Merger (see page 35)

Acquiror estimates that the aggregate amount of financing necessary to complete the Merger and pay related fees and expenses is approximately $18 million. This amount is expected to be funded with a combination of cash of the Rollover Shareholders, debt financing under the credit facilities described below and cash of Bancinsurance.

Contribution and Voting Agreements (see page 36)

On October 14, 2010, each Rollover Shareholder entered into a Contribution and Voting Agreement with Acquiror. A copy of the Contribution and Voting Agreement entered into by John S. Sokol, Barbara K. Sokol, Falcon and trustees of certain trusts and custodians of certain custodial accounts, the beneficial owners of which are John S. Sokol and/or Barbara K. Sokol, is included with this Proxy Statement as Appendix D. The form of the Contribution and Voting Agreement entered into by each of the other Rollover Shareholders is included with this Proxy Statement as Appendix E. Under the Contribution and Voting Agreements, the Rollover Shareholders have agreed to: (1) vote the Common Shares beneficially owned by each of them in favor of adopting the Merger Agreement and approving the Merger and (2) contribute to Acquiror immediately prior to the Merger the 3,486,996 Common Shares collectively beneficially owned by them (excluding Common Shares that underlie currently exercisable stock options).

Certain Federal Income Tax Consequences (see page 36)

Your receipt of the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may be a taxable transaction for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, you generally will recognize capital gain or loss measured by the difference between the amount of cash you receive in the Merger and your adjusted tax basis in the Common Shares exchanged for the Merger Consideration. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under state, local or foreign laws.

Conditions to the Merger (see page 49)

The consummation of the Merger is subject to various conditions, including:

•	The General Shareholder Approval and the Special Shareholder Approval;

•	the absence of (1) any order, injunction, judgment, decree, ruling or other similar requirement of any governmental authority that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger and (2) the adoption of any law that makes the consummation of the Merger illegal or otherwise prohibited;

•	all necessary governmental notices, consents or orders must have been provided, made or obtained and be in full force and effect;

•	the accuracy, in all material respects as of the closing date of the Merger, of the representations and warranties of the parties to the Merger Agreement;

•	the performance, in all material respects, by the parties to the Merger Agreement of their respective obligations thereunder;

•	the cancelation of each unexpired and unexercised option to purchase Common Shares and the payment by Bancinsurance of the consideration to the holders thereof in connection therewith shall have been completed;

•	the receipt by Acquisition Sub of gross proceeds of at least $15 million on the terms and conditions set forth in the commitment letter it received from Fifth Third Bank or upon terms that are at least as favorable to Acquisition Sub as those set forth in the commitment letter;

•	the absence of any fact, event, change, development or set of circumstances that has had, individually or in the aggregate, a material adverse effect on Bancinsurance;

•	the absence of any suit, claim or proceeding by any governmental authority (1) seeking to restrain or prohibit the ownership or operation of Bancinsurance and its subsidiaries or Acquiror and its subsidiaries by Acquiror or its affiliates, (2) compelling Acquiror to dispose of, license or hold separate all or any material portion of the business, assets or products of Bancinsurance and its subsidiaries or Acquiror and its subsidiaries, (3) seeking to impose material limitations on the ability of Acquiror to acquire, hold or exercise full rights of ownership of Common Shares or any common shares of Bancinsurance, as the surviving corporation after the Merger, or (4) seeking to require divestiture by Acquiror, Acquisition Sub, or any of Acquiror’s affiliates of any equity interests; and

•	the absence of any order, injunction, judgment, decree or ruling of any governmental authority that could reasonably be expected to result in any of the effects referred to in (1) through (4) of the immediately preceding bullet point.

No Solicitation (see page 52)

Subject to the exceptions discussed below in the section entitled “THE MERGER AGREEMENT—No Solicitation,” Bancinsurance has agreed that neither it nor its subsidiaries will:

•	directly or indirectly take any action to facilitate or encourage the submission of any acquisition proposal (as such term is defined in the Merger Agreement) or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal;

•	directly or indirectly conduct or engage in any discussions or negotiations regarding, furnish any person any information with respect to, or afford access to any person to, the business, properties, assets, books or records of Bancinsurance or any of its subsidiaries with respect to, or otherwise cooperate in any way, or assist, participate in, facilitate or encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Bancinsurance or any of its subsidiaries;

•	approve any transaction, or any third party becoming an “interested shareholder,” under Chapter 1704 of the Ohio Revised Code;

•	enter into any agreement relating to any acquisition proposal or requiring Bancinsurance to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder; or

•	resolve, propose or agree to do any of the foregoing.

Termination of the Merger Agreement (see page 53)

The Merger Agreement may be terminated before the Merger is consummated, whether before or after approval by Bancinsurance’s shareholders, by mutual written agreement of Acquiror and Bancinsurance. It may also be terminated if certain events occur. The Merger Agreement may be terminated:

•	by either Bancinsurance or Acquiror if:

•	the Merger has not been consummated on or before May 10, 2011, subject to Acquiror’s limited right to extend such date until August 10, 2011;

•	Bancinsurance’s shareholders fail to adopt the Merger Agreement and approve the Merger; or

•	any governmental authority of competent jurisdiction issues an order, decree, injunction or ruling, or takes any other action, permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, injunction, ruling or other action becomes final and nonappealable, or if any applicable law is adopted that makes the consummation of the Merger illegal or otherwise prohibited;

•	by Acquiror if:

•	the Special Committee or the Board (1) changes its recommendation with respect to the Merger in favor of a superior proposal (as defined in the Merger Agreement) or (2) adopts an alternative acquisition proposal;

•	Bancinsurance or any of its representatives materially breaches any of its obligations described above under “— No Solicitation”; or

•	Bancinsurance fails to cure within the applicable cure period set forth in the Merger Agreement (1) any material breach of any of its covenants or agreements under the Merger Agreement not caused by the actions of John S. Sokol in his capacity as an executive officer of Bancinsurance or (2) any inaccuracy of any of its representations or warranties under the Merger Agreement that causes any of the conditions to Acquiror’s obligations to effect the Merger to not be satisfied as of the time of such breach or as of the time such representations and warranties becomes inaccurate;

•	by Bancinsurance if:

•	Acquiror or Acquisition Sub fails to cure within the applicable cure period set forth in the Merger Agreement (1) any material breach of any of their respective covenants or agreements under the Merger Agreement or (2) any material inaccuracy in any of their respective representations and warranties under the Merger Agreement; or

•	Bancinsurance provides written notice to Acquiror in connection with entering into a definitive agreement to effect a superior proposal in accordance with the requirements set forth in the Merger Agreement.

Expenses of the Merger (see page 54)

Each party to the Merger will bear its own expenses, including, without limitation, financial advisor fees, legal fees, financing commitment fees, and printing and filing fees, incurred in connection with their respective obligations under the Merger Agreement. However, under certain circumstances a party may be required to reimburse the other for the expenses and costs it incurs in connection with the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q.	When and where is the Special Meeting?

A.	The Special Meeting to vote on the Merger will be held at Bancinsurance’s corporate offices located at 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, on Wednesday, December 8, 2010 at 10:00 a.m. local time.

Q.	What matters will be considered and voted on at the Special Meeting?

A.	At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger.

Q.	What will I receive in the Merger?

A.	For each Common Share owned, the Unaffiliated Shareholders and the other shareholders of Bancinsurance who are not Rollover Shareholders (collectively, the “Non-Rollover Shareholders”) will receive $8.50 in cash, without interest.

Q.	How does the Board of Directors recommend that I vote on the merger proposal?

A.	After careful consideration, the Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger) unanimously recommends that you vote FOR the adoption of the Merger Agreement and approval of the Merger. See the sections entitled “SPECIAL FACTORS — Recommendation of the Special Committee and the Board” and “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board.”

Q.	How many Common Shares must be present to hold the Special Meeting?

A.	The presence, either in person or by proxy, of a majority of the outstanding Common Shares entitled to vote at the Special Meeting (2,595,893 Common Shares) is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Q.	What vote is required to approve the Merger?

A.	The adoption of the Merger Agreement and approval of the Merger requires (1) the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting (the “General Shareholder Approval”), and (2) the affirmative vote of the holders of a majority of the outstanding Common Shares that are held by the shareholders of Bancinsurance other than Acquiror and affiliates of Acquiror and that are voted at the Special Meeting (whether in person or by proxy) for or against the adoption of the Merger Agreement and the approval of the Merger (the “Special Shareholder Approval”). The Rollover Shareholders collectively beneficially own approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting and have agreed, pursuant to the Contribution and Voting Agreements, to vote all the Common Shares they beneficially own in favor of adopting the Merger Agreement and approving the Merger. Accordingly, satisfaction of the General Shareholder Approval requirement is assured.

Q.	What do I need to do now?

A.	Please vote electronically via the Internet or telephonically by following the instructions on the enclosed proxy card or complete, sign, date and promptly return the enclosed proxy card to ensure that your Common Shares will be voted at the Special Meeting.

Q.	What rights do I have if I oppose the Merger?

A.	Shareholders who oppose the Merger may dissent and seek a determination of the fair cash value of their Common Shares and receive that fair cash value in lieu of the Merger Consideration, but only if they comply with the procedures explained in the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix C to this Proxy Statement.

Q.	Who can vote on the Merger?

A.	All shareholders of record as of the close of business on November 1, 2010 will be entitled to notice of, and to vote at, the Special Meeting.

Q.	How do the directors and executive officers of Bancinsurance intend to vote?

A.	Each of the directors and executive officers of Bancinsurance has advised us that he or she currently plans to vote all of his or her Common Shares, and the Common Shares held by any of his or her affiliates over which he or she exercises voting control, in favor of the adoption of the Merger Agreement and approval of the Merger. John S. Sokol and Matthew D. Walter have entered into Contribution and Voting Agreements and are therefore contractually obligated to vote all of their Common Shares, and the Common Shares held by any of their affiliates over which they exercise voting control, in favor of the adoption of the Merger Agreement and approval of the Merger.

Q.	If I am in favor of the Merger, should I send my share certificates now?

A.	No. If the Merger is consummated, Acquiror or the Exchange Agent will send you a transmittal form and written instructions for exchanging your share certificates.

Q.	If my Common Shares are held in “street name” by my bank or broker, will my bank or broker vote my Common Shares for me?

A.	Your bank or broker will vote your Common Shares ONLY if you instruct your bank or broker on how to vote. You should follow the voting instructions provided by your bank or broker regarding how to vote your Common Shares.

Q.	May I change my vote after I have submitted a proxy?

Yes, you may change your vote after you have submitted a proxy by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to Bancinsurance’s Secretary at our corporate offices before the start of the Special Meeting, submitting a later-dated vote electronically via the Internet or telephonically or attending the Special Meeting and voting in person. Attending the Special Meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the Special Meeting, you must obtain a ballot and vote in person at the Special Meeting.

Q.	When is the Merger expected to be completed?

A.	Bancinsurance is working toward completing the Merger as quickly as possible and currently expects that the Merger will be completed in the fourth quarter of 2010. If the Merger Agreement is adopted and the Merger is approved, Bancinsurance expects the closing will occur within two business days following the satisfaction or waiver of all of the conditions to the Merger contained in the Merger Agreement.

Q.	What are the U.S. federal income tax consequences of the Merger to me?

A.	The cash you receive for your Common Shares generally will be taxable for U.S. federal income tax purposes to the extent the cash received exceeds your adjusted tax basis in your Common Shares. For more detailed information regarding the U.S. federal income tax consequences to shareholders, see the section entitled “SPECIAL FACTORS — Federal Income Tax Consequences of the Merger.”

Q.	Who can answer my questions?

A.	If you have questions about the Merger or would like additional copies of this Proxy Statement, you should contact Bancinsurance Corporation, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attn: Matthew C. Nolan, Secretary, or by phone at (614) 220-5200.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this Proxy Statement contain forward-looking statements, which convey our plans, beliefs and current expectations with respect to, among other things, future events, including the Merger, and our financial performance. Bancinsurance often identifies these forward-looking statements by the use of words such as “believe,” “expect,” “continue,” “may,” “will,” “could,” “would,” “potential,” “anticipate,” “estimate,” “project,” “plan,” “intend” or similar words and expressions, but the absence of these words does not necessarily mean that a statement is not forward-looking.

You are cautioned not to place undue reliance on such forward-looking statements and that such forward-looking statements are not guarantees of future performance. The forward-looking statements included in this Proxy Statement and any expectations based on such forward-looking statements are subject to risks and uncertainties and other important factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Moreover, Bancinsurance operates in a continually changing business environment, and new risks and uncertainties emerge from time to time. Bancinsurance cannot predict these new risks or uncertainties, nor can it assess the impact, if any, that such risks or uncertainties may have on Bancinsurance’s business or the extent to which any factor, or combination of factors, may cause actual results to differ from those projected in any forward-looking statement.

The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement, and Bancinsurance undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Bancinsurance will, where relevant and if required by applicable law, (1) update such information through a supplement to this Proxy Statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the Merger, in each case, to the extent necessary.

Risks and uncertainties that may cause actual results to differ from those contemplated by the forward-looking statements contained in this Proxy Statement include, without limitation, the risk that Bancinsurance’s shareholders do not adopt the Merger Agreement and approve the Merger and the risk that the Merger is not consummated for other reasons, diversion of management attention from the operations of the business as a result of preparations for the proposed Merger, the transaction-related expenses that are expected to be incurred regardless of whether the Merger is consummated, economic factors impacting Bancinsurance’s specialty insurance products, concentration in specialty insurance products, customer concentration, geographic concentration, reinsurance risk, possible inadequacy of loss reserves, ability to accurately price the risks Bancinsurance underwrites, reliance on general agents and major customers, general agents may exceed their authority, risk of fraud or negligence with Bancinsurance’s insurance agents, importance of industry ratings, importance of treasury listing, changes in laws and regulations, dependence on Bancinsurance’s insurance subsidiary to meet Bancinsurance’s obligations, severe weather conditions and other catastrophes, adverse securities market conditions, changes in interest rates, the current credit markets, default on debt covenants, dependence on key executives, reliance on information technology and telecommunication systems, changes in the business tactics or strategies of Bancinsurance, the controlling interest of the Sokol family, and litigation, any one of which might materially affect our financial condition, results of operations and/or liquidity. The risks and uncertainties identified in this Proxy Statement are not intended to represent an exhaustive list of the risks and uncertainties associated with Bancinsurance’s business or relating to the Merger and should be read in conjunction with the other information in this Proxy Statement and Bancinsurance’s other filings with the SEC.

SPECIAL FACTORS

Background

On February 18, 2008, we received an unsolicited, preliminary, non-binding letter of interest from Daniel J. Clark, one of the Rollover Shareholders. The letter expressed interest in exploring the possibility of a transaction with John S. Sokol, our Chairman of the Board, Chief Executive Officer and President, to acquire Bancinsurance. At a meeting of a committee of the Board on February 21, 2008, the directors discussed this letter, with the advice of our counsel, Vorys, Sater, Seymour and Pease LLP (“Vorys”). Mr. Sokol was present at this meeting. On April 30, 2008, counsel to Mr. Clark contacted Vorys to discuss the February 18, 2008 letter from Mr. Clark. These discussions did not result in a definitive proposal from Mr. Clark, and, following the April 30 discussion, Mr. Clark did not pursue the proposal further at that time.

On January 22, 2009, counsel to Edward F. Feighan, another of the Rollover Shareholders, contacted Vorys and indicated that Mr. Feighan and Charles Hamm, another of the Rollover Shareholders, were interested in discussing with John S. Sokol, Barbara K. Sokol, James K. Sokol, Carla A. Sokol and Falcon (collectively, the “Sokol Holders”) a joint offer to acquire Bancinsurance, and that Messrs. Feighan and Hamm desired to request the Board’s approval, solely for purposes of Chapter 1704 of the Ohio Revised Code (the “Merger Moratorium Statute”), to engage in such discussions and to present an offer to acquire Bancinsurance. In general, the Merger Moratorium Statute prohibits for three years certain types of business combination transactions between an Ohio public corporation and an “interested shareholder” unless, prior to the time the person becomes an interested shareholder, the directors of the corporation have approved either the transaction itself or the purchase of shares which resulted in the person becoming an interested shareholder.

On February 2, 2009, we received from Mr. Feighan a letter formally requesting this Merger Moratorium Statute approval, and at a meeting of the Board on February 3, 2009, the Board gave this approval. At this meeting, Vorys advised the Board concerning the Merger Moratorium Statute and the Board’s fiduciary duties. John S. Sokol abstained from, and was not present during, all deliberations and determinations concerning these matters.

On March 4, 2009, we received from Mr. Feighan a preliminary, non-binding letter of interest regarding the possibility of an acquisition of Bancinsurance by Messrs. Feighan and Hamm, the Sokol Holders and other investors to be determined. At the invitation of the Board, Mr. Feighan attended a meeting of the Board on March 4, 2009 and provided further information concerning this letter. At this meeting, Vorys advised the Board that, depending on the specific circumstances as they developed in connection with an offer that might be presented, it could be advisable at an appropriate point in time for the Board to consider the establishment of a special committee of independent directors, advised by independent legal counsel, to assess and respond to the offer. Mr. Feighan departed the meeting prior to any deliberations and determinations concerning these matters. John S. Sokol abstained from, and was not present during, all deliberations and determinations concerning these matters.

At a meeting of the Board on March 9, 2009, the Board discussed further the March 4, 2009 letter from Mr. Feighan. With the advice of Vorys, the Board again discussed the advisability of establishing a special committee of independent directors. In light of the status of the then-pending SEC investigation, the Board determined that it would be premature at that time to consider any further proposal from Mr. Feighan or to establish a special committee of independent directors. John S. Sokol was not present at this meeting.

At a meeting of the Board on May 18, 2009, the Board again considered the Feighan letter, in light of developments in the then-pending SEC investigation. With the advice of Vorys, the Board discussed preliminary aspects of a possible transaction and again discussed the establishment of a special committee of independent directors to consider and negotiate a possible transaction. The Board evaluated each director’s independence with respect to the possible transaction and confirmed that there were no material interests or relationships between the directors and the potential purchasers, other than the directors’ service on the Board and ownership of Common Shares, and other than the interests and involvement of John S. Sokol as one of the potential purchasers. The Board postponed further consideration of a possible transaction and the establishment of a special committee to allow a fuller review of the implications for the SEC investigation of such actions. John S. Sokol was not present at this meeting.

At a meeting of the Board on May 27, 2009, the Board again considered the Feighan letter. At the invitation of the Board, our special counsel in the SEC investigation was present at this meeting to advise the Board concerning the implications for the SEC investigation of a possible transaction and the establishment of a special committee. At this meeting, and with the advice of Vorys, the Board established a special committee of independent directors, comprised of Matthew D. Walter (chairman), Douglas G. Borror and Daniel D. Harkins (the “Initial Special Committee”), and authorized the Initial Special Committee to consider and negotiate the possible transaction or any alternative transaction, determine whether any such transaction is advisable and is fair to, and in the best interests of Bancinsurance and its shareholders, recommend to the Board approval or disapproval of the possible transaction or any alternative transaction, and take certain other related actions, including engaging independent legal and financial advisors. John S. Sokol was not present at this meeting.

On June 22, 2009, the Initial Special Committee engaged Porter Wright Morris & Arthur, LLP (“Porter Wright”) to serve as its independent legal counsel.

At a meeting of the Initial Special Committee on July 1, 2009, Porter Wright discussed with the members of the Initial Special Committee their fiduciary duties and the typical timeline for a going private transaction involving an offer to acquire a company by management or a controlling shareholder. After consideration of the status and impact of the SEC investigation, the Initial Special Committee concluded that pursuing a going private transaction at that time would further distract management from strengthening our business and was not in the best interests of the shareholders. The Initial Special Committee decided to take no further action until final resolution of the SEC investigation.

On November 16, 2009, the SEC filed, and on November 25, 2009 the United States District Court for the District of Columbia approved, settled enforcement actions against Bancinsurance and John S. Sokol that resolved the SEC investigation with respect to them. On February 3, 2010, Bancinsurance was informed that the staff of the SEC had completed its investigation as to the Chief Financial Officer and the Vice President of Specialty Products and did not intend to recommend to the SEC any enforcement action against either officer. At a meeting on February 3, 2010, Porter Wright gave a presentation to the Board regarding what a going private transaction typically entails and the various methods that can be utilized to accomplish such a transaction.

On March 1, 2010, the Board received an unsolicited, preliminary, non-binding letter of interest from John S. Sokol indicating that Mr. Sokol and the other Sokol Holders, were interested in discussing with Daniel J. Clark, Edward F. Feighan and Joseph E. LoConti, a joint offer to acquire Bancinsurance. Mr. Sokol’s letter sought the Board’s approval to enter such discussions and submit an offer to acquire Bancinsurance in order to comply with the Merger Moratorium Statute.

By letter dated March 3, 2010, Mr. Sokol revised the list of prospective purchasers with whom the Sokol Holders sought approval to discuss an acquisition proposal to include Brook Smith, Charles Hamm, and Matthew D. Walter, a member of the Board and chairman of the Initial Special Committee.

On March 15, 2010, after discussion with Porter Wright, the Board approved the discussions between the Sokol Holders and the additional prospective purchasers identified by Mr. Sokol and the submission of a joint offer to acquire Bancinsurance. Matthew D. Walter was not present at this meeting. John S. Sokol abstained from, and was not present during, all deliberations and determinations concerning these matters. The Board next appointed a new special committee of independent directors and authorized it to consider and negotiate the possible transaction or any alternative transaction, determine whether any such transaction is advisable and is fair to, and in the best interests of Bancinsurance and its shareholders, recommend to the Board approval or disapproval of the possible transaction or any alternative transaction, and take certain other related actions, including engaging independent legal and financial advisors. The Board named Douglas G. Borror (chairman), Daniel D. Harkins and Stephen P. Close as the members of the new special committee (the “Special Committee”).

By letter dated March 22, 2010, Mr. Sokol submitted to the Board a non-binding offer to acquire all the outstanding Common Shares for $6.00 per share by a group of investors consisting of John S. Sokol, the other Sokol Holders, Daniel J. Clark, Joseph E. LoConti, Edward F. Feighan, Charles Hamm and Matthew D. Walter (collectively the “Investor Group”), who beneficially owned in the aggregate approximately 74% of the outstanding Common Shares (including Common Shares underlying exercisable options then held by Messrs. Sokol and Walter). The letter stated that the Investor Group’s offer would expire on April 22, 2010, and was conditioned on numerous requirements, including the execution of a merger agreement among Bancinsurance, Acquiror (a limited liability company that was yet to be formed by the Investor Group) and Acquisition Sub (a corporation that was yet to be formed by Acquiror), and approval of the transaction by the Special Committee, the Board and the shareholders. The Investor Group further informed the Board that it would not consider any strategic transactions other than acquiring the publicly held Common Shares.

On March 23, 2010, the Investor Group filed a Schedule 13D with the SEC announcing its proposal to acquire the outstanding Common Shares, and Bancinsurance filed a Current Report on Form 8-K announcing that it was in receipt of the proposal and had formed the Special Committee to review and evaluate the proposal.

On March 26, 2010, the Special Committee met to review the Investor Group’s offer. The Special Committee re-engaged Porter Wright as its legal advisor and discussed the offer letter, dated March 22, 2010, a typical timeline for a going private transaction, the Special Committee’s fiduciary obligations and the retention of a financial advisor to evaluate the Investor Group’s offer and provide a fairness opinion. The Special Committee requested that Porter

Wright identify potential financial advisors with experience in the insurance industry and invite them to make presentations. The Special Committee informed the Investor Group of its plan to obtain a financial advisor by letter dated March 29, 2010.

Over the following weeks, the Special Committee considered and met with four investment banks to serve as its financial advisor. On April 20, 2010, at a meeting of the Special Committee, the Special Committee decided to engage Raymond James & Associates, Inc. (“Raymond James”) as the Special Committee’s exclusive financial advisor, subject to negotiation of an acceptable engagement agreement. The engagement agreement was executed on April 29, 2010. Upon its engagement, Raymond James began its financial analysis of Bancinsurance.

By letter dated April 21, 2010, Mr. Sokol, on behalf of the Investor Group, informed the Board that the Investor Group’s offer to acquire Bancinsurance would remain open until otherwise determined by the Investor Group and therefore would not expire at the original April 22, 2010 deadline.

On May 7, 2010, the Special Committee held a meeting to discuss the progress of Raymond James and the Special Committee’s initial thoughts regarding the proposed transaction. On May 11, 2010, Raymond James held preliminary meetings with our management team to gain a greater understanding of our history, product lines, financial statements, market position and claims procedures. Over the next few weeks, Raymond James continued its financial analysis and on May 26, 2010, Raymond James met with the members of the audit committee of the Board to review the information Raymond James had received from management and discuss how Raymond James conducts its valuation process.

On May 27, 2010, the Investor Group filed a Schedule 13D amendment to explain that: (1) in order to reallocate the interests of certain members of the Investor Group in Bancinsurance and in the proposed transaction, certain members of the Investor Group had sold and purchased Common Shares among themselves, and (2) such transactions would not affect the total ownership of the Investor Group or the Investor Group’s proposal to acquire Bancinsurance.

On June 14, 2010, the Special Committee met with Porter Wright and discussed the status of the proposed transaction, the Special Committee’s anticipated strategy and the valuation of Bancinsurance implied by the Investor Group’s proposed offer price. On the same day, the chairman of the Special Committee met with Mr. Sokol to discuss the proposed offer.

By letter dated June 30, 2010, the Investor Group submitted to the Board a revised, non-binding offer to acquire all of the outstanding Common Shares for $7.25 per share. In addition to the conditions of the previous offer, the Investor Group informed the Board that the revised offer was contingent on the Investor Group’s obtaining third-party financing on acceptable terms to fund all or a portion of the purchase price. No specific deadline for accepting the offer was provided. On July 1, 2010, the Investor Group filed a Schedule 13D amendment and Bancinsurance filed a Current Report on Form 8-K announcing this revised offer.

On July 2, 2010, the Special Committee met with Porter Wright and Raymond James to review the revised offer. The Special Committee discussed the terms of the proposed offer, including potential alternatives to avoid the need for third-party financing to fund the proposed transaction. The Special Committee also discussed the merits and risks of the proposed offer, the benefits of the proposed offer for the shareholders and the likelihood of obtaining a higher price from the Investor Group. After substantial discussion, the Special Committee determined that the offer price of $7.25 per share did not meet the Special Committee’s expectations. After further discussion, the Special Committee determined to extend a counteroffer to the Investor Group at a price of $7.75 per share and the chairman of the Special Committee communicated the counteroffer to Mr. Sokol.

On July 6, 2010, Porter Wright and Taft Stettinius & Hollister LLP (“Taft”), legal counsel for the Investor Group, discussed the Special Committee’s counteroffer of $7.75 per share. The Investor Group, through Taft, re-countered at $7.50 per share, and it was determined that the parties would begin to negotiate the terms of a merger agreement at that price.

From July 7, 2010, through August 4, 2010, the members of the Special Committee continued to evaluate the Investor Group’s $7.50 per share counteroffer and the Special Committee, the Investor Group and their respective legal and financial advisors continued to negotiate the terms of the merger agreement. On July 19, 2010, the Special

Committee met with Porter Wright to discuss the key terms of the proposed merger agreement and the status of the negotiations.

On August 4, 2010, the Special Committee met to discuss the revised proposed offer from the Investor Group to purchase the outstanding Common Shares for $7.50 per share. After further consideration, consultation with Porter Wright and review of the financial analysis of Raymond James, the Special Committee decided that it was not able to recommend approval of this offer to the Board. The Special Committee determined that the Investor Group’s offer would need to be increased before it would be acceptable. The Special Committee authorized Porter Wright to communicate its determination to Mr. Sokol and the Investor Group’s legal counsel.

On August 4, 2010, Porter Wright and Taft discussed scheduling a meeting between the Special Committee and Mr. Sokol to consider an increase in the offered price of the Investor Group from $7.50 per share. On August 5, 2010, the Investor Group, through Taft, offered $8.50 per share.

From August 5, 2010, through August 10, 2010, the Special Committee, the Investor Group and their respective legal and financial advisors continued to negotiate the terms of a merger agreement.

On August 6, 2010, a substantially complete draft of a merger agreement was provided to the members of the Special Committee and the Board for their consideration in anticipation of a meeting to consider approval of the merger agreement on August 10, 2010.

On August 10, 2010, the Special Committee held a meeting to consider the final proposed draft of the Merger Agreement. Representatives of Raymond James and Porter Wright were also present. Raymond James rendered its oral opinion (which was subsequently delivered in writing) to the effect that as of August 10, 2010, the Merger Consideration was fair to our shareholders from a financial point of view. A representative of Porter Wright discussed with the Special Committee its fiduciary duties and proceeded to discuss the Merger Agreement in detail.

After further discussion, including consideration of the factors described in the sections entitled “SPECIAL FACTORS — Recommendation of the Special Committee and the Board” and “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board,” the Special Committee unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommended to the Board that the Board approve the Merger Agreement and the Merger and recommend that the shareholders of Bancinsurance vote for the adoption of the Merger Agreement and approval of the Merger.

After the meeting of the Special Committee on August 10, 2010, the Board met to hear the Special Committee’s recommendations. Representatives of Raymond James, Porter Wright and Vorys were also present. The Board, acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommended that the shareholders of Bancinsurance vote for the adoption of the Merger Agreement and approval of the Merger. Matthew D. Walter was not present at this meeting. John S. Sokol abstained from, and was not present during, all deliberations and determinations concerning these matters.

On August 10, 2010, following the approval of the transaction by the Special Committee and the Board, Bancinsurance, Acquiror and Acquisition Sub executed the Merger Agreement.

On the evening of August 11, 2010, we issued a press release announcing the execution of the Merger Agreement and filed with the SEC a Current Report on Form 8-K which described the material terms of the Merger Agreement and the Merger and attached the Merger Agreement, a copy of which is also attached to this Proxy Statement as Appendix A. On the morning of August 12, 2010, the Investor Group filed a Schedule 13D amendment announcing the execution of the Merger Agreement. This Schedule 13D amendment also explained that: (1) in order to reallocate the interests of certain members of the Investor Group in Bancinsurance and in the proposed transaction, certain members of the Investor Group had sold and purchased Common Shares among themselves, and (2) such transactions would not affect the total ownership of the Investor Group or the Investor Group’s proposal to acquire Bancinsurance.

Recommendation of the Special Committee and the Board

On August 10, 2010, following receipt of Raymond James’ oral opinion as to the fairness of the revised offer of $8.50 per Common Share to the Unaffiliated Shareholders, the Special Committee, based on a number of factors described in this Proxy Statement, including the opinion of Raymond James, unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommended to the Board that it approve the Merger Agreement and the Merger and recommend that the shareholders of Bancinsurance vote for the adoption of the Merger Agreement and approval of the Merger.

The Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger), acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommends that the shareholders of Bancinsurance vote for the adoption of the Merger Agreement and approval of the Merger.

The Special Committee and the Board considered a number of factors in determining to recommend that the shareholders adopt the Merger Agreement and approve the Merger, as more fully described above under the section entitled “SPECIAL FACTORS — Background of the Merger” and below under the sections entitled “SPECIAL FACTORS — Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board” and “— Fairness of the Merger.”

The Board recommends that you vote FOR the adoption of the Merger Agreement and approval of the Merger.

Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board

The Special Committee and the Board considered the following substantive factors in reaching their respective decisions and determinations and making their respective recommendations described above under the section entitled “SPECIAL FACTORS — Recommendation of the Special Committee and the Board.” The Special Committee and the Board believe that the following factors, which are not listed in any order of relative importance, support their respective determinations, decisions and recommendations:

•	the value of the $8.50 Merger Consideration to be paid to the Unaffiliated Shareholders upon consummation of the Merger, as well as the fact that Unaffiliated Shareholders will receive the Merger Consideration in cash, which provides certainty of value and liquidity;

•	the Special Committee’s belief that the Merger is more favorable to the Unaffiliated Shareholders than any other alternative reasonably available to Bancinsurance and its shareholders, including the alternative of maintaining the status quo by remaining a public company, in light of a number of factors, including the risks and uncertainty associated with these alternatives;

•	the fact that the Merger Consideration of $8.50 per Common Share represents a 70% premium over the historical market value of the Common Shares represented by the $5.00 per share closing price on March 22, 2010 (the last trading day before John S. Sokol’s initial proposal to take Bancinsurance private for $6.00 per share was publicly disclosed), a premium of approximately 17% over the closing price of the Common Shares on August 9, 2010 (the last trading day before the date when the Board approved the Merger), and premiums of approximately 97%, 77% and 59%, respectively, over the historical market value of the Common Shares represented by the one-, two- and five-year volume-weighted average closing prices of the Common Shares on March 22, 2010;

•	the structure of the Merger as an all-cash transaction will provide certainty of value to the Unaffiliated Shareholders in contrast to the uncertain and fluctuating value of merger consideration paid in the form of securities or other instruments;

•	the Merger will provide liquidity, without the brokerage and other costs associated with open market sales, to the Unaffiliated Shareholders, whose ability to sell their shares is currently adversely affected by the limited trading volume and small public float of the Common Shares;

•	the Common Shares have been thinly traded throughout Bancinsurance’s history, which has made it difficult for shareholders to sell a substantial number of shares without the risk of depressing the share price, and the Merger will allow Unaffiliated Shareholders to liquidate substantial numbers of Common Shares without this risk;

•	the current financial market conditions and current and historical market prices, volatility, and limited trading market with respect to our Common Shares, including the possibility that if we continue the status quo and remain a public company, in the event of a decline in the market price of our Common Shares or the stock market in general, the price that might be received by holders of our Common Shares in the open market or in a future transaction might be less than the Merger Consideration;

•	the fact that Bancinsurance would incur significant expenses by remaining a public company, including the legal, accounting, transfer agent, printing and filing fees and expenses necessary to satisfy the reporting obligations of the federal securities laws and such expenses could adversely affect Bancinsurance’s financial performance and the value of the Common Shares;

•	financial analysis, information, and perspectives provided by the Special Committee and its independent financial advisor, Raymond James;

•	the opinion of Raymond James that, as of August 10, 2010 and based upon and subject to the assumptions, qualifications and limitations described in its opinion, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Shareholders; and

•	the terms of the Merger Agreement, including (1) the conditions to the Merger, (2) the parties’ representations, warranties and covenants, and (3) the General Shareholder Approval and the Special Shareholder Approval requirements applicable to the Merger Agreement and the Merger.

The Special Committee and the Board also considered a variety of risks and potentially negative factors concerning the Merger Agreement and the Merger in reaching their respective decisions and determinations and making their respective recommendations described above, including the following factors, which are not listed in any order of relative importance:

•	the fact that the Unaffiliated Shareholders will have no ongoing equity participation in Bancinsurance as the surviving corporation following the Merger, and will not share in any cost savings resulting from the Merger, any future earnings of the business, and/or the proceeds of any future sale of Bancinsurance’s assets or lines of business;

•	the conditions to completion of the proposed Merger, including the fact that completion of the Merger is conditioned on Acquisition Sub obtaining financing from a third-party lender;

•	the restrictions that the Merger Agreement imposes on actively soliciting competing acquisition proposals;

•	the risk of diverting management’s focus and resources from other strategic opportunities and operational matters while working to implement the Merger;

•	the fact that the receipt of the Merger Consideration will be taxable to Unaffiliated Shareholders for U.S. federal income tax purposes; and

•	the potential risks and costs to us if the Merger does not close, including the potential effects on our relationships with our business partners.

The Special Committee and the Board also considered the following procedural factors in reaching their respective decisions and determinations and making their respective recommendations described above. The Special Committee and the Board believe the following procedural factors, which are not listed in any order of relative importance, support their respective determinations, decisions and recommendations and establish that sufficient procedural safeguards were and are present to ensure the fairness of the Merger Agreement and the

Merger to Bancinsurance and the Unaffiliated Shareholders and to permit the Special Committee to represent effectively the interests of the Unaffiliated Shareholders:

•	the Special Committee consisted entirely of independent directors appointed by the Board that are not employees of Bancinsurance or any of its subsidiaries and have no financial interest in the Merger that is different from that of the Unaffiliated Shareholders (other than the right to receive an amount in cash from Bancinsurance for the options they hold to purchase Common Shares that are canceled in connection with the Merger);

•	the Special Committee engaged and received financial advice from its independent financial advisor, Raymond James, to assist the Special Committee in evaluating the fairness, from a financial point of view, of the Merger Consideration;

•	the Special Committee retained and was advised by its own independent legal counsel, Porter Wright;

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and the Merger Consideration, which resulted in the Merger Consideration increasing from $6.00 per share to $8.50 per Common Share;

•	the Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active negotiating between the Special Committee and its advisors, on the one hand, and the Acquiror Filing Persons and their advisors, on the other hand;

•	the adoption of the Merger Agreement and approval of the Merger requires (1) the General Shareholder Approval and (2) the Special Shareholder Approval;

•	holders of the Common Shares that do not vote in favor of the adoption of the Merger Agreement and approval of the Merger or otherwise waive their dissenters’ rights will have the right under Ohio law to dissent and seek a determination of the fair cash value of their Common Shares and receive that fair cash value in lieu of the Merger Consideration;

•	the Special Committee unanimously approved the Merger Agreement and the Merger; and

•	the Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger) unanimously approved the Merger Agreement and the Merger.

The foregoing discussion summarizes the material factors considered by the Special Committee and the Board in their consideration of the substantive and procedural fairness of the Merger Agreement and the Merger to Bancinsurance and the Unaffiliated Shareholders. In determining the substantive and procedural fairness of the Merger, the Board expressly adopted the Special Committee’s analysis and conclusions. The Special Committee and the Board also considered the financial analysis of Raymond James in evaluating the fairness, from a financial point of view, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger, and expressly adopted the analysis and conclusions of Raymond James. See the section entitled “SPECIAL FACTORS — Fairness Opinion of Raymond James.” After considering these substantive and procedural factors, the Special Committee and the Board concluded that the positive factors related to the Merger Agreement and the Merger significantly outweigh the potential negative factors, and the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders. In reaching such conclusion, the Board also asked questions of the Special Committee, our management and the Special Committee’s financial and legal advisors.

The Special Committee evaluated the net book value of Bancinsurance, but ultimately did not consider Bancinsurance’s net book value to be a significant factor in determining the substantive fairness of the transaction to the Unaffiliated Shareholders. The Special Committee believes that net book value is not a material indicator of the value of Bancinsurance’s equity, but rather is indicative of historical costs. The Special Committee also did not consider the liquidation value of Bancinsurance’s assets as indicative of Bancinsurance’s value primarily because of its belief that the liquidation value would be significantly lower than Bancinsurance’s value as an ongoing business and that liquidation is not a viable alternative to either the Merger or Bancinsurance remaining an ongoing public company. The Special Committee believes it is unlikely that our assets could be sold individually for a higher value than the value of Bancinsurance as a going concern. The Special Committee did not establish a pre-Merger going concern value for Bancinsurance’s equity as a public company for the purposes of determining the fairness of the Merger Consideration to the Unaffiliated Shareholders because, following the Merger, Bancinsurance will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged privately held entity. The Special Committee believes there is no single method for determining going concern value and did not base its valuation on a concept subject to various interpretations. The Special Committee believes that the financial analyses and other factors it considered provide a proper basis for supporting its determination as to the fairness of the Merger to the Unaffiliated Shareholders and that attempting to establish a going concern value would not have materially impacted the Special Committee’s determination.

The Special Committee did not consider prior purchases of Common Shares by the Company or the Acquiror Filing Persons in evaluating the fairness of the Merger because there were no purchases of Common Shares during the past two years by the Company or the Acquiror Filing Persons, other than the purchases of Common Shares by certain Rollover Shareholders from certain other Rollover Shareholders and Common Shares withheld by the Company to satisfy tax withholding obligations in connection with the vesting of restricted Common Shares held by certain executive officers of the Company described in more detail below in “PRIOR PURCHASES OF COMMON SHARES”. The Special Committee does not believe that such purchases are indicative of the value of the Common Shares as they were either made at the closing market price of the Common Shares on the date of the purchase or too insignificant to provide a meaningful indication of the value of the Company. Also, during the past two years there has not been any firm offer: (1) for a merger or consolidation of the Company with or into another company, or vice versa; (2) for a sale of all or any substantial part of the assets of the Company; or (3) to purchase a number of Common Shares that would enable a purchaser to exercise control of the Company. Accordingly, the Special Committee did not consider any such offer in evaluating the fairness of the Merger.

In addition to the alternative of remaining a public company, the Special Committee considered alternatives to the Merger, such as entering or acquiring strategically complementary businesses or pursuing other strategic transactions with third parties, but determined that such alternatives were not reasonably available given that the Rollover Shareholders, which beneficially own approximately 67% of the outstanding Common Shares (excluding Common Shares that underlie currently exercisable stock options), had publicly expressed their unwillingness to support other strategic transactions. Furthermore, the Special Committee determined that formally or informally inquiring what other buyers may be willing to pay to acquire the Company (through a market check or otherwise) was not practicable because the Rollover Shareholders had publicly expressed their unwillingness to support other strategic transactions.

Because of the wide variety of factors considered by the Special Committee and the Board, and the complexity of these matters, the Special Committee and the Board did not find it practicable, and did not attempt, to quantify or otherwise assign relative weights to any of the foregoing factors considered by the Special Committee and the Board in their consideration of the substantive and procedural fairness of the Merger Agreement and the Merger to Bancinsurance and the Unaffiliated Shareholders. In addition, individual members of the Special Committee and the Board may have assigned different weights to various factors. Rather, each of the Special Committee and the Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger) unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommended the adoption of the Merger Agreement and approval of the Merger based on the totality of the information presented to and considered by it.

The Board believed that there was no need to retain any additional unaffiliated representatives to act solely on behalf of the Unaffiliated Shareholders because the independence of the members of the Special Committee and the retention by the Special Committee of its own independent legal and financial advisors permitted the Special Committee to effectively represent the interests of the Unaffiliated Shareholders.

Position of the Acquiror Filing Persons as to the Fairness of the Merger

The Acquiror Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Acquiror Filing Persons as to the fairness of the Merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to adopt the Merger Agreement and approve the Merger. John S. Sokol and Matthew D. Walter (who abstained from, and were not present during, all deliberations and determinations of the Special Committee and the Board concerning the Merger Agreement and the Merger) and the other Acquiror Filing Persons have interests in the Merger different from, and in addition to, those of the Unaffiliated Shareholders. These interests are described in the section entitled “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

The Acquiror Filing Persons did not engage a financial advisor in connection with their evaluation of the substantive and procedural fairness of the Merger. The Acquiror Filing Persons believe, however, that the Merger Agreement and the Merger are substantively and procedurally fair to the Unaffiliated Shareholders on the basis of the following factors:

•	the current and historical market prices of the Common Shares, including the fact that the Merger Consideration of $8.50 per Common Share represents a premium of approximately 70% over the $5.00 closing price of the Common Shares on March 22, 2010 (the last trading day before John S. Sokol’s initial proposal to take Bancinsurance private for $6.00 per share was publicly disclosed) and premiums of approximately 97%, 77% and 59%, respectively, over the one-, two- and five-year volume-weighted average closing prices of the Common Shares on March 22, 2010;

•	notwithstanding the fact that the Raymond James opinion was not delivered to the Acquiror Filing Persons (other than John S. Sokol and Matthew D. Walter in their capacity as directors of Bancinsurance) and they are not entitled to rely on such opinion, the fact that the Board received an opinion from Raymond James, dated August 10, 2010, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the $8.50 per Common Share in cash to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement was fair from a financial point of view to the Unaffiliated Shareholders;

•	the financial and other terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the Special Committee and its advisors, on the one hand, and the Acquiror Filing Persons and their advisors, on the other hand;

•	the structure of the Merger as an all-cash transaction will provide certainty of value to the Unaffiliated Shareholders in contrast to the uncertain and fluctuating value of merger consideration paid in the form of securities or other instruments;

•	the Merger will provide liquidity, without the brokerage and other costs associated with open market sales, to the Unaffiliated Shareholders, whose ability to sell their shares is currently adversely affected by the limited trading volume and small public float of the Common Shares;

•	the Common Shares have been thinly traded throughout Bancinsurance’s history, which has made it difficult for shareholders to sell a substantial number of shares without the risk of depressing the share price, and the Merger will allow Unaffiliated Shareholders to liquidate substantial numbers of Common Shares without this risk;

•	holders of the Common Shares that do not vote in favor of the adoption of the Merger Agreement and approval of the Merger or otherwise waive their dissenters’ rights will have the right under Ohio law to dissent and seek a determination of the fair cash value of their Common Shares and receive that fair cash value in lieu of the Merger Consideration; and

•	both the Special Committee and the Board determined that the Merger Agreement and the Merger are both substantively and procedurally fair to the Unaffiliated Shareholders and in the best interests of the

Unaffiliated Shareholders and the Acquiror Filing Persons believe these determinations and the analyses employed in reaching them were reasonable.

The Acquiror Filing Persons believe that the Merger Agreement and the Merger are procedurally fair to the Unaffiliated Shareholders based on the following factors:

•	both Raymond James and Porter Wright, which were engaged by the Special Committee as its financial advisor and its legal advisor, respectively, have extensive experience in transactions similar to the Merger and consequently were well-qualified to advise the Special Committee regarding the appropriate procedures to protect the interests of the Unaffiliated Shareholders;

•	the financial and other terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the Special Committee and its advisors, on the one hand, and the Acquiror Filing Persons and their advisors, on the other hand;

•	the Merger Agreement requires (1) the General Shareholder Approval and (2) the Special Shareholder Approval of the adoption of the Merger Agreement and approval of the Merger;

•	the members of the Special Committee are not employees of Bancinsurance or any of its subsidiaries and have no financial interest in the Merger that is different from that of the Unaffiliated Shareholders (other than the right to receive an amount in cash from Bancinsurance for the options they hold to purchase Common Shares that are canceled in connection with the Merger);

•	the Acquiror Filing Persons did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the Special Committee, or the negotiating positions of the Special Committee, which ensured that the Acquiror Filing Persons could not use their management or affiliate positions to influence the negotiation of the Merger Agreement in ways that would adversely affect the interests of the Unaffiliated Shareholders; and

•	the Special Committee and the Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger) unanimously approved the Merger Agreement and the Merger.

The Acquiror Filing Persons did not consider Bancinsurance’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the Unaffiliated Shareholders because they believed that net book value is not a material indicator of the value of Bancinsurance’s equity. The Acquiror Filing Persons also did not consider the liquidation value of Bancinsurance’s assets as indicative of Bancinsurance’s value primarily because of their belief that the liquidation value would be significantly lower than Bancinsurance’s value as an ongoing business and that, due to the fact that Bancinsurance is being sold as an ongoing business, its liquidation value is irrelevant to a determination as to whether the Merger is fair to the Unaffiliated Shareholders. The Acquiror Filing Persons did not establish a pre-Merger going concern value for Bancinsurance’s equity as a public company for the purposes of determining the fairness of the Merger Consideration to the Unaffiliated Shareholders because, following the Merger, Bancinsurance will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged privately held entity. Moreover, the Acquiror Filing Persons believe there is no single method for determining going concern value and did not base their valuation on a concept subject to various interpretations. In making their determination as to the substantive fairness of the proposed Merger to the Unaffiliated Shareholders, the Acquiror Filing Persons were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Bancinsurance with or into another company, the sale or transfer of all or any substantial part of Bancinsurance’s assets or a purchase of Bancinsurance’s securities that would enable the holder to exercise control of Bancinsurance, although there were proposals made by the Rollover Shareholders and others as described in the section entitled “SPECIAL FACTORS — Background of the Merger.”

The foregoing discussion of the information and factors considered and given weight by the Acquiror Filing Persons in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by the Acquiror Filing Persons. The Acquiror Filing Persons did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the Merger Agreement and the Merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. The Acquiror Filing Persons believe the foregoing factors provide a reasonable basis for their belief that the Merger Agreement and the Merger are substantively and procedurally fair to the Unaffiliated Shareholders.

Purposes and Structure of the Merger

The statements in this section are made solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Bancinsurance

Bancinsurance’s purpose for engaging in the transactions contemplated by the Merger Agreement is for the Unaffiliated Shareholders to immediately realize the value of their investment in Bancinsurance through their receipt of the Merger Consideration of $8.50 per Common Share in cash. The determination to proceed with the Merger at this time affords the Unaffiliated Shareholders an opportunity to dispose of their shares at a significant premium over recent market prices. In making this determination, the Board and the Special Committee considered the facts that (i) no firm offer for a transaction comparable to the Merger has previously been available to the Unaffiliated Shareholders and the Company and (ii) the historically thin trading volume of the Common Shares has made it difficult for shareholders to liquidate positions in Common Shares of a significant size without depressing the market price of the Common Shares and, consequently, receiving less than full value for their shares. In light of the foregoing, the Board and the Special Committee believe that the Merger is more favorable to the Unaffiliated Shareholders than any reasonably available alternative, including maintaining the status quo and remaining a public company. Among other things, if the Company remains a public company, the Unaffiliated Shareholders’ ability to receive returns on their investments in the Common Shares as favorable as the return offered by the Merger will be limited by the shares’ limited trading value, the absence of viable acquirors other than the Rollover Shareholders and the market price of the Common Shares which has generally been substantially lower than the Merger Consideration over the past five years and is subject to substantial uncertainties because it depends on, among other things, the Company’s performance and prospects, the performance of the financial markets, and general industry and economic conditions. For these reasons, and the reasons discussed under “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board,” the Board has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and the Unaffiliated Shareholders at this time.

Bancinsurance considered alternative structures to the Merger, including (1) a first-step tender offer followed by a second-step, long-form merger, (2) first-step tender offer followed by a second-step, short-form merger, and (3) a reverse stock split. The transaction was structured as a cash merger, however, to accomplish the transaction in a single step without materially disrupting Bancinsurance’s operations. Further, under Ohio law a merger would give the Unaffiliated Shareholders the opportunity to exercise dissenters’ rights, whereas a reverse stock split would not.

Acquiror Filing Persons

For Acquiror and Acquisition Sub, the purpose of the Merger is to effect the transactions contemplated by the Merger Agreement. For the other Acquiror Filing Persons, the purpose of the Merger is to allow them to indirectly own equity interests in Bancinsurance and to bear the rewards and risks of such ownership after the Common Shares cease to be publicly traded. The Acquiror Filing Persons believe that it is best for Bancinsurance to operate as a privately held entity because it will allow Bancinsurance to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies, the distractions caused by the public equity market’s valuation of the Common Shares and certain competitive disadvantages relative to its competitors and peer companies, most of which are privately held or divisions of public companies that do not report them as separate segments.

The Acquiror Filing Persons believe that structuring the transaction as a merger is preferable to other transaction structures because it (1) will enable Acquiror to acquire all of the outstanding Common Shares at the same time, (2) represents an opportunity for all of the Unaffiliated Shareholders to receive fair and certain value for their Common Shares, and (3) allows the Rollover Shareholders to maintain their investment in Bancinsurance.

The Acquiror Filing Persons did not consider any alternatives for achieving these purposes. The Acquiror Filing Persons have undertaken to pursue the transaction at this time in cash in a single transaction because (1) they perceive opportunities to strengthen Bancinsurance’s competitive position, strategy and financial performance under a new form of ownership and capital structure that may not be available in the future, and (2) financing for the transaction is available now on acceptable terms and may not be in the future.

Fairness Opinion of Raymond James

Pursuant to the terms of an engagement letter dated April 28, 2010, the Special Committee engaged Raymond James to render an opinion as to the fairness, from a financial point of view, to the Unaffiliated Shareholders of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At the meeting of the Special Committee on August 10, 2010, Raymond James rendered its oral opinion, which was subsequently confirmed in writing, that, as of August 10, 2010, and based upon and subject to the assumptions, qualifications and limitations described in the Raymond James opinion, the Merger Consideration of $8.50 in cash per share to be received by the Unaffiliated Shareholders was fair, from a financial point of view, to such holders.

The full text of Raymond James’ opinion, dated August 10, 2010, which describes, among other things, the qualifications to, factors considered in, assumptions made in and limitations on the review undertaken by Raymond James, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Raymond James’ opinion, which is addressed to, and for the use and benefit of, the Special Committee is not a recommendation to the holders of Common Shares to adopt the Merger Agreement and approve the Merger. The opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the Unaffiliated Shareholders, as of the date of the opinion, and Raymond James expresses no opinion as to the merits of the underlying business decision by Bancinsurance to engage in the Merger, the structure or tax or legal consequences of the Merger or the availability or advisability of any alternatives to the Merger. The Special Committee did not impose limitations on Raymond James with respect to the investigations made or procedures followed by it in rendering its opinion. The summary of Raymond James’ opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of Common Shares are encouraged to, and should, read Raymond James’ opinion carefully and in its entirety, including all text and tables.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Merger Agreement;

•	reviewed our Annual Reports on Form 10-K filed with the SEC for the years ended December 31, 2008 and 2009;

•	reviewed our Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 2010;

•	reviewed our draft Quarterly Report on Form 10-Q to be filed with the SEC for the period ended June 30, 2010;

•	reviewed the report dated March 9, 2010 prepared by our independent actuary, Merlinos & Associates, Inc., entitled “Ohio Indemnity Company Actuarial Review of Loss and Loss Expense Reserves And Unearned Premium Reserves on Long Duration Contracts as of 12/31/09”;

•	reviewed the Annual Statements of Ohio Indemnity filed with the Ohio Department of Insurance for the years ended December 31, 2008 and December 31, 2009;

•	reviewed the Quarterly Statements of Ohio Indemnity filed with the Ohio Department of Insurance for the three-month period ended March 31, 2010;

•	reviewed the audited financial statements of Ohio Indemnity prepared in accordance with statutory accounting procedures as of and for the years ended December 31, 2008 and 2009;

•	reviewed other financial and operating information requested from and/or provided by Bancinsurance, including financial forecasts;

•	reviewed certain other publicly available information on Bancinsurance; and

•	discussed with members of the management of Bancinsurance certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant.

Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Bancinsurance, Merlinos & Associates, Inc. or any other party, and Raymond James did not undertake any duty or responsibility to verify independently any of such information. Raymond

James is not an actuary and its services did not include any actuarial analyses, determinations or evaluations and did not make or order an independent appraisal of the assets or liabilities (contingent or otherwise) of Bancinsurance. Raymond James did not evaluate and expressed no opinion with respect to the adequacy of reserves maintained by Bancinsurance or Ohio Indemnity. Raymond James assumed that the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Bancinsurance’s management, and Raymond James relied on the management of Bancinsurance to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’ review. Raymond James assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any conditions thereof.

Based upon and subject to the foregoing assumptions, qualifications and limitations and those set forth in the opinion, Raymond James is of the opinion that, as of August 10, 2010, the $8.50 in cash per Common Share to be received by the Unaffiliated Shareholders in the Merger was fair, from a financial point of view, to such holders. In formulating its opinion, Raymond James considered only the Merger Consideration to be received by the Unaffiliated Shareholders and did not consider, and the opinion does not address, any other payments that may be made in connection with, or as a result of, the Merger to Bancinsurance’s directors, officers, employees or others.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as Raymond James deemed relevant, including the review of (1) historical and projected revenues, operating earnings, net income and capitalization of Bancinsurance and certain other publicly held companies in businesses it believed to be comparable to Bancinsurance; (2) the current and projected financial position and results of operations of Bancinsurance; (3) the historical market prices and trading activity of the Common Shares and other companies that Raymond James deemed comparable in whole or in part; (4) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (5) the general condition of the securities markets.

The Merger Consideration was determined through negotiation between the Special Committee and the Acquiror Filing Persons and the decision to enter into the Merger Agreement was solely that of the Special Committee. Raymond James did not negotiate, recommend or determine the amount of the Merger Consideration. Raymond James’ opinion and financial analyses were only one of the factors considered by the Special Committee in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Special Committee with respect to the Merger or the Merger Consideration. Raymond James’ opinion was provided to the Special Committee to assist it in connection with its consideration of the proposed Merger and does not constitute a recommendation to any person, including the holders of Common Shares, as to how to vote with respect to the proposed Merger.

In connection with rendering its opinion to the Special Committee on August 10, 2010, Raymond James performed a variety of financial and comparative analyses, including those described below. The following is a summary of the material financial analyses underlying Raymond James’ opinion, dated August 10, 2010, that Raymond James presented to the Special Committee at a meeting on August 10, 2010. The following summary of Raymond James’ analyses is not a complete description of the analyses underlying its opinion. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Raymond James. The financial analyses summarized below include information presented in tabular format. In order to fully understand Raymond James’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raymond James’ financial analyses. No company or transaction used in the analyses described below is directly comparable to Bancinsurance or the contemplated Merger.

Premium Analysis

Raymond James analyzed historical trading prices of the Common Shares over a 12-month period ending March 22, 2010 (the last trading day before John S. Sokol’s initial proposal to take Bancinsurance private for $6.00 per share was publicly disclosed), calculated the average daily closing prices for the Common Shares over various time periods and noted the closing price of the Common Shares on selected dates prior to and including March 22, 2010. The price per Common Share ranged from $3.00 to $6.50 over the 12-month period ending on March 22, 2010. This analysis indicated that the Merger Consideration of $8.50 per Common Share to be paid to the Unaffiliated Shareholders represents a premium of:

•	70.0% based on the March 22, 2010 closing price per share of $5.00;

•	78.9% based on the March 15, 2010 (one week prior to March 22) closing price per share of $4.75;

•	54.5% based on the February 22, 2010 (one month prior to March 22) closing price per share of $5.50;

•	43.1% based on the December 22, 2009 (three months prior to March 22) closing price per share of $5.94;

•	30.8% based on the 52-week high price per share of $6.50;

•	64.0% based on the one-month average closing price per share of $5.18;

•	64.2% based on the three-month average closing price per share of $5.18; and

•	105.0% based on the 12-month average closing price per share of $4.15.

Raymond James also analyzed historical trading prices of the Common Shares over a 12-month period ending August 9, 2010 (the last trading day before the Special Committee voted on the proposed Merger), calculated the average daily closing prices for the Common Shares over various time periods and noted the closing price of the Common Shares on selected dates prior to and including August 9, 2010. The price per Common Share ranged from $3.42 to $7.25 over the 12-month period ending on August 9, 2010. This analysis indicated that the Merger Consideration of $8.50 per Common Share to be paid to the Unaffiliated Shareholders represents a premium of:

•	17.2% based on the closing price per share of $7.25 on each of August 9, 2010, August 2, 2010 (one week prior to August 9) and July 9, 2010 (one month prior to August 9);

•	41.7% based on the May 7, 2010 (three months prior to August 9) closing price per share of $6.00;

•	17.2% based on the 52-week high price per share of $7.25;

•	26.8% based on the one-month average closing price per share of $6.70;

•	34.2% based on the three-month average closing price per share of $6.34; and

•	64.5% based on the 12-month average closing price per share of $5.17.

Selected Public Companies Analysis

Raymond James compared certain financial information for Bancinsurance to corresponding financial information for the following publicly traded property and casualty insurers:

•	21st Century Holding Company;

•	Affirmative Insurance Holdings;

•	First Acceptance Corporation;

•	Fremont Michigan InsuraCorp;

•	GAINSCO INC.;

•	Homeowners Choice Inc.;

•	National Security Group Inc.;

•	Penn Millers Holding Corp.;

•	Unico American Corp.; and

•	United Insurance Holdings Corp.

Although none of the selected public companies is directly comparable to Bancinsurance, Raymond James selected the companies because they are property and casualty insurance companies whose size, based on equity market value, is similar to Bancinsurance.

Raymond James calculated various financial multiples and ratios for the selected public companies based on publicly available financial information, estimates from Thomson Financial, which are referred to as “Street Estimates,” and common share closing prices on August 9, 2010. For Bancinsurance, Raymond James calculated various financial multiples and ratios implied by the Merger Consideration, based on publicly available financial information, the number of Common Shares outstanding on July 16, 2010, financial projections provided to Raymond James by Bancinsurance management and the Merger Consideration. Raymond James compared the low, median, mean and high multiples and ratios for the selected public companies to the corresponding metrics for Bancinsurance implied by the Merger Consideration. The Street Estimates were not prepared in connection with the Merger or at Raymond James’ request and may or may not prove to be accurate. Raymond James calculated:

•	diluted equity market value for each selected public company by multiplying such company’s common stock closing price on August 9, 2010, by the total number of shares of such company’s common stock outstanding, on a fully diluted basis;

•	the diluted equity market value of Bancinsurance implied by the Merger Consideration by multiplying $8.50 by the total number of Common Shares outstanding on July 16, 2010, on a fully diluted basis;

•	diluted equity market value as a multiple of operating income (GAAP net income less after-tax realized investment gains) for the most recent actual 12-months results, or “TTM”;

•	the diluted equity market value of Bancinsurance implied by the Merger Consideration as a multiple of Bancinsurance management’s projected 2010 and 2011 net income for Bancinsurance;

•	diluted equity market value of each selected public company as a multiple of the Street Estimates for such company’s 2010 and 2011 net income;

•	price as a multiple of GAAP book value per share as of June 30, 2010; and

•	price as a multiple of GAAP tangible book value per share as of June 30, 2010.

The results of these analyses are summarized below:

	Implied by		Selected Public Companies
Multiple	Merger Cons.		Low		Median		Mean		High
Diluted Equity Market Value /
TTM Operating Income	5.5	x	8.1	x	20.5	x	16.4	x	20.6	x
2010E Net Income	6.1		7.6		8.5		8.5		9.4
2011E Net Income	8.5		5.9		7.2		7.2		8.5
Price per Share /
Book Value per Share	0.9		0.3		0.6		0.6		0.8
Tangible Book Value per Share	0.9		0.5		0.7		0.7		0.9

Raymond James also applied the low, median, mean and high relative multiples for each of the metrics to Bancinsurance’s actual and projected financial results and determined the implied equity price per Common Share and then compared those implied equity values to the Merger Consideration. These results are summarized below.

		Implied Price per Share
Multiple	Offer Price	Low	Median	Mean	High
Diluted Equity Market Value /
TTM Operating Income	$8.50	$12.28	$30.05	$24.18	$30.19
2010E Net Income	8.50	10.36	11.53	11.53	12.71
2011E Net Income	8.50	6.06	7.25	7.25	8.45
Price per Share /
Book Value per Share	8.50	3.25	5.28	5.56	7.58
Tangible Book Value per Share	8.50	4.37	6.67	6.36	8.09

Selected Transaction Analysis

Raymond James analyzed publicly available information relating to selected acquisitions of property and casualty insurance companies (determined by Raymond James) whose size, based on statutory surplus and transaction equity values, was comparable to Bancinsurance and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Announcement
Date	Acquirer / Target

Jul-10	Donegal Group Inc./Michigan Insurance Co.
Jul-10	First Mercury Financial Corp./Valiant Insurance Group Inc.
Apr-10	National Interstate Corp./Vanliner Group Inc.
Mar-10	Utica Mutual Insurance Co./Nationwide Holdings Inc.
Feb-10	Aspen Insurance Holdings Ltd./FFG Insurance Co.
Jan-10	Enstar Group Ltd./PW Acquisition Co.
Sep-09	Kinsale Capital Group Ltd./American Hlthcr Spclty Ins Co.
Sep-09	Investor group/HI Holdings Inc.
Aug-09	International Fidelity Ins Co./Chestnut Group Inc.
Jul-09	FPIC Insurance Group Inc./Advocate MD Financial Grp Inc.
Jun-09	Tower Group Inc./Specialty UnderwritersAlliance
Jun-09	Medical Prof Mutual Ins Co./FinCor Holdings Inc.
Feb-09	Auto Club Insurance Assoc Grp/MEEMIC companies

For each of these transactions, Raymond James examined multiples of transaction enterprise value compared to the target companies’ consolidated surplus and TTM net income calculated in accordance with statutory accounting rules, or “STAT.” Raymond James also reviewed the low, median, mean and high relative multiples of the selected transactions and compared them to the corresponding multiples for Bancinsurance implied by the Merger Consideration. The results of the selected transactions analysis are summarized below:

	Implied by
Multiple	Merger Cons.		Low		Median		Mean		High
Enterprise Value /
STAT Surplus	1.4	x	0.7	x	1.2	x	1.4	x	2.7	x
STAT TTM Net Income	8.9		3.7		10.6		10.8		22.9

In addition, Raymond James applied the low, median, mean and high relative valuation multiples to Bancinsurance’s statutory surplus and TTM statutory net income to determine the implied equity price per share and then compared those implied equity values to the Merger Consideration. The results of the selected transactions analysis are summarized below:

		Implied Price per Share
Multiple	Offer Price	Low	Median	Mean	High
Enterprise Value /
STAT Surplus	$8.50	$2.62	$6.33	$8.00	$18.36
STAT TTM Net Income	8.50	$1.54	$10.64	$10.88	$26.06

Selected Transaction Premium Analysis

Raymond James analyzed the stock price premiums paid in 23 completed merger and acquisition transactions announced since January 2009 with enterprise values between $20 million and $100 million and a share price in excess of $3.00. Raymond James measured each transaction price per share relative to each target’s closing price per share one-day, one-week and one-month prior to announcement of the transaction. Raymond James compared the low, median, mean and high premiums paid from this set of transactions to the Merger Consideration expressed as a premium relative to the closing stock price of Bancinsurance on August 9, 2010, August 2, 2010 and July 9, 2010. The results of the transaction premium analysis are summarized below:

	Implied
	Consideration	Implied Premium
Premiums Paid	Premium	Low	Median	Mean	High
One-day prior (8/9/10)	17.2%	(38.5)%	35.8%	41.9%	158.6%
One-week prior (8/2/10)	17.2	(41.8)	30.9	44.4	170.3
One-month prior (7/9/10)	17.2	(36.4)	37.9	59.1	245.3

Raymond James also applied the low, median, mean and high premiums for each of the transactions to Bancinsurance’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the Merger Consideration. The results of this analysis are summarized below:

	Merger	Implied Price per Share
Premiums Paid	Consideration	Low	Median	Mean	High
One-day prior (8/9/10)	$8.50	$4.46	$9.84	$10.29	$18.75
One-week prior (8/2/10)	8.50	4.22	9.49	10.47	19.60
One-month prior (7/9/10)	8.50	4.61	10.00	11.53	25.03

In addition, Raymond James also measured each transaction price per share relative to each target’s closing price per share one-day, one-week, and one-month prior to the last trading day before the proposed transaction was first disclosed. Raymond James compared the low, median, mean and high premiums paid from this set of transactions to the Merger Consideration expressed as a premium relative to the closing stock price of Bancinsurance on March 22, 2010, March 15, 2010 and February 22, 2010. The results of the transaction premium analysis are summarized below:

	Implied
	Consideration	Implied Premium
Premiums Paid	Premium	Low	Median	Mean	High
One-day prior (3/22/10)	70.0%	(38.5)%	35.8%	41.9%	158.6%
One-week prior (3/15/10)	78.9	(41.8)	30.9	44.4	170.3
One-month prior (2/22/10)	54.5	(36.4)	37.9	59.1	245.3

Raymond James also applied the low, median, mean and high premiums for each of the metrics to Bancinsurance’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the Merger Consideration. The results of this analysis are summarized below:

	Merger	Implied Price per Share
Premiums Paid	Consideration	Low	Median	Mean	High
One-day prior (3/22/10)	$8.50	$3.08	$6.79	$7.09	$12.93
One-week prior (3/15/10)	8.50	2.76	6.22	6.86	12.84
One-month prior (2/22/10)	8.50	3.50	7.58	8.75	18.99

Discounted Cash Flow Analysis

Raymond James performed a discounted cash flow analysis to estimate a range of implied fully diluted equity values per Common Share. The analysis used financial projections provided by Bancinsurance management for the years ending December 31, 2010 through 2014. The cash flows were modeled assuming Bancinsurance continues to operate as an independent entity. The valuation range was determined by adding (1) the present value of estimated unleveraged free cash flows during the time period August 9, 2010 to December 31, 2014 and (2) the present value of the “terminal value” of Bancinsurance. Raymond James calculated an estimate of potential unleveraged free cash flows by determining estimated dividend capacity based on historic leverage ratios and then adding pre-tax interest expense. In calculating terminal values, Raymond James used two separate estimates, (a) the perpetual annuity of free cash flows and (b) book value multiples of estimated December 31, 2014 GAAP equity, plus estimated debt at December 31, 2014. The perpetual growth rates ranged from 0% to 2% while the book value multiples ranged from 0.6x to 0.9x.

The projected cash flows and terminal values were discounted using discount rates ranging from 12.0% to 15.0%, which are rates Raymond James views as appropriate for a company with Bancinsurance’s risk characteristics. Raymond James subtracted the book value of Bancinsurance’s debt then divided by the number of diluted Common Shares outstanding in order to arrive at a range of present values per Common Share. This analysis yielded a range of implied present values per share of $3.46 to $7.21.

Additional Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses. Rather, Raymond James made qualitative judgments as to the significance and relevance of each analysis and factor and the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of Bancinsurance. Accordingly, Raymond James believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, would create an incomplete view of the process underlying Raymond James’ opinion.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Bancinsurance. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Special Committee and were prepared solely as part of Raymond James’ analysis of the fairness, from a financial point of view, to the Unaffiliated Shareholders of the consideration to be received by such holders in connection with the proposed Merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Raymond James’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on August 9, 2010, and any material change in such circumstances and conditions may affect Raymond James’ opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

General

As described above, Raymond James’ opinion to the Special Committee was among many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement and recommend the Merger proposal. Such determinations were solely those of the Special Committee. The opinion of Raymond James was provided to the Special Committee and does not constitute a recommendation to any person, including the holders of the Common Shares, as to how such person should vote or act on any matter related to the Merger proposal.

Under the terms of Raymond James’ engagement letter, Bancinsurance agreed to pay Raymond James a fee of $300,000 for its services in connection with the Merger, $100,000 of which was payable upon Raymond James’ initial engagement by Bancinsurance, $175,000 of which was payable upon Raymond James rendering its opinion to the Special Committee, and $25,000 of which is payable upon the consummation of the transaction. In addition, Bancinsurance also agreed to reimburse Raymond James for its expenses, and to indemnify Raymond James against certain liabilities, in connection with its engagement.

The Special Committee selected Raymond James in connection with the preparation of the fairness opinion due to Raymond James’ reputation as a nationally recognized investment banking firm with substantial experience in similar transactions. Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of Raymond James’ business, it may trade in Bancinsurance’s securities for its own account or for the accounts of Raymond James’ customers, and may at any time hold a long or short position in such securities. In the previous two years, Raymond James has not received any additional fees from Bancinsurance.

Certain Effects of the Merger

If the Merger is completed, Acquisition Sub will merge with and into Bancinsurance, with Bancinsurance continuing as the surviving corporation and a wholly owned subsidiary of Acquiror. At the effective time of the Merger, the following will occur:

•	each outstanding Common Share (other than Common Shares held by Bancinsurance or its subsidiaries, Acquiror or shareholders that perfect their dissenters’ rights under Ohio law) will be canceled and cease to exist and automatically converted into the right to receive the Merger Consideration in cash, without interest;

•	at the effective time of the Merger, each outstanding unvested restricted Common Share will vest and no longer be subject to restrictions, be canceled and cease to exist and be automatically converted into the right to receive the Merger Consideration in cash, without interest, except for the restricted Common Shares held by John S. Sokol, which, immediately prior to the Merger, will vest and no longer be subject to restrictions and be contributed to Acquiror, but will not be converted into the right to receive Merger Consideration;

•	each outstanding Common Share held by Acquiror will no longer be outstanding and be canceled and cease to exist;

•	each Common Share held by Bancinsurance or any of its subsidiaries, including any Common Shares held as treasury stock, will be canceled and cease to exist, and no payment will be made with respect to those Common Shares;

•	each outstanding option to purchase Common Shares (including options held by John S. Sokol and Matthew D. Walter) will have been canceled automatically and converted into the right to receive an amount in cash equal to the excess of the Merger Consideration over the per share exercise price of the option and such amount will have been paid by Bancinsurance to the holder of the option; and

•	each common share of Acquisition Sub will be converted into and become one fully paid and non-assessable common share, no par value, of Bancinsurance, as the surviving corporation after the Merger, and the common shares of Acquisition Sub will constitute the only outstanding shares of capital stock of Bancinsurance.

If the Merger is completed, the Non-Rollover Shareholders will no longer have any interest in, and will not be shareholders of, Bancinsurance. Accordingly, the Non-Rollover Shareholders will not benefit from any future earnings and growth of Bancinsurance, any increases in the value of Bancinsurance or any future dividends that may be paid, and will no longer bear the risk of any decreases in the value of Bancinsurance. Instead, each Non-Rollover Shareholder (other than shareholders who perfect their dissenters’ rights) will have the right to receive, upon consummation of the Merger, the Merger Consideration for each Common Share held. The benefit of the Merger to the Non-Rollover Shareholders is the payment of a premium, in cash. This cash payment ensures that all Non-Rollover Shareholders will receive the same amount for their respective Common Shares, rather than taking the risks associated with attempting to sell their Common Shares in the open market.

If the Merger is completed, Bancinsurance will be owned directly by Acquiror, which is owned by the Rollover Shareholders. Following the Merger, the Rollover Shareholders will, by virtue of their ownership of Acquiror, benefit from any future earnings and growth of Bancinsurance and also bear the risk of any decrease in the value of Bancinsurance.

Acquiror’s interest in the net book value and net earnings of the surviving corporation after the consummation of the Merger will be 100%. The Rollover Shareholders’ ownership of Acquiror will provide the Rollover Shareholders a 100% indirect interest in the net book value and net earnings of the surviving corporation after the consummation of the Merger. The Non-Rollover Shareholders will no longer hold any direct or indirect interest in the surviving corporation and, therefore, will no longer own any interest in its net book value or net earnings after the consummation of the Merger. Likewise, each affiliate of the Company other than Acquiror that is not a Rollover Shareholder (a “Noncontinuing Affiliate”) will no longer hold any direct or indirect interest in the surviving corporation. Consequently, the Noncontinuing Affiliates will no longer own any interest in the net book value or net earnings of the surviving corporation after consummation of the Merger.

Immediately after the consummation of the Merger, based on Bancinsurance’s unaudited financial statements for the quarterly period ended September 30, 2010 and calculated based on the net book value of Bancinsurance at September 30, 2010:

•	Acquiror’s 100% interest in the surviving corporation’s net book value would equal approximately $35,482,954 (assuming that the consummation of the Merger would reduce the shareholders’ equity of Bancinsurance by $16,412,948), as compared to no direct interest in Bancinsurance’s net book value at September 30, 2010);

•	the Rollover Shareholders’ 100% indirect interest in the surviving corporation’s net book value would equal approximately $35,482,954 (assuming that the consummation of the Merger would reduce the shareholders’ equity of Bancinsurance by $16,412,948), as compared to an approximately 67% interest in Bancinsurance’s net book value at September 30, 2010 equal to approximately $34,855,226;

•	the Rollover Shareholders’ approximately 67% interest in Bancinsurance’s net book value at September 30, 2010 was approximately divided among them as follows: Falcon — 33.7% ($17,492,605); John S. Sokol — 23.9% ($12,421,012), including 16.9% by virtue of his 50.2% interest in Falcon; Barbara K. Sokol — 16.3% ($8,453,753), including 3.8% by virtue of her 11.4% interest in Falcon; Matthew D. Walter — 5.4% ($2,822,917); and the other Rollover Shareholders — 21.5% ($11,157,544), including 13.0% by virtue of James K. Sokol’s and Carla A. Sokol’s 38.4% collective interest in Falcon; and

•	the Rollover Shareholders’ 100% indirect interest in the surviving corporation’s net book value will be approximately divided among them as follows: Falcon — 50.2% ($17,807,640); John S. Sokol — 35.6% ($12,644,709), including 25.2% by virtue of his 50.2% interest in Falcon; Barbara K. Sokol — 24.3% ($8,606,002), including 5.7% by virtue of her 11.4% interest in Falcon; Matthew D. Walter — 8.1% ($2,873,756); and the other Rollover Shareholders — 32.0% ($11,358,487), including 19.3% by virtue of James K. Sokol’s and Carla A. Sokol’s 38.4% collective interest in Falcon.

Immediately after the consummation of the Merger, based on Bancinsurance’s unaudited financial statements for the quarterly period ended September 30, 2010 and calculated based on the net earnings of Bancinsurance for the nine months ended September 30, 2010:

•	Acquiror’s 100% interest in the surviving corporation’s net earnings would equal approximately $5,402,041, as compared to no direct interest in Bancinsurance’s net earnings for the nine months ended September 30, 2010;

•	the Rollover Shareholders’ 100% indirect interest in the surviving corporation’s net earnings would equal approximately $5,402,041, as compared to an approximately 67% interest in Bancinsurance’s net earnings for the nine months ended September 30, 2010 equal to approximately $3,628,212;

•	the Rollover Shareholders’ approximately 67% interest in Bancinsurance’s net earnings for the nine months ended September 30, 2010 was approximately divided among them as follows: Falcon — 33.7% ($1,820,872); John S. Sokol — 23.9% ($1,292,950), including 16.9% by virtue of his 50.2% interest in Falcon; Barbara K. Sokol — 16.3% ($879,983), including 3.8% by virtue of her 11.4% interest in Falcon; Matthew D. Walter — 5.4% ($293,848); and the other Rollover Shareholders — 21.5% ($1,161,431) including 13.0% by virtue of James K. Sokol’s and Carla A. Sokol’s 38.4% collective interest in Falcon; and

•	the Rollover Shareholders’ 100% indirect interest in the surviving corporation’s net earnings will be approximately divided among them as follows: Falcon — 50.2% ($2,711,093); John S. Sokol — 35.6% ($1,925,072), including 25.2% by virtue of his 50.2% interest in Falcon; Barbara K. Sokol — 24.3% ($1,310,206), including 5.7% by virtue of her 11.4% interest in Falcon; Matthew D. Walter — 8.1% ($437,510); and the other Rollover Shareholders — 32.0% ($1,729,253), including 19.3% by virtue of James K. Sokol’s and Carla A. Sokol’s 38.4% collective interest in Falcon.

The Common Shares are currently registered with the SEC under the Exchange Act and dually quoted on the OTC Bulletin Board and in the “pink sheets” in the over-the-counter market under the symbol “BCIS.” As a result of the Merger, the registration of the Common Shares under the Exchange Act will be terminated, price quotations for the Common Shares will no longer be available, Bancinsurance will be relieved of its obligation to comply with the proxy rules under Section 14 of the Exchange Act, and Bancinsurance’s officers, directors and beneficial owners of more than 10% of its Common Shares will be relieved of the reporting requirements and restrictions on short-swing trading under Section 16 of the Exchange Act. Further, Bancinsurance will not be subject to the periodic reporting requirements of the Exchange Act and will not have to file information with the SEC. Accordingly, significantly less information will be required to be made publicly available than is presently the case.

Upon the termination of the registration of the Common Shares under the Exchange Act, the expenses related to compliance with the requirements of the Exchange Act discussed above, as well as the expenses of being a public company generally, will be eliminated. Because Acquiror will be the only shareholder of Bancinsurance after the consummation of the Merger, the Rollover Shareholders, by virtue of their ownership of Acquiror, and not the Non-Rollover Shareholders, will benefit from any net savings resulting from the termination of Bancinsurance’s Exchange Act registration. Moreover, because the Common Shares will cease to be publicly traded after the consummation of the Merger, Acquiror and the Rollover Shareholders, by virtue of their ownership of Acquiror, will bear the risks associated with the lack of liquidity in their investment in Bancinsurance.

The Articles of Incorporation attached to the Merger Agreement as Exhibit A will be the Articles of Incorporation of the surviving corporation and the Code of Regulations of Acquisition Sub immediately prior to the effective time of the Merger will be the Code of Regulations of the surviving corporation.

Plans for Bancinsurance After the Merger

After the Merger, Acquiror, Acquisition Sub and the Rollover Shareholders expect that the business and operations of Bancinsurance will be continued substantially as they are currently being conducted by Bancinsurance and its subsidiaries prior to the Merger.

John S. Sokol, the sole member of the board of directors of Acquisition Sub, will continue to serve as a member of the board of directors of the surviving corporation immediately following the consummation of the Merger. In addition, we expect that Matthew D. Walter and Kenton R. Bowen, who are currently directors of Bancinsurance, will serve as directors of the surviving corporation following the consummation of the Merger. Acquiror also expects that, after the consummation of the Merger, it will appoint two additional persons, neither of whom is currently a director, officer or affiliate of Bancinsurance or any of its subsidiaries, as directors of the surviving corporation. John S. Sokol, who is currently, among other things, the President of Acquisition Sub and the Chief Executive Officer of Bancinsurance, will serve as the chief executive officer of the surviving corporation immediately following the consummation of the Merger. In addition, we expect that Matthew C. Nolan, who is currently, among other things, the Chief Financial Officer of Bancinsurance, will serve as the chief financial officer of the surviving corporation following the consummation of the Merger, and that Daniel J. Stephan, Margaret A. Noreen and Stephen J. Toth, who are currently executive officers of Ohio Indemnity, will continue to serve as executive officers of Ohio Indemnity following the consummation of the Merger.

Acquiror, Acquisition Sub, Bancinsurance and the Rollover Shareholders have no present plans or proposals involving Bancinsurance and its subsidiaries that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a purchase, sale or transfer of a material amount of assets, or any other material change in Bancinsurance’s corporate structure or business. However, after consummation of the Merger, the board of directors of Bancinsurance will review proposals or may propose the acquisition or disposition of assets or other changes in Bancinsurance’s business, corporate structure, capitalization or management that the board of directors considers to be in the best interest of Bancinsurance.

Conduct of the Business of Bancinsurance if the Merger is Not Consummated

If the Merger is not consummated, the Board expects that Bancinsurance will continue to operate substantially as it is presently operated.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, shareholders should be aware that the Rollover Shareholders and certain executive officers and directors of Bancinsurance have interests that may present them with actual, potential or apparent conflicts of interest in connection with the Merger. The Special Committee and the Board were aware of these actual, potential or apparent conflicts of interest and considered them along with other matters described in the sections entitled “SPECIAL FACTORS — Recommendation of the Special Committee and the Board” and “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board.”

Because John S. Sokol is the Chairman of the Board, Chief Executive Officer and President of Bancinsurance, Matthew D. Walter is a member of the Board and the Rollover Shareholders own Acquiror, the Rollover Shareholders have interests that are different from and additional to those of the Unaffiliated Shareholders. The Rollover Shareholders have entered into Contribution and Voting Agreements whereby each Rollover Shareholder will contribute to Acquiror immediately prior to the Merger all the Common Shares it beneficially owns (except for Common Shares that underlie currently exercisable options). As a result, the Rollover Shareholders will retain indirect equity ownership of Bancinsurance following the Merger and continue to participate in Bancinsurance’s future earnings and growth. As of the record date for the Special Meeting, the Rollover Shareholders collectively beneficially own 3,486,996 Common Shares or approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting. After the consummation of the Merger, the Unaffiliated Shareholders will no longer have an interest in Bancinsurance, and Bancinsurance, as the surviving corporation after the Merger, will be privately held by Acquiror. Pursuant to the Contribution and Voting Agreements, the Rollover Shareholders have agreed to vote all the Common Shares they beneficially own in favor of adoption of the Merger Agreement and approval of the Merger.

To address these conflicts of interest, the recommendation of the Board is based on the recommendation of the Special Committee, which consists solely of independent directors who are not employees of Bancinsurance and have no commercial relationships with Acquiror, Acquisition Sub or the Rollover Shareholders. John S. Sokol and

Matthew D. Walter abstained from all deliberations and determinations of the Board concerning the Merger Agreement and the Merger.

In addition to the conflicts of interest described above, the executive officers and directors of Bancinsurance may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Shareholders generally. These interests include:

•	All options to purchase Common Shares, whether vested or unvested, that are outstanding immediately prior to the Merger (including options held by John S. Sokol and Matthew D. Walter) will be canceled and exchanged for a cash payment per Common Share to the holders thereof equal to the excess of (1) the Merger Consideration over (2) the exercise price of such canceled stock option. The foregoing will result in cash payments of approximately $1,125,000 to John S. Sokol, $26,900 to Douglas R. Borror, $31,900 to Kenton R. Bowen, $26,900 to Stephen P. Close, $21,900 to Edward N. Cohn, $45,660 to Daniel D. Harkins, $45,660 to Matthew D. Walter, $74,180 to Matthew C. Nolan, $234,100 to Daniel J. Stephan, $113,000 to Stephen J. Toth and $50,000 to Margaret A. Noreen.

•	All restricted Common Shares outstanding immediately prior to the Merger will vest in full at the effective time of the Merger, which will result in cash payments of approximately $112,778 to Matthew C. Nolan, $209,287 to Daniel J. Stephan, $81,864 to Stephen J. Toth and $88,460 to Margaret A. Noreen. Immediately prior to the Merger, John S. Sokol will contribute to Acquiror all 52,965 restricted Common Shares he beneficially owns pursuant to a Contribution and Voting Agreement and, at the effective time of the Merger, those Common Shares will vest in full but will not be converted into the right to receive Merger Consideration.

•	The members of the Special Committee are paid for their services on the Special Committee. Each member of the Special Committee receives a $500 cash payment for each meeting of the Special Committee he attends (either telephonically or in person). In addition, Douglas G. Borror, the chairman of the Special Committee received a one-time $5,000 cash retainer for his services. These fees are not dependent on the success of the Merger or on the Special Committee’s recommendations with respect to the Merger. The aggregate amount incurred to date by Bancinsurance with respect to service of the members of the Special Committee is approximately $25,600.

•	The directors and officers of Bancinsurance will be entitled under the Merger Agreement to continued indemnification from Bancinsurance and director and officer liability insurance coverage for a period of six years from the effective time of the Merger.

•	The aggregate consideration expected to be paid to our executive officers and directors in connection with the Merger in exchange for (1) Common Shares owned by such executive officers and directors that are acquired in the Merger, (2) options to purchase Common Shares held by such executive officers and directors and (3) restricted Common Shares held by executive officers that fully vest in connection with the Merger will be approximately $3,513,416.

In addition, we expect that John S. Sokol and Matthew C. Nolan, who are currently executive officers of Bancinsurance, will serve as executive officers of the surviving corporation following the consummation of the Merger, and that Daniel J. Stephan, Margaret A. Noreen and Stephen J. Toth, who are currently executive officers of Ohio Indemnity, will continue to serve as executive officers of Ohio Indemnity following the consummation of the Merger. Moreover, we expect that John S. Sokol, Matthew D. Walter and Kenton R. Bowen, who are currently directors of Bancinsurance, will serve on the board of directors of the surviving corporation following the consummation of the Merger.

Voting Intentions of the Directors and Executive Officers of Bancinsurance

Each of the directors and executive officers of Bancinsurance has advised us that he or she currently plans to vote all of his or her Common Shares, and the Common Shares held by any of his or her affiliates over which he or she exercises voting control, in favor of the adoption of the Merger Agreement and approval of the Merger. John S. Sokol and Matthew D. Walter have entered into Contribution and Voting Agreements and therefore are contractually obligated to vote all of their Common Shares, and the Common Shares held by any of their affiliates over which they exercise voting control, in favor of the adoption of the Merger Agreement and approval of the Merger.

Financing of the Merger

Acquiror estimates that the aggregate amount of financing necessary to complete the Merger and the payment of related fees and expenses in connection with the Merger will be approximately $18 million. This amount is expected to be funded by Acquiror and Acquisition Sub with a combination of cash of the Rollover Shareholders, debt financing under the credit facilities described below and cash of Bancinsurance.

In connection with the proposed Merger, on October 27, 2010, Bancinsurance, Acquiror and Acquisition Sub (the “Borrowers”) entered into a new credit agreement (the “Credit Agreement”) with Fifth Third Bank, as lender. The Credit Agreement provides for $15 million of senior secured debt financing, which consists of (1) a $10 million senior secured term loan and (2) a $5 million senior secured revolving credit facility.

Funding of the loans under the term loan and revolving credit facility is conditioned upon, among other things, the General Shareholder Approval and the Special Shareholder Approval. The Company expects that Acquisition Sub will borrow the full $15 million collectively available under the term loan and revolving credit facility immediately prior to consummation of the Merger and that the proceeds of these borrowings will be used to finance, in part, the payment of the amounts payable under the Merger Agreement and the payment of fees and expenses incurred in connection with the Merger.

When and if drawn, the new $10 million term loan will mature on February 1, 2015 and the revolving credit facility will mature on October 25, 2011. The term loan will require annual principal payments of $2.5 million on each of February 1, 2012, 2013 and 2014, with the remaining balance of principal to be paid on the maturity date of the term loan. In addition, on each of February 1, 2012, 2013 and 2014, the Borrowers must make an additional payment of principal on the term loan in an amount equal to 30% of the excess, if any, of the sum of all dividends paid by Bancinsurance to Acquiror for the prior fiscal year over $2.5 million.

The Borrowers are required to repay all amounts outstanding under the revolving credit facility on February 1, 2010. Thereafter, the revolving credit facility will be reduced to $3 million.

Both the term loan and the revolving credit facility will bear interest at an annual rate equal to LIBOR plus 2.50% if the AM Best rating for Ohio Indemnity is A- or better and LIBOR plus 2.875% if Ohio Indemnity has an AM Best rating of B++. The Borrowers are required to pay a fee on the daily unused portion of the revolving credit facility of 0.25% per annum. The revolving credit facility and term loan may be prepaid without penalty, but amounts prepaid under the term loan may not be reborrowed. Interest on the term loan and the revolving credit facility is payable monthly.

The Borrowers’ obligations under the term loan and the revolving credit facility will be secured by a first priority lien on substantially all of the assets of Acquiror, Acquisition Sub and Bancinsurance and by a pledge by Bancinsurance of 100% of the stock of Ohio Indemnity, subject to the restrictions on the exercise of remedies under applicable insurance law.

The Credit Agreement includes customary representations and warranties and customary affirmative and negative covenants similar to those contained in the existing credit facility between Bancinsurance and Fifth Third. These covenants include: (1) the requirement that the Borrowers maintain a debt service coverage ratio of 1.20 to 1.0 and a minimum tangible net worth of $26 million, (2) limitations on the ability of the Borrowers to incur debt, create liens, dispose of assets, carry out mergers and acquisitions, and make investments and capital expenditures, (3) restrictions on the Borrowers’ ability to place limitations on the ability of Ohio Indemnity and Ultimate Services to make dividend payments to Bancinsurance, other than as permitted by statute and (4) the requirement that Ohio Indemnity maintain an AM Best rating of at least B++.

The Credit Agreement also contains customary events of default and, along with the General Shareholder Approval and the Special Shareholder Approval, customary conditions to the closing and funding of the loans.

If any portion of the credit facilities becomes unavailable, Acquiror and Acquisition Sub will be required to use commercially reasonable efforts to arrange or obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger on terms and conditions not materially less favorable to Acquiror than those set forth in the debt commitment letter that Acquiror received from Fifth Third Bank in connection with the Merger Agreement. In the event that Acquiror and Acquisition Sub are required to do so, it may be difficult, or impossible, for Acquiror and Acquisition Sub to obtain alternative financing on such terms.

As of the date of this Proxy Statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated.

Contribution and Voting Agreements

On October 14, 2010, each Rollover Shareholder entered into a Contribution and Voting Agreement with Acquiror. A copy of the Contribution and Voting Agreement entered into by John S. Sokol, Barbara K. Sokol, Falcon and trustees of certain trusts and custodians of certain custodial accounts, the beneficial owners of which are John S. Sokol and/or Barbara K. Sokol, is included with this Proxy Statement as Appendix D. The form of the Contribution and Voting Agreement entered into by each of the other Rollover Shareholders is included with this Proxy Statement as Appendix E. Under the Contribution and Voting Agreements, the Rollover Shareholders have agreed to:

•	vote the Common Shares beneficially owned by each of them in favor of adopting the Merger Agreement and approving the Merger;

•	contribute to Acquiror immediately prior to the Merger the 3,486,996 Common Shares collectively beneficially owned by them (excluding Common Shares that underlie currently exercisable stock options);

•	grant to Acquiror an irrevocable proxy with respect to the Common Shares beneficially owned by each of them for purposes of any vote or consent of the Company’s shareholders regarding the Merger, the Merger Agreement and certain related matters; and

•	not dispose of the Common Shares beneficially owned by them during the term of the Contribution and Voting Agreements.

Regulatory Requirements

In addition to the approvals, filings and notices required under the federal securities laws and the filing of a Certificate of Merger with the Ohio Secretary of State upon consummation of the Merger, the Merger is subject to state insurance laws and regulations which require notices and consents, including but not limited to the approval of an exception from a Form A (change of control) filing requirement, which was granted by the Ohio Department of Insurance on October 27, 2010. Although Bancinsurance and the Acquiror Filing Persons do not expect these regulatory authorities to object to the transaction or otherwise withhold their approval, there is no assurance that all necessary regulatory approvals will be obtained.

Federal Income Tax Consequences of the Merger

The following is a summary of certain material U.S. federal income tax considerations relevant to Non-Rollover Shareholders whose Common Shares will be converted into the Merger Consideration in the Merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Non-Rollover Shareholders. This summary is based on the Code, existing and proposed Treasury Department regulations, judicial decisions and administrative pronouncements currently in effect, all of which are subject to change (possibly with retroactive effect), and is not applicable to the Rollover Shareholders.

This summary applies only to Non-Rollover Shareholders who hold Common Shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all aspects of U.S. federal income taxation that may be relevant to Non-Rollover Shareholders in light of their particular circumstances, or that may apply to Non-Rollover Shareholders that are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to use a mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, S corporations, persons subject to the alternative minimum tax, United States expatriates, persons who validly exercise appraisal rights and persons who hold Common Shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to Common Shares acquired as compensation (including Common Shares acquired upon the exercise of employee stock options or otherwise as compensation). This summary also does not address the U.S. federal income tax consequences to a Non-Rollover Shareholder who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. Finally, this summary does not address holders of stock options.

Because individual circumstances may differ, each Non-Rollover Shareholder should consult the Non-Rollover Shareholder’s own tax advisor to determine the applicability of the rules discussed below to the Non-Rollover Shareholder’s tax situation and the particular tax effects to the Non-Rollover Shareholder of the Merger, including the application and effect of state, local and other tax laws.

The receipt of cash for Common Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a Non-Rollover Shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and the Non-Rollover Shareholder’s adjusted tax basis in the Common Shares. A Non-Rollover Shareholder’s adjusted tax basis in the Common Shares generally will be equal to the Non-Rollover Shareholder’s purchase price for such Common Shares, as adjusted to take into account stock dividends, stock splits or similar transactions. A Non-Rollover Shareholder must calculate gain or loss separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) converted into cash in the Merger.

Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by individuals, estates and trusts from the sale of property held more than one year generally will be taxed at a rate not to exceed 15% for U.S. federal income tax purposes if the Merger closes in 2010 (or at such rate that may be in effect if the Merger closes thereafter). Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, non-corporate taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

Non-Rollover Shareholders may be subject to backup withholding (at a current rate of 28%) with respect to cash payments received pursuant to the Merger. Backup withholding generally will not apply, however, to a Non-Rollover Shareholder who furnishes the paying agent with a correct social security number or other taxpayer identification number on Internal Revenue Service (“IRS”) Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation or other exempt recipient). Each Non-Rollover Shareholder and, if applicable, each other payee, should complete and sign the Form W-9 that will be included with the letter of transmittal in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-Rollover Shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Bancinsurance strongly urges each Non-Rollover Shareholder to consult the Non-Rollover Shareholder’s own tax advisor as to the particular tax consequences to the Non-Rollover Shareholder as a result of the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in those laws.

Accounting Treatment

The Merger does not constitute a change in control under accounting principles generally accepted in the United States (“GAAP”) and, accordingly, does not represent a business combination under GAAP. Rather, the total consideration paid in the Merger to acquire the Common Shares held by the Non-Rollover Shareholders will be accounted for as a reduction to shareholders’ equity.

Fees and Expenses

Whether or not the Merger is consummated and except as otherwise provided in this Proxy Statement or as set forth in the Merger Agreement, each party to the Merger Agreement will bear its respective fees and expenses incurred in connection with the Merger. Estimated fees and expenses to be incurred in connection with the Merger by Bancinsurance, on the one hand, and Acquiror, Acquisition Sub and Rollover Shareholders, on the other hand, in connection with the Merger are approximately as follows:

Bancinsurance:
Financial Advisor Fees and Expenses	$305,000
Legal Fees and Expenses	550,000
Special Committee Fees and Expenses	30,000
SEC Filing Fees	1,170
Accounting Fees	25,000
Printing and Mailing Expenses	15,000
Transfer Agent Fees and Expenses	25,000
Miscellaneous	10,000

Total	$961,170

Acquiror, Acquisition Sub and Rollover Shareholders:
Legal Fees and Expenses	$450,000

Total	$450,000

Provisions for Unaffiliated Shareholders

Bancinsurance, Acquiror, Acquisition Sub and the Rollover Shareholders have not made any provision to grant Unaffiliated Shareholders access to their respective corporate files or for the Unaffiliated Shareholders to obtain counsel or appraisal services at the expense of Bancinsurance, Acquiror, Acquisition Sub or any Rollover Shareholder.

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

Bancinsurance is furnishing this Proxy Statement to holders of Common Shares in connection with the solicitation of proxies by the Board for use at the Special Meeting to be held at our corporate offices located at 250 East Broad Street, 7th Floor, Columbus, Ohio 43215 on Wednesday, December 8, 2010 at 10:00 a.m. local time and at any adjournment or postponement of that meeting.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. The Board (with John S. Sokol and Matthew D. Walter abstaining from, and not present during, all deliberations and determinations concerning the Merger Agreement and the Merger), acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the Unaffiliated Shareholders and recommends that you vote FOR adoption of the Merger Agreement and approval of the Merger.

The Board has fixed the close of business on November 1, 2010 as the record date to determine the holders of Common Shares entitled to receive notice of, and to vote at, the Special Meeting. Each outstanding Common Share is entitled to one vote on all matters coming before the Special Meeting. The presence, either in person or by proxy, of a majority of the outstanding Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Each Rollover Shareholder is obligated pursuant to the Contribution and Voting Agreements to be represented at the Special Meeting either in person or by proxy.  Accordingly, based on the collective beneficial ownership of the Rollover Shareholders, the presence of a quorum at the Special Meeting is assured.

How to Vote

Registered holders of Common Shares may vote by submitting a proxy card, voting electronically via the Internet or telephonically or voting in person at the Special Meeting. To submit a proxy card, shareholders must complete, sign, date and return the enclosed proxy card in time to be received by Bancinsurance prior to the Special Meeting, or deliver a completed and signed proxy card in person at the Special Meeting. Alternatively, registered shareholders may vote electronically via the Internet or telephonically by following the instructions on the enclosed proxy card. The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., Central Time, on December 8, 2010. There are no fees or charges associated with voting electronically via the Internet or telephonically other than fees or charges, if any, that shareholders pay for access to the Internet or for telephone service. To vote in person at the Special Meeting, a registered shareholder must attend the Special Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Special Meeting.

If your Common Shares are held in “street name” by a bank or broker, your bank or broker should have forwarded these proxy materials, as well as voting instructions, to you. Please follow the voting instructions provided to vote your Common Shares. If your Common Shares are held in “street name,” you may not vote your Common Shares in person at the Special Meeting unless you obtain a power of attorney or legal proxy from the record holder of your Common Shares.

Required Vote; Calculation of Vote; Abstentions and Broker Non-Votes

The adoption of the Merger Agreement and approval of the Merger requires (1) the General Shareholder Approval and (2) the Special Shareholder Approval. The Rollover Shareholders collectively beneficially own 3,486,996 Common Shares, or approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting, and each Rollover Shareholder has agreed, pursuant to the Contribution and Voting Agreements, to vote all the Common Shares it beneficially owns in favor of the adoption of the Merger Agreement and approval of the Merger. Accordingly, satisfaction of the General Shareholder Approval requirement is assured.

At the Special Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Special Meeting. All Common Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Except for broker non-votes, proxies submitted to Bancinsurance that do not provide voting instructions will be voted FOR the adoption of the Merger Agreement and approval of the Merger. As explained below in the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” shareholders voting Common Shares in favor of the adoption of the Merger Agreement and approval of the Merger means that the shareholder owning those Common Shares will not have the right to dissent or seek a determination of the fair cash value of those Common Shares and receive that fair cash value in lieu of the Merger Consideration.

Other than the proposed Merger, Bancinsurance does not know of any matters that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the proxies will not use their discretionary authority to use proxies voting against the adoption of the Merger Agreement and approval of the Merger to vote in favor of adjournment or postponement of the Special Meeting.

Banks and brokers who hold Common Shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common

Shares and may vote such Common Shares on routine matters, but such banks and brokers may not vote such Common Shares on non-routine matters, including the proposal to adopt the Merger Agreement and approve the Merger, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by banks and brokers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.” Properly executed proxies marked “abstain” and “broker non-votes” will (1) be counted for purposes of determining whether a quorum has been achieved at the Special Meeting, (2) have the effect of a vote against the adoption of the Merger Agreement and approval of the Merger for purposes of the required General Shareholder Approval and (3) have no effect for purposes of the required Special Shareholder Approval.

Revocation of Proxy

If you are a registered shareholder, you may revoke your proxy at any time before it is exercised at the Special Meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to Bancinsurance’s Secretary at our corporate offices before the start of the Special Meeting, submitting a later-dated vote electronically via the Internet or telephonically or attending the Special Meeting and voting in person. Attending the Special Meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the Special Meeting, you must obtain a ballot and vote in person at the Special Meeting. If your Common Shares are held in “street name,” and you wish to revoke your proxy, you should follow the instructions provided to you by your bank or broker.

Proxy Solicitation

The enclosed proxy is solicited on behalf of the Board. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting and the enclosed proxy card will be borne by Bancinsurance. Bancinsurance will reimburse banks, brokers and other nominees for their reasonable expense in forwarding proxy materials to beneficial owners of Common Shares. In addition to the solicitation of proxies by mail, the directors, officers and employees of Bancinsurance and its subsidiaries may solicit proxies by telephone, electronic mail, facsimile, telegram or in person. Such directors, officers and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred.

Bancinsurance has not authorized any person to give any information or make any representation not contained in this Proxy Statement. You should not rely on any such information or representation as having been authorized.

Surrender of Stock Certificates

If the Merger Agreement is adopted and the Merger is approved and consummated, holders of Common Shares will be sent instructions regarding the surrender of their certificates representing Common Shares. Shareholders should not send their stock certificates until they receive these instructions.

THE PARTIES

Bancinsurance Corporation

General

Bancinsurance was founded in 1970 and is headquartered in Columbus, Ohio. Bancinsurance has not conducted an underwritten public offering of its Common Shares during the past three years.

Bancinsurance is an insurance holding company primarily engaged in the underwriting of specialized property/casualty insurance products through its wholly owned subsidiary, Ohio Indemnity. Bancinsurance currently has two reportable business segments: property/casualty insurance and insurance agency. Bancinsurance’s principal sources of revenue are premiums and ceded commissions for insurance policies and income generated from its investment portfolio. Bancinsurance sells its insurance products through multiple distribution channels, including three managing general agents, approximately thirty independent agents and direct sales.

Bancinsurance’s premiums written and premiums earned are derived primarily from three distinct product lines offered by Ohio Indemnity: (1) lender service; (2) unemployment compensation; and (3) waste industry.

As of November 1, 2010, Bancinsurance had 32 full-time employees. The mailing address and telephone number of Bancinsurance’s principal executive offices are 250 East Broad Street, Columbus, Ohio 43215, Attn: Matthew C. Nolan and (614) 220-5200.

Lender Service Products

Our lender service product line offers four types of products:

•	ULTIMATE LOSS INSURANCE ® (“ULI”) — ULI, a blanket vendor single interest coverage, is sold to lending institutions and insures against damage to pledged collateral in cases where the collateral is not otherwise insured. This blanket vendor single interest policy is generally written to cover the lending institution’s complete portfolio of collateralized personal property loans, which generally consists of automobile loans. We also offer supplemental insurance coverages, at additional premium cost, for losses resulting from unintentional errors in lien filings and conversion, confiscation and skip risks.

•	Creditor placed insurance (“CPI”) — CPI provides an alternative to ULI. While both products cover the risk of damage to uninsured collateral in a lender’s automobile loan portfolio, CPI covers an automobile lender’s loan portfolio through tracking individual borrower’s insurance coverage. The lender purchases physical damage coverage for loan collateral after a borrower’s insurance has lapsed. The lender then charges the premium to the borrower.

•	Guaranteed auto protection insurance (“GAP”) — GAP pays the difference or “gap” between the amount owed by the customer on a lease or loan contract and the amount of primary insurance company coverage in the event a vehicle is damaged beyond repair or stolen and never recovered. The “gap” results from the way loans and leases amortize compared to depreciation patterns of vehicles. GAP insurance policies insure lenders, lessors and auto dealers who waive “gap” amounts and elect to purchase GAP insurance to cover the risk assumed by making the waiver.

•	Equipment physical damage insurance (“EPD”) — EPD is an all risk policy written to cover agricultural, construction and commercial equipment vehicles. EPD offers insurance protection for financed equipment purchases. This policy protects both lenders and consumers against the risk of physical damage or theft of their financed equipment and is available for the term of the loan or an annual basis.

Unemployment Compensation Products

Our unemployment compensation products are utilized by entities that are qualified to elect not to pay unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Through our UCassure® and excess of loss products, we indemnify the qualified entity for liability associated with its reimbursing obligations. In addition, we underwrite surety bonds that certain states require employers to post in order to obtain reimbursing status for their unemployment compensation obligations.

Waste Industry Products

Our waste industry products (“WIP”) consist of waste, contract and escrow surety bonds produced and administered by a general insurance agent. Under this program, we write on a direct basis, and cede certain waste surety bond business, under various reinsurance arrangements. The majority of the waste surety bonds under the program satisfy the closure/post-closure financial responsibility obligations imposed on solid waste treatment, storage and disposal facilities pursuant to Subtitles C and D of the Federal Resource Conservation and Recovery Act. Closure/post-closure bonds cover future costs to close and monitor a regulated site such as a landfill. In addition to waste surety bonds, our WIP program includes certain contract and escrow surety bond business which we write directly, assume and cede under several reinsurance arrangements. The contract and escrow surety bond business is included as part of our WIP program because it is produced by the same general agent that produces the waste surety bond business.

Ultimate Services Agency, LLC

In July 2002, Bancinsurance formed Ultimate Services Agency, LLC (“Agency”), a wholly owned subsidiary, to act as an agency for placing and servicing property/casualty insurance policies offered and underwritten by Ohio Indemnity and by other property/casualty insurance companies.

Directors and Executive Officers

Board of Directors.  The following individuals constitute the seven members of the Board:

•	John S. Sokol, age 48, has served as a director of Bancinsurance since 1990, Chairman of the Board and Chief Executive Officer of Bancinsurance and Ohio Indemnity since June 2007 and President of Bancinsurance and Ohio Indemnity since June 1999. He was the Acting Chief Executive Officer of Bancinsurance and Ohio Indemnity from March 2007 until June 2007, Executive Vice President of Bancinsurance and Ohio Indemnity from June 1996 until June 1999 and Vice President of Bancinsurance and Ohio Indemnity from 1993 until June 1996. From 1989 until 1993, Mr. Sokol served as an officer for Manufacturers Hanover and Chemical Bank, a national provider of banking and financial services.

•	Douglas G. Borror, age 55, has served as a director of Bancinsurance since 2004. Mr. Borror has served as the managing partner and Chief Executive Officer of Borror Properties, Inc., a Columbus, Ohio based property management and development company with offices located at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016, since 2008, and Chairman of the Board of Dominion Homes, Inc., a regional home builder with offices located at 4900 Tuttle Crossing Boulevard, Dublin, Ohio 43016, since July 1999. He was Chief Executive Officer of Dominion Homes, Inc. from September 1992 through June 2009. He serves on the Board of Directors of Columbia Gas of Ohio, Inc., a natural gas utility company, and is a member of the Board of Trustees of The Ohio State University.

•	Kenton R. Bowen, age 47, has served as a director of Bancinsurance since 2002. Mr. Bowen has served as Chairman of the Board of EPlay, LLC, an entertainment technology company with offices located at 1114 Dublin Road, Columbus, Ohio 43215, since January 2008. From January 2006 until December 2007, he was the Executive Vice President of Teleperformance USA, a technical support and customer service outsourcing company with offices located at 4339 Equity Drive, Columbus, Ohio 43228. From 1996 until January 2006, he was the President and a Director of CallTech Communications, LLC, a technical support and customer service outsourcing company with offices located at 4335 Equity Drive, Columbus, Ohio 43228. From 1992 until 1996, he was the Vice President of Corporate Finance for Provident Bank, a national provider of banking and financial services and, from 1990 until 1992, was a Vice President for Bank One, a national provider of banking and financial services. Mr. Bowen serves on the Board of Directors of Adams Medical Venture, a private medical venture capital company, and serves as a Managing Partner of Weiler-Bowen, Ltd., a real estate development firm.

•	Stephen P. Close, age 60, has served as a director of Bancinsurance since 2006. Mr. Close has served as Senior Vice President for Coinmach Corporation, a provider of coin-operated laundry vending equipment to multi-family housing and universities, with offices located at 3021 International Street, Columbus, Ohio 43227, since 1997. From 1975 until 1997, he served as President and Chief Executive Officer for National Coin Laundry, a provider of coin-operated laundry vending equipment to multi-family housing and universities and commercial industrial laundry equipment to nursing homes, athletic clubs and hospitals.

•	Edward N. Cohn, age 51, has served as a director of Bancinsurance since 2007. Mr. Cohn has served as President and Chief Executive Officer of Big Brothers Big Sisters of Central Ohio, a non-profit corporation that provides quality mentoring relationships to youth with offices located at 1855 E. Dublin-Granville Road, Columbus, Ohio 43229, since March 2006. From August 1998 until March 2006, he served as President of Unizan Bank, Columbus, a provider of banking and financial services with offices located at 220 Market Avenue South, Canton, Ohio 44702. From 1985 to 1998, Mr. Cohn was employed by County Savings Bank, where he served as Chairman and Chief Executive Officer from 1993 to 1998.

•	Daniel D. Harkins, age 81, has served as a director of Bancinsurance since 1981. Mr. Harkins is a private investor with offices located at 250 East Broad Street, 7th Floor, Columbus, Ohio 43215. Prior to 1987, Mr. Harkins owned and served as President of Ace Beverage Distributing Company. From 1978 until 1980, he served as a consultant for A. T. Kearney, Inc., a management consulting firm. From 1973 until 1978, he served as General Sales Manager and International Sales Manager for several divisions of Ashland Chemical Company.

•	Matthew D. Walter, age 41, has served as a director of Bancinsurance since 2001. Mr. Walter has served as Chairman of Sarnova, Inc., a supplier of medical equipment to the emergency care market in the U.S. with offices located at 5000 Tuttle Crossing Boulevard, Dublin, Ohio 43016, since June 2008. From November 2000 until June 2008, he served as Chairman of the Board and Chief Executive Officer of BoundTree Medical, Inc., a supplier of medical equipment to the emergency care market in the U.S. with offices located at 5000 Tuttle Crossing Boulevard, Dublin, Ohio 43016. In June 2008, BoundTree Medical, Inc. merged with and into Sarnova, Inc. Mr. Walter has also served as Managing Partner of Talisman Capital Partners, a private equity partnership with offices located at 330 West Spring Street, Columbus, Ohio 43215, since June 2000. From July 1996 until September 2000, he served as Vice President and General Manager of National PharmPak, Inc., a subsidiary of Cardinal Health, Inc., a provider of products and services to the health care industry.

Executive Officers.  In addition to John S. Sokol, information with respect to whom is set forth above, the executive officers of Bancinsurance are:

•	Matthew C. Nolan, age 35, has served as Vice President, Chief Financial Officer, Treasurer and Secretary of Bancinsurance and Ohio Indemnity since July 2004. He joined Bancinsurance in April 2003 and served as Manager of Finance & Reporting from April 2003 until July 2004. From 1997 until February 2003, he was employed by KPMG LLP, an independent registered public accounting firm, where he served as an Audit Manager in the financial services sector with a specialized focus in the insurance industry. Mr. Nolan is a certified public accountant licensed in the State of Ohio.

•	Daniel J. Stephan, age 49, has served as President of OIC Lender Services, a division of Ohio Indemnity, since March 2008. He was Senior Vice President of Ohio Indemnity from June 2003 until March 2008, and was Vice President of Ohio Indemnity from May 2000 until June 2003. From 1999 until May 2000, he owned and operated Promark Specialty Insurance, an independent insurance agency and consulting firm. From 1997 until 1999, Mr. Stephan served as the General Manager of the Lender Products Division of Markel American Insurance Company, a property/casualty insurance company. From 1993 until 1997, he served as the Product Manager for Progressive Corporation, a property/casualty insurance company, where he directed sales and marketing for insurance products and services.

•	Stephen J. Toth, age 46, has served as Vice President of Specialty Products for Ohio Indemnity since 1999. He joined Ohio Indemnity in 1989 and served as Assistant Vice President of Ohio Indemnity from 1991 until 1999 and as Administrator of Ohio Indemnity’s Bonded Service Program from 1989 until 1991. From 1986 until 1989, he was employed by the Rockwood Insurance Group, a property/casualty insurance company.

•	Margaret A. Noreen, age 46, has served as Vice President of Technology for Ohio Indemnity since March 2008. She joined Ohio Indemnity in January 2006 and served as Technology Director from January 2006 until March 2008. From 2003 until December 2005, Ms. Noreen served as the Chief Information Officer for Real Living, Inc, a national residential real estate company with offices located at 77 E. Nationwide Blvd, Columbus, Ohio 43215. From 1999 until 2003, she served as a consultant in the technology industry.

On November 16, 2009, the SEC filed, and on November 25, 2009 the United States District Court for the District of Columbia approved, settled enforcement actions against Bancinsurance and John S. Sokol that resolved an SEC investigation with respect to them. The settlement relates to one accounting matter in 2003 and the first quarter of 2004: reserving for Bancinsurance’s since-discontinued bond program. Under the terms of its settlement with the SEC, Bancinsurance consented, without admitting or denying the allegations in the complaint filed by the SEC, to the entry of a final judgment permanently enjoining Bancinsurance from violating Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. No fines, civil penalties or other sanctions were assessed against Bancinsurance. Under the terms of his settlement with the SEC, Mr. Sokol consented, without admitting or denying the allegations in the complaint filed by the SEC, to the entry of a final judgment permanently enjoining him from violating Sections 10(b) and 13(b)(5) of the Exchange Act and Rules 10b-5, 13b2-1 and 13b2-2 thereunder and from aiding and abetting any violation of Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13thereunder. He also agreed to pay a $60,000 civil penalty.

Fenist, LLC

Fenist, LLC, an Ohio limited liability company (“Acquiror”), was organized solely in anticipation of the Merger. The Rollover Shareholders collectively beneficially own all of Acquiror’s outstanding equity interests and will contribute to Acquiror immediately prior to the Merger all the Common Shares they beneficially own (except for Common Shares that underlie currently exercisable options). Upon completion of the Merger, Bancinsurance will be a wholly owned subsidiary of Acquiror.

Acquiror is authorized to engage in any lawful activity or business; however, as of the date of this Proxy Statement, Acquiror has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement and the Contribution and Voting Agreements.

The mailing address and telephone number of Acquiror’s principal executive offices are 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

Fenist Acquisition Sub, Inc.

Fenist Acquisition Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Acquiror (“Acquisition Sub”), was incorporated solely for the purpose of entering into the Merger Agreement and consummating the Merger with Bancinsurance. Upon completion of the Merger, Acquisition Sub will cease to exist. Acquisition Sub is authorized to engage in any lawful activity or business; however, Acquisition Sub has not conducted any activities to date other than those incident to its formation and negotiating and entering into the Merger Agreement.

The mailing address and telephone number of Acquisition Sub’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

John S. Sokol is the President, Treasurer, Secretary and sole director of Acquisition Sub. Acquisition Sub currently has no other directors or officers.

John S. Sokol

John S. Sokol is the Chairman of the Board, Chief Executive Officer and President of Bancinsurance. Additional biographical information regarding Mr. Sokol is contained above under the section entitled “THE PARTIES — Bancinsurance — Directors and Executive Officers.”

Mr. Sokol is also the sole managing member of Acquiror. Mr. Sokol is a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares he beneficially owns (except for 380,000 Common Shares that underlie currently exercisable stock options) pursuant to a Contribution and Voting Agreement. Because both Mr. Sokol and Acquiror share voting power of the Common Shares owned by the Rollover Shareholders pursuant to the Contribution and Voting Agreements, Mr. Sokol is deemed to currently beneficially own 3,886,996 Common Shares or approximately 69.4% of the outstanding Common Shares (including the 380,000 Common Shares that underlie currently exercisable stock options). Prior to the Rollover Shareholders entering into the Contribution and Voting Agreements, Mr. Sokol beneficially owned 2,493,873 Common Shares, including (1) 380,000 Common Shares that underlie currently exercisable stock options, (2) 52,965 restricted Common Shares, (3) 244,661 Common Shares owned by Mr. Sokol individually through a broker, (4) 66,247 Common Shares held by Mr. Sokol as custodian for his minor children and (5) 1,750,000 Common Shares beneficially owned by Mr. Sokol as the sole managing general partner and a general partner of Falcon. As the sole managing general partner of Falcon, Mr. Sokol has sole dispositive power over the Common Shares held of record by Falcon. As one of the two general partners of Falcon, Mr. Sokol shares with Barbara K. Sokol voting power over the Common Shares held of record by Falcon.

The mailing address and telephone number of Mr. Sokol’s principal executive offices are 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

Barbara K. Sokol

Barbara K Sokol, the mother of John S. Sokol, is the sole trustee and beneficiary of the Family Trust of the Si Sokol Trust and a general partner of Falcon.

Mrs. Sokol is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares she beneficially owns pursuant to a Contribution and Voting Agreement. Mrs. Sokol currently beneficially owns 2,397,068 Common Shares, or approximately 46.2% of the outstanding Common Shares. 466,272 of these Common Shares are owned of record or through a broker by Mrs. Sokol individually. 180,796 of these Common Shares are held by the Family Trust of the Si Sokol Trust, of which Mrs. Sokol is the sole trustee and beneficiary and exercises all rights with respect to such Common Shares. 1,750,000 of these Common Shares are beneficially owned by Mrs. Sokol as a general partner of Falcon. As one of the two general partners of Falcon, Mrs. Sokol shares with John S. Sokol voting power over the Common Shares held of record by Falcon.

The mailing address and telephone number of Mrs. Sokol’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

Falcon Equity Partners, L.P.

Falcon is an Ohio limited partnership whose only partners are either members of the Si Sokol family or trusts for their benefit. Falcon is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares it beneficially owns pursuant to a Contribution and Voting Agreement. Falcon currently beneficially owns 1,750,000 Common Shares, or approximately 33.7% of the outstanding Common Shares. John S. Sokol and Barbara K. Sokol share voting power over the Common Shares beneficially owned by Falcon. As the managing general partner of Falcon, Mr. Sokol has sole dispositive power over the Common Shares beneficially owned by Falcon.

The mailing address and telephone number of Falcon’s principal executive offices are c/o John S. Sokol, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, and (614) 220-5200.

Matthew D. Walter

Matthew D. Walter is a member of the Board. Additional biographical information regarding Matthew D. Walter is contained above under the section entitled “THE PARTIES — Bancinsurance — Directors and Executive Officers.” Mr. Walter is also a Rollover Shareholder and will contribute to Acquiror immediately prior to the Merger all the Common Shares he beneficially owns (except for 14,000 Common Shares that underlie currently exercisable stock options) pursuant to a Contribution and Voting Agreement. Mr. Walter beneficially owns 296,411 Common Shares, or approximately 5.7% of the outstanding Common Shares (including the 14,000 Common Shares that underlie currently exercisable stock options). The mailing address and telephone number of Mr. Walter’s principal executive offices are c/o Talisman Capital Partners, 330 West Spring Street, Columbus, Ohio 43215 and (614) 857-5000.

Except for John S. Sokol (as discussed above under the section entitled “THE PARTIES — Bancinsurance — Directors and Executive Officers”), none of Acquiror, Acquisition Sub, Barbara K. Sokol, Falcon, Mr. Walter, the executive officers and directors of Bancinsurance and Acquisition Sub, the managers and executive officers of Acquiror or the general partners of Falcon (1) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each individual named above is a U.S. citizen.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement but does not purport to describe all of the provisions of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. Bancinsurance urges you to read the Merger Agreement in its entirety before deciding to adopt the Merger Agreement and approve the Merger because it is the legal document that governs the Merger.

The representations and warranties described in the summary below and included in the Merger Agreement were made by Bancinsurance and Acquiror to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications, limitations and exceptions agreed to by Bancinsurance, Acquiror and Acquisition Sub in connection with negotiating its terms, including information contained in a confidential disclosure schedule that Bancinsurance provided to Acquiror and Acquisition Sub in connection with the Merger Agreement. None of Bancinsurance, Acquiror or Acquisition Sub is required under SEC rules to disclose these disclosure schedules publicly. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Bancinsurance, Acquiror and Acquisition Sub rather than establishing matters as facts. The Merger Agreement is described in this Proxy Statement and included as Appendix A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Bancinsurance, Acquiror and Acquisition Sub or their respective affiliates or their respective businesses. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Bancinsurance, Acquiror and Acquisition Sub, and you should read the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement for information regarding Bancinsurance, Acquiror and Acquisition Sub and their respective affiliates and their respective businesses.

The Merger

The Merger Agreement provides for the Merger of Acquisition Sub with and into Bancinsurance, with Bancinsurance as the surviving corporation after the Merger. Following the consummation of the Merger, Bancinsurance will be a privately held corporation and a wholly owned subsidiary of Acquiror. The Non-Rollover Shareholders will cease to have ownership interests in Bancinsurance and rights as Bancinsurance shareholders and will not participate in Bancinsurance’s future earnings and growth. Instead, at the effective time of the Merger, the Common Shares held by Non-Rollover Shareholders will be canceled and cease to exist and will be automatically converted into the right to receive $8.50 per Common Share in cash, without interest, as more fully described below.

The closing of the Merger will occur within two business days following the satisfaction or waiver of all of the conditions to the Merger contained in the Merger Agreement or on such other date as specified by Bancinsurance, Acquiror and Acquisition Sub. On the closing date, the parties will cause a Certificate of Merger to be filed with the Ohio Secretary of State, and the time of such filing will be the “effective time” of the Merger unless otherwise provided in the Certificate of Merger.

The Merger Agreement provides that the Articles of Incorporation attached to the Merger Agreement as Exhibit A will be the Articles of Incorporation of the surviving corporation and the Code of Regulations of Acquisition Sub immediately prior to the effective time of the Merger will be the Code of Regulations of the surviving corporation.

Treatment of Common Shares and Equity Awards

Common Shares

Each Common Share outstanding immediately prior to the effective time (other than Common Shares held by Bancinsurance or its subsidiaries, Acquiror or shareholders that perfect their dissenters’ rights under Ohio law) will be canceled and cease to exist and will be automatically converted into the right to receive the Merger Consideration in cash, without interest. Dissenting shareholders who do not vote to adopt the Merger Agreement and approve the Merger and otherwise comply with the provisions of Section 1701.85 of the Ohio Revised Code regarding dissenters’ rights will have the right to dissent and seek a determination of the fair cash value of their Common Shares and receive that fair cash value in lieu of the Merger Consideration. See the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS.”

Options

Before the effective time of the Merger, Bancinsurance will (1) cause each unexpired and unexercised option to purchase Common Shares issued under Bancinsurance’s 1994 Stock Option Plan and 2002 Stock Incentive Plan (collectively, the “Bancinsurance Stock Plan”) (including options held by John S. Sokol and Matthew D. Walter), whether or not exercisable or vested, to be canceled automatically and converted into the right to receive an amount in cash per Common Share equal to the excess of (a) the Merger Consideration over (b) the exercise price of such canceled stock option, and (2) pay such amount to the holders of the options. From and after the effective time of the Merger, any such canceled stock option shall no longer be exercisable by the former holder thereof.

Restricted Common Shares

Except for the restricted Common Shares currently owned by John S. Sokol, at the effective time of the Merger, each outstanding unvested restricted Common Share issued pursuant to the Bancinsurance Stock Plan will vest and no longer be subject to restrictions and be canceled and cease to exist and automatically converted into the right to receive the Merger Consideration. Immediately prior to the Merger, John S. Sokol will contribute to Acquiror all 52,965 restricted Common Shares he beneficially owns pursuant to a Voting and Contribution Agreement and, at the effective time of the Merger, those Common Shares will vest and no longer be subject to restrictions but will not be converted into the right to receive Merger Consideration.

Procedures for Exchange of Common Shares for Merger Consideration

As of the effective time of the Merger, Acquiror will deposit with an exchange agent selected by Acquiror reasonably acceptable to Bancinsurance (the “Exchange Agent”) the aggregate Merger Consideration to be paid under the Merger Agreement in exchange for certificates representing Common Shares and uncertificated Common Shares. Promptly after the effective time of the Merger, Acquiror or the Exchange Agent will mail a transmittal letter to each record holder of Common Shares at the effective time of the Merger containing instructions with respect to such exchange. Shareholders should not return stock certificates with the enclosed proxy card.

Upon (1) the surrender by a Non-Rollover Shareholder to the Exchange Agent of a certificate representing Common Shares together with a duly completed and validly executed letter of transmittal and such other documents as the Exchange Agent may reasonably request, or (2) the receipt by the Exchange Agent of a duly completed and validly executed letter of transmittal from a Non-Rollover Shareholder (and such other evidence of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated Common Shares, the Non-Rollover Shareholder will be entitled to receive in exchange for each such Common Share cash in an amount equal to the Merger Consideration, without interest. Any surrendered certificate will be canceled. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

From and after the effective time of the Merger, no transfers of Common Shares will be permitted on the stock transfer books of Bancinsurance, as the surviving corporation after the Merger. If, after the effective time of the Merger, certificates formerly representing Common Shares or uncertificated Common Shares are presented to Bancinsurance, they will be canceled and exchanged for the Merger Consideration.

Any portion of the exchange fund that remains unclaimed by former shareholders of Bancinsurance six months after the effective time of the Merger will be delivered to Acquiror upon demand; provided, however, that upon the request of the Exchange Agent, Acquiror will deliver to the Exchange Agent any such returned Merger Consideration that is payable to a holder of dissenting Common Shares upon such holder losing such holder’s dissenters’ rights. After that time, a holder of a certificate representing Common Shares may look only to Acquiror for payment of the Merger Consideration. Acquiror will not be liable to any holder of Common Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Common Shares two years after the effective time of the Merger will become, to the extent permitted by applicable law, the property of Acquiror. If you have lost your certificate, or if it has been stolen or destroyed, the Merger Agreement requires that you provide an affidavit to that fact.

Representations and Warranties

The Merger Agreement contains various representations and warranties by each of Bancinsurance and Acquiror, that are subject, in some cases, to exceptions and qualifications. The representations of Bancinsurance relate to, among other things:

•	the organization, qualification, good standing and authority of Bancinsurance, Ohio Indemnity and Agency;

•	the absence of any violations of the governing documents of Bancinsurance, Ohio Indemnity and Agency;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	the receipt by the Special Committee and the Board of the fairness opinion issued by Raymond James with respect to the Merger, the determination by the Special Committee and Board that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Bancinsurance and the shareholders of Bancinsurance other than Acquiror and its affiliates, the approval of the Special Committee and the Board of the Merger Agreement and the Merger and the recommendation of the Special Committee and the Board of the adoption of the Merger Agreement and the Merger;

•	required third party consents, notices and approvals;

•	the absence of conflicts with or violations or breaches of the organizational documents of Bancinsurance, Ohio Indemnity or Agency, any applicable laws or orders or certain contracts to which Bancinsurance, Ohio Indemnity or Agency is a party;

•	the capital structure of Bancinsurance;

•	the subsidiaries of Bancinsurance;

•	the timeliness, completeness and accuracy of Bancinsurance’s SEC filings and the compliance of such filings with applicable rules and regulations, including the SEC filings that will be made in connection with the transactions contemplated by the Merger Agreement;

•	the financial statements contained in Bancinsurance’s SEC filings and the absence of any material dispute in the three most recently completed and current fiscal years between Bancinsurance and its auditors;

•	the absence of certain events or material changes since December 31, 2009;

•	the compliance of Bancinsurance, Ohio Indemnity and Agency with applicable laws and orders;

•	the effectiveness of, and the absence of any material defaults under, the material government authorizations that Bancinsurance, Ohio Indemnity and Agency are required to possess; and

•	the inapplicability of any anti-takeover statutes, agreements or arrangements to the Merger Agreement or the transactions contemplated thereby.

The representations of Acquiror relate to, among other things:

•	the organization, good standing and authority of Acquiror and Acquisition Sub;

•	the limitation of Acquisition Sub’s activities to those conducted in connection with or contemplated by the Agreement;

•	the authorization, execution, delivery and enforceability of the Merger Agreement;

•	the governmental authorizations required in connection with Acquiror and Acquisition Sub’s execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	the absence of conflicts with or violations or breaches of the organizational documents of Acquiror or Acquisition Sub, any applicable laws or orders or certain contracts to which Acquiror or Acquisition Sub is a party;

•	the completeness and accuracy of the information provided by Acquiror for inclusion in Bancinsurance’s SEC filings that will be made in connection with the transactions contemplated by the Merger Agreement;

•	the absence of any proceeding or order relating to or affecting Acquiror or Acquisition Sub that could reasonably be expected to delay or impair Acquiror or Acquisition Sub’s ability to consummate the transactions contemplated by the Merger Agreement; and

•	assuming that the financing contemplated by the commitment letter received by Acquisition Sub from Fifth Third Bank is consummated at the closing of the Merger, the sufficiency of Acquisition Sub’s financing to pay the Merger Consideration and perform its obligations in connection with the transactions contemplated by the Merger Agreement.

Company Material Adverse Effect Definition

Many of the representations and warranties of Bancinsurance are qualified by a Company Material Adverse Effect standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, circumstance, violation or inaccuracy that, individually or in the aggregate, has been or could reasonably be expected to (1) be materially adverse to the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Bancinsurance and its subsidiaries, taken as a whole, or (2) prevent, materially delay or materially impair Bancinsurance’s ability to consummate the Merger, other than occurrences that are proximately and primarily caused by:

•	the announcement of the Merger Agreement;

•	general economic or political conditions that do not disproportionately affect Bancinsurance;

•	general conditions in Bancinsurance’s industry that do not disproportionately affect Bancinsurance;

•	changes in the trading price of the Common Shares between the execution of the Merger Agreement and the consummation of the Merger; and

•	changes in applicable laws or accounting rules that do not disproportionately affect Bancinsurance.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligations of each party to effect the Merger are subject to the satisfaction at or prior to the closing date of the following conditions:

•	the General Shareholder Approval and the Special Shareholder Approval;

•	no governmental authority shall have issued, enacted, adopted, promulgated or applied any order, injunction, judgment, decree, ruling or other similar requirement that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger and no applicable law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

•	all necessary governmental notices, consents or orders shall have been provided, made or obtained and shall be in full force and effect; and

•	there shall not be instituted or pending any suit, claim or proceeding by any governmental authority challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain damages in connection therewith.

Additional Conditions to Obligations of Bancinsurance

The obligations of Bancinsurance to effect the Merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any or all of which may be waived in whole or in part by Bancinsurance (with the approval of the Special Committee):

•	the representations and warranties of Acquiror and Acquisition Sub must be true and correct in all material respects as if made on and as of the closing date of the Merger (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date); and

•	Acquiror and Acquisition Sub must have performed in all material respects all of their obligations under the Merger Agreement.

Additional Conditions to Obligations of Acquiror and Acquisition Sub

The obligations of Acquiror and Acquisition Sub to effect the Merger are subject to the satisfaction at or prior to the closing date of the following additional conditions, any or all of which may be waived in whole or in part by Acquiror and Acquisition Sub:

•	the cancelation of each unexpired and unexercised option to purchase Common Shares issued under the Bancinsurance Stock Plan and the payment by Bancinsurance of the consideration to the holders thereof in connection therewith shall have been completed;

•	certain of Bancinsurance’s representations and warranties, to the extent not qualified as to materiality or material adverse effect, must be true in all material respects, and to the extent so qualified must be true in all respects, when made and immediately prior to the effective time of the Merger as if made at and as of such time (other than any representation or warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date); Bancinsurance’s other representations and warranties, disregarding any materiality or company material adverse effect qualifications contained therein, must be true when made and immediately prior to the effective time of the Merger as if made at and as of such time (other than any such representations and warranties made only as of a specified date, which need only to be true as of such specified date), provided, that such representations and warranties shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true would not reasonably be expected to have a material adverse effect on Bancinsurance;

•	Bancinsurance must have performed in all material respects its obligations under the Merger Agreement;

•	Acquisition Sub shall have received gross proceeds of at least $15 million on the terms and conditions set forth in the commitment letter it received from Fifth Third Bank or upon terms that are at least as favorable to Acquisition Sub as those set forth in the commitment letter;

•	there shall not be instituted or pending any suit, claim or proceeding by any governmental authority (1) seeking to restrain or prohibit the ownership or operation of Bancinsurance and its subsidiaries or Acquiror and its subsidiaries by Acquiror or its affiliates, (2) compelling Acquiror to dispose of, license or hold separate all or any material portion of the business, assets or products of Bancinsurance and its subsidiaries or Acquiror and its subsidiaries, (3) seeking to impose material limitations on the ability of Acquiror to acquire, hold or exercise full rights of ownership of Common Shares or any common shares of Bancinsurance, as the surviving corporation after the Merger, or (4) seeking to require divestiture by Acquiror, Acquisition Sub, or any of Acquiror’s affiliates of any equity interests;

•	there shall not be in effect any order, injunction, judgment, decree or ruling of any governmental authority that could reasonably be expected to result in any of the effects referred to in (1) through (4) of the immediately preceding bullet point; and

•	there shall not have been any fact, event, change, development or set of circumstances that has had, individually or in the aggregate, a material adverse effect on Bancinsurance;

Conduct Until the Merger

Bancinsurance has agreed that from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, it will, and will cause each of Ohio Indemnity and Agency to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to:

•	preserve intact its intellectual property, business organization and material assets;

•	keep available the services of its directors, officers and employees;

•	maintain in effect all of its governmental authorizations;

•	maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with Bancinsurance; and

•	take no action that would reasonably be expected to adversely affect or delay in any material manner the ability of any party to the Merger Agreement to obtain any required approval for the transactions contemplated thereby.

Covenants

Bancinsurance has made certain agreements with Acquiror and Acquisition Sub relating to actions that Bancinsurance will or will not take between the date of the Merger Agreement and the effective time of the Merger, subject to certain limited exceptions set forth in the Merger Agreement. These agreements are customary in transactions such as the Merger, and include the following:

•	the Board recommending that the shareholders of Bancinsurance vote in favor of the adoption of the Merger Agreement;

•	taking certain actions with respect to the preparation of this Proxy Statement and the Schedule 13E-3 Transaction Statement to be filed in connection with the Merger and in preparation for the Special Meeting;

•	giving Acquiror and its representatives reasonable access to Bancinsurance’s books and records and providing Acquiror and its representatives with information relating to Bancinsurance’s business and operations;

•	notifying Acquiror of certain matters;

•	taking actions necessary so that anti-takeover laws do not apply to the parties to the Merger Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	exercising complete control and supervision over the operations of Bancinsurance and its subsidiaries until the effective time of the Merger;

•	providing Acquiror with the opportunity to participate in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Merger and obtaining the consent of Acquiror prior to settling any shareholder litigation;

•	using commercially reasonable efforts to satisfy the requirements of the lender of the financing to be obtained by Acquiror or Acquisition Sub in connection with the Merger and using reasonable best efforts to provide all cooperation reasonably requested by Acquiror or Acquisition Sub in connection with the arrangement of the such financing;

•	increasing Bancinsurance’s directors’ and officers’ liability insurance coverage to levels Bancinsurance believes are consistent with similarly situated public companies;

•	using reasonable best efforts to consummate the transactions contemplated by the Merger Agreement;

•	cooperating with Acquiror in taking actions necessary to make all filings and timely seek all consents, waivers or approvals required in connection with the transactions contemplated by the Merger Agreement; and

•	consulting with Acquiror before making public announcements regarding the Merger Agreement or the transactions contemplated by the Merger Agreement.

Acquiror and Acquisition Sub made certain agreements with Bancinsurance relating to actions that they will or will not take between the date of the Merger Agreement and the effective time of the Merger, or otherwise in connection with the transactions contemplated by the Merger Agreement. The agreements include:

•	taking certain actions with respect to the preparation of this Proxy Statement and the Schedule 13E-3 Transaction Statement to be filed in connection with the Merger;

•	notifying Bancinsurance of certain matters;

•	Bancinsurance, as the surviving corporation after the Merger, honoring, or causing to be honored, all benefit obligations to, and contractual rights of, current and former employees and directors of Bancinsurance and its subsidiaries;

•	voting any Common Shares and shares of Acquisition Sub beneficially owned by Acquiror or any of its subsidiaries in favor of the adoption of the Merger Agreement;

•	keeping Bancinsurance reasonably informed regarding the status of the financing commitment and using commercially reasonable efforts to satisfy the requirements of the lender of the financing to be obtained by Acquiror or Acquisition Sub in connection with the Merger;

•	subject to certain exceptions set forth in the Merger Agreement, using reasonable best efforts to consummate the transactions contemplated by the Merger Agreement;

•	cooperating with Bancinsurance in taking actions necessary to make all filings and timely seek all consents, waivers or approvals required in connection with the transactions contemplated by the Merger Agreement; and

•	consulting with Bancinsurance before making public announcements regarding the Merger Agreement or the transactions contemplated by the Merger Agreement.

No Solicitation

Bancinsurance has agreed in the Merger Agreement that neither it nor its subsidiaries will:

•	directly or indirectly take any action to facilitate or encourage the submission of any acquisition proposal (as such term is defined in the Merger Agreement) or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal;

•	directly or indirectly conduct or engage in any discussions or negotiations regarding, furnish any person any information with respect to, or afford access to any person to, the business, properties, assets, books or records of Bancinsurance or any of its subsidiaries with respect to, or otherwise cooperate in any way, or assist, participate in, facilitate or encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Bancinsurance or any of its subsidiaries;

•	approve any transaction, or any third party becoming an “interested shareholder,” under Chapter 1704 of the Ohio Revised Code;

•	enter into any agreement relating to any acquisition proposal or requiring Bancinsurance to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder; or

•	resolve, propose or agree to do any of the foregoing.

The no-solicitation provision will not, however, prohibit the Board or Special Committee, before the shareholders adopt the Merger Agreement and approve the Merger, from furnishing information to, and entering into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding an acquisition proposal if the Board or the Special Committee:

•	determines, in its good faith judgment after consultation with outside counsel and its outside financial advisor, that such proposal or offer constitutes a proposal that is more favorable to Bancinsurance’s shareholders than the Merger and is reasonably capable of being completed before May 10, 2011 (or before August 10, 2011 if extended as provided in the Merger Agreement) (a “Superior Proposal”);

•	determines, in its good faith judgment after consultation with outside counsel, that in light of such proposal or offer, furnishing information and entering into discussions with such person is required by its fiduciary duties to the shareholders of Bancinsurance under applicable law;

•	confirms that such offer or proposal was not solicited by Bancinsurance in violation of the no solicitation provision; and

•	provides written notice to Acquiror of its intent to furnish information or enter into discussions with such person at least five business days before taking any such action.

If the Board or the Special Committee determines to change its recommendation with respect to the transactions contemplated by the Merger Agreement in favor of a Superior Proposal after determining in its good faith judgment after consultation with outside counsel at any time before the shareholders adopt the Merger Agreement and approve the Merger that making such a change in its recommendation is required by its fiduciary duties to the shareholders under applicable law, the Board must provide written notice to Acquiror advising Acquiror that the Board has received a Superior Proposal and specifying the material terms and conditions of, and the person making, the Superior Proposal. The Board and Special Committee may change their recommendation in favor of the Superior Proposal if Acquiror does not, within five business days of its receipt of the notice of Superior Proposal, make an offer that the Board or the Special Committee determines, in its good faith judgment, to be at least as favorable to Bancinsurance’s shareholders as the Superior Proposal.

The Rollover Shareholders own approximately 67% of the outstanding Common Shares (excluding Common Shares that underlie currently exercisable stock options), which will allow them to prevent Bancinsurance from obtaining the shareholder approval necessary to consummate any proposed acquisition of Bancinsurance. Because the Rollover Shareholders have indicated that they are not interested in pursuing any proposed acquisition other than the Merger, we believe the chances of Bancinsurance receiving a Superior Proposal are remote.

Termination

The Merger Agreement may be terminated and the Merger be abandoned at any time prior to the closing of the Merger:

•	by the mutual written consent of Bancinsurance and Acquiror;

•	by either Bancinsurance or Acquiror if:

•	the Merger has not been consummated on or before May 10, 2011, subject to Acquiror’s limited right to extend such date until August 10, 2011;

•	Bancinsurance’s shareholders fail to adopt the Merger Agreement and approve the Merger; or

•	any governmental authority of competent jurisdiction issues an order, decree, injunction, ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, injunction, ruling or other action becomes final and nonappealable, or if any applicable law is adopted that makes the consummation of the Merger illegal or otherwise prohibited;

•	by Acquiror if:

•	the Special Committee or Board (1) changes its recommendation with respect to the Merger in favor of a Superior Proposal or (2) adopts an alternative acquisition proposal;

•	Bancinsurance or any of its representatives materially breaches any of its obligations described above the section entitled “THE MERGER AGREEMENT—No Solicitation”; or

•	Bancinsurance fails to cure within the applicable cure period set forth in the Merger Agreement (1) any material breach of any of its covenants or agreements under the Merger Agreement not caused by the actions of John S. Sokol in his capacity as an executive officer of Bancinsurance or (2) any inaccuracy of any of its representations or warranties under the Merger Agreement that causes any of the conditions to Acquiror’s obligations to effect the Merger to not be satisfied as of the time of such breach or as of the time such representations and warranties becomes inaccurate;

•	by Bancinsurance if:

•	Acquiror or Acquisition Sub fails to cure within the applicable cure period set forth in the Merger Agreement (1) any material breach of any of their respective covenants or agreements under the Merger Agreement or (2) any material inaccuracy in any of their respective representations and warranties under the Merger Agreement; or

•	Bancinsurance provides written notice to Acquiror in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with the requirements set forth in the Merger Agreement.

Amendment and Waiver

The provisions of the Merger Agreement may only be amended or waived prior to the effective time of the Merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Indemnification

Until the sixth anniversary of the effective time of the Merger, Bancinsurance, as the surviving corporation after the Merger, will be required to:

•	maintain in effect officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger covering each person currently covered by Bancinsurance’s officers’ and directors’ liability insurance policy on terms with respect to coverage, amounts of deductibles, if any, and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement; provided, that Bancinsurance, as the surviving corporation after the Merger, will not be obligated to pay annual premiums in excess of 200% of the amount per annum Bancinsurance paid in its last full fiscal year prior to the date of the Merger Agreement; and

•	fulfill the obligations of Bancinsurance and its subsidiaries pursuant to (1) each indemnification agreement in effect between Bancinsurance or any of its subsidiaries and any person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the effective time of the Merger, a director or officer of Bancinsurance or any of its subsidiaries and (2) any indemnification provision and any exculpation provision set forth in the Articles of Incorporation or Code of Regulations of Bancinsurance in effect on the date of the Merger Agreement.

Expenses

Each party to the Merger Agreement will bear all of the costs and expenses it incurs in connection with the Merger Agreement, except that:

•	if the Merger Agreement is terminated by reason of (1) the shareholders voting against the adoption of the Merger Agreement and approval of the Merger, (2) Acquiror exercising any of its exclusive termination rights or (3) Bancinsurance providing written notice to Acquiror in connection with entering into a definitive agreement to effect a Superior Proposal, Bancinsurance will pay all of Acquiror’s and Acquisition Sub’s documented reasonable out-of-pocket fees and expenses actually incurred by Acquiror and its affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement within three business days of Bancinsurance’s receipt of an invoice therefor; and

•	if the Merger Agreement is terminated by reason of Acquisition Sub’s failure to receive the proceeds as set forth in the commitment letter it received from Fifth Third Bank, Acquiror will pay all of Bancinsurance’s documented reasonable out-of-pocket fees and expenses actually incurred by Bancinsurance on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement within three business days of Acquiror’s receipt of an invoice therefor.

RIGHTS OF DISSENTING SHAREHOLDERS

The following summary is a description of the steps you must take if you desire to perfect dissenters’ rights with respect to the Merger. The summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Appendix C to this Proxy Statement. We recommend that you consult with your own counsel if you have questions with respect to your rights under Section 1701.85.

“Dissenters’ rights” is your right to dissent from the Merger and have the “fair cash value” of your Common Shares determined by a court and paid in cash. The “fair cash value” of a Common Share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the Merger Agreement and approve the Merger is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed Merger is excluded. In no event can the “fair cash value” of a Common Share exceed the amount specified in the demand of the particular shareholder discussed below.

To perfect your dissenters’ rights, you must satisfy each of the following conditions:

•	you must be the record holder of the dissenting shares at the close of business on November 1, 2010; if you have a beneficial interest in Common Shares held of record in the name of any other person for which you desire to perfect dissenters’ rights, you must cause the shareholder of record to timely and properly act to perfect such rights;

•	you must not vote in favor of adoption of the Merger Agreement and approval of the Merger. You waive your dissenters’ rights if you vote for adoption of the Merger Agreement and approval of the Merger;

•	on or before the tenth day following the shareholders’ vote adopting the Merger Agreement and approving the Merger, you must serve a written demand on Bancinsurance for the “fair cash value” of the dissenting shares; the written demand must specify your name and address, the number of Common Shares as to which relief is sought and the amount that you claim as the “fair cash value” of the Common Shares for which you are exercising dissenters’ rights;

•	if requested by Bancinsurance, you must submit to Bancinsurance your certificates for the dissenting shares within 15 days after receipt of Bancinsurance’s request. Bancinsurance will then endorse the certificates with a legend that demand for the “fair cash value” has been made; and

•	if you and Bancinsurance cannot agree on the “fair cash value” of your dissenting shares, either you or Bancinsurance must, within three months after service of your written demand, file or join in a petition in the Court of Common Pleas of Franklin County, Ohio, for a determination of the “fair cash value” of the dissenting shares.

If you dissent from the Merger, your right to be paid the “fair cash value” of your Common Shares will terminate if:

•	for any reason, the Merger is not completed;

•	you fail to serve a timely and appropriate written demand upon Bancinsurance;

•	you do not, upon request of Bancinsurance, make timely and appropriate surrender of the certificates evidencing your dissenting shares for endorsement of a legend that demand for the “fair cash value” of such Common Shares has been made;

•	you withdraw your demand with the consent of the Board;

•	you and Bancinsurance have not agreed upon the “fair cash value” of your dissenting shares and you have not timely filed or joined in an appropriate petition in the Court of Common Pleas of Franklin County, Ohio; or

•	you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

Any shareholder who elects to exercise dissenters’ rights pursuant to Section 1701.85 of the Ohio Revised Code should mail such shareholder’s written demand upon Bancinsurance to Bancinsurance Corporation, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attention: Secretary.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth summary historical consolidated financial data. The summary historical consolidated financial data as of December 31, 2009 and 2008 and for the two years then ended has been derived from our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”), which is incorporated by reference into this Proxy Statement. The summary historical consolidated financial data as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 has been derived from our unaudited consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 (the “Form 10-Q”), which is incorporated by reference into this Proxy Statement. Our historical results included below are not necessarily indicative of our future performance, and the results of operations for the nine months ended September 30, 2010 are not necessarily indicative of our results of operations for the full year. The unaudited summary historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations at the end of and for the periods presented. The information contained in this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this Proxy Statement. More comprehensive financial information is included in the Form 10-K and the Form 10-Q and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the Form 10-K and the Form 10-Q and such other documents and all of the financial information and notes contained in those documents. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Summary Historical Consolidated Income Statement Data

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2009	2008	2010	2009

Total Revenues	$46,100,816	$49,001,729	$37,945,665	$33,610,544
Losses and Loss Adjustment Expenses	19,788,113	24,454,597	13,550,133	15,911,376
Operating Expenses	19,112,622	19,507,315	16,428,560	14,095,509
Other Expenses	839,035	4,521,717	515,880	637,447

Income Before Federal Income Taxes	6,361,046	518,100	7,451,092	2,966,212
Federal Income Tax Expense (Benefit)	1,292,316	(843,203)	2,049,051	244,271

Net Income	$5,068,730	$1,361,303	$5,402,041	$2,721,941

Per Common Share Data:
Net Income — Basic	$0.99	$0.27	$1.04	$0.53
Net Income — Diluted	$0.99	$0.27	$1.02	$0.53
Ratio of Earnings to Fixed Charges(1)	8.8	1.4	15.4	5.7

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings are defined as income before federal income taxes and fixed charges. Fixed charges consist of interest expense on debt.

Summary Historical Consolidated Balance Sheet Data

	December 31,	December 31,	September 30,
	2009	2008	2010

Investments	$88,473,662	$81,955,891	$104,328,949
Prepaid Reinsurance Premiums	41,949,098	35,615,978	52,600,710
Deferred Policy Acquisition Costs	3,723,961	4,535,805	4,544,699
Other Assets	26,633,177	24,545,927	21,396,197

Total Assets	$160,779,898	$146,653,601	$182,870,555

Loss and Loss Adjustment Expense Reserves	$20,243,241	$20,319,605	$16,548,444
Unearned Premiums	62,185,040	58,201,957	76,342,561
Other Liabilities	15,514,898	15,506,658	18,618,648
Short-term Debt	3,000,000	2,500,000	4,000,000
Long-term Debt	15,465,000	15,465,000	15,465,000

Total Liabilities	116,408,179	111,993,220	130,974,653
Shareholders’ Equity	44,371,719	34,660,381	51,895,902

Total Liabilities and Shareholders’ Equity	$160,779,898	$146,653,601	$182,870,555

No separate financial information is provided for Acquiror because Acquiror is a newly formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. We do not believe that such information is material to shareholders in evaluating the proposed Merger and the Merger Agreement because (1) the proposed Merger Consideration is all cash and (2) if the Merger is completed, the Common Shares will cease to be publicly traded.

Book Value Per Common Share

Our book value per Common Share as of September 30, 2010 was $10.00.

TRADING MARKET AND PRICE FOR COMMON SHARES

The Common Shares are dually quoted on the OTC Bulletin Board and in the “pink sheets” in the over-the-counter market under the symbol “BCIS.” As of November 1, 2010, we had approximately 600 shareholders of record. The following table sets forth the reported high and low sales prices for the Common Shares on the OTC Bulletin Board and in the “pink sheets” for each completed quarterly period within the fiscal years ended December 31, 2010, 2009 and 2008.

	Price Range
Fiscal 2010	High	Low

First Quarter	$5.80	$4.50
Second Quarter	6.25	5.80
Third Quarter	8.22	6.00

Fiscal 2009	High	Low

First Quarter	$4.50	$3.51
Second Quarter	5.00	3.00
Third Quarter	4.00	3.40
Fourth Quarter	6.50	3.45

Fiscal 2008	High	Low

First Quarter	$5.20	$4.30
Second Quarter	5.10	4.25
Third Quarter	6.00	4.50
Fourth Quarter	6.00	3.25

These prices may reflect inter-dealer prices without retail mark-up, markdown or commissions and may not represent actual transactions. The trading volume for the Common Shares has historically been relatively limited and a consistently active trading market for the Common Shares may not occur on the OTC Bulletin Board and in the “pink sheets.”

Dividends

On November 13, 2009, the Board declared a cash dividend of $0.50 per share (approximately $2.6 million in the aggregate) payable on December 14, 2009 to holders of record of the Common Shares as of the close of business on November 30, 2009. We have not historically paid cash dividends and did not declare or pay any other cash dividends on the Common Shares during the fiscal years ended December 31, 2008 and 2009. The declaration and payment of future dividends (if any) are subject to the discretion of the Board and will depend upon our results of operations, financial condition, capital levels and requirements, cash requirements and future prospects, any legal, tax, regulatory and contractual restrictions and other factors deemed relevant by the board of directors.

Ohio Indemnity is restricted by the insurance laws of the State of Ohio as to amounts that can be transferred to Bancinsurance in the form of dividends without the prior approval of The Ohio Department of Insurance. Ohio Indemnity may pay dividends without such prior approval only from earned surplus and only to the extent that all dividends in the trailing twelve months do not exceed the greater of 10% of its statutory surplus as of the end of the prior fiscal year or statutory net income for the prior calendar year. During 2010, the maximum amount of dividends that may be paid to Bancinsurance by Ohio Indemnity without such prior approval is $5,300,961.

RELATED PARTY TRANSACTIONS

Pursuant to separate undertaking agreements, dated November 12, 2007, between Bancinsurance and John S. Sokol, Matthew C. Nolan and Stephen J. Toth, we agreed to advance reasonable legal fees and expenses incurred by each executive officer in connection with the SEC investigation regarding the accounting for our discontinued bond program. On November 16, 2009, the SEC filed, and on November 25, 2009 the United States District Court for the District of Columbia approved, a settled enforcement action against John S. Sokol that resolved the SEC investigation with respect to him. On February 3, 2010, we were informed that the staff of the SEC had completed its investigation as to Messrs. Nolan and Toth and did not intend to recommend to the SEC any enforcement action against either executive officer. The Board has determined that none of these executive officers is required to repay any amounts advanced to him pursuant to his undertaking agreement for legal fees and expenses incurred in connection with the SEC investigation. In 2009 and 2008, we paid the following legal fees for each executive officer:

	2009	2008

John S. Sokol	$98,656	$743,224
Matthew C. Nolan	$90,595	$784,702
Steven J. Toth	$44,648	$666,295

In 2009, John S. Sokol, Matthew C. Nolan, Margaret A. Noreen, Daniel J. Stephan and Stephen J. Toth received total compensation of $924,331, $353,857, $212,962, $386,800 and $194,439, respectively. In 2008, John S. Sokol, Matthew C. Nolan, Margaret A. Noreen, Daniel J. Stephan and Stephen J. Toth received total compensation of $776,226, $313,111, $197,339, $339,135 and $182,462, respectively.

In 1994, we entered into a Split-Dollar Insurance Agreement with a bank, as trustee, for the benefit of Si Sokol, Bancinsurance’s founder and former Chairman and Chief Executive Officer, and his spouse, Barbara K. Sokol. The trustee has acquired a second-to-die life insurance policy on the lives of the insureds, in the aggregate face amount of $2,700,000. On July 3, 2007, Si Sokol passed away and was survived by Barbara K. Sokol. At December 31, 2009 and 2008, Bancinsurance had loaned the trustee $1,135,905 and $1,060,743, respectively, under this agreement for payment of insurance premiums, which is included in loans to affiliates in our consolidated balance sheet contained in the Form 10-K. Amounts loaned by Bancinsurance to the trustee are to be repaid, in full, without interest, from any of the following sources: (1) cash surrender value of the underlying insurance policies; (2) death benefits; and/or (3) the sale of 15,750 Common Shares contributed by Si Sokol to the trust.

PRIOR PURCHASES OF COMMON SHARES

Except as set forth in the table below, there have been no purchases of Common Shares during the past two years by Bancinsurance or any of the Acquiror Filing Persons:

Purchaser	Amount	Price ($)	Date

Matthew D. Walter(1)	93,000	$5.31	5/25/2010
Director
Matthew D. Walter(2)	164,411	$7.25	8/9/2010
Director
Bancinsurance Corporation(3)	23,922	$7.25	8/2/2010

(1)	Mr. Walter purchased these Common Shares from Edward F. Feighan, who is one of the Rollover Shareholders.

(2)	Mr. Walter purchased 63,611 Common Shares from Carla A. Sokol, who is a Rollover Shareholder, and purchased the other 100,800 Common Shares from Joseph E. LoConti, who is also a Rollover Shareholder.

(3)	We withheld 12,487 of these Common Shares to satisfy the tax withholding obligations incurred in connection with the vesting of restricted Common Shares held by John S. Sokol, 5,655 of these Common Shares to satisfy the tax withholding obligations incurred in connection with the vesting of restricted Common Shares held by Daniel J. Stephan, 2,476 of these Common Shares to satisfy the tax withholding obligations incurred in connection with the vesting of restricted Common Shares held by Margaret A. Noreen, 2,306 of these Common Shares to satisfy the tax withholding obligations incurred in connection with the vesting of restricted Common Shares held by Stephen J. Toth and 998 of these Common Shares to satisfy the tax withholding obligations incurred in connection with the vesting of restricted Common Shares held by two non-executive employees of Ohio Indemnity.

RECENT TRANSACTIONS

No transactions in Common Shares have been effected during the past 60 days by (1) Bancinsurance or any of the Acquiror Filing Persons, (2) any executive officer, director, affiliate or subsidiary of Bancinsurance or any of the Acquiror Filing Persons or (3) any pension or profit-sharing plan of Bancinsurance.

SECURITIES OWNERSHIP

The Common Shares are our only outstanding class of voting securities. The following table sets forth information regarding the beneficial ownership of the Common Shares as of November 1, 2010 by (1) each person who beneficially owns more than 5% of the Common Shares to the extent known to management, (2) each director and executive officer of Bancinsurance and (3) all directors and executive officers of Bancinsurance, as a group.

	Number of
	Common Shares	Percent
	Beneficially	of
Name of Beneficial Owner	Owned	Class(1)

John S. Sokol(2)(3)(6)	3,866,996	69.40%
Fenist, LLC(2)	3,486,996	67.16%
Barbara K. Sokol(2)(4)	2,397,068	46.17%
Falcon Equity Partners, L.P.(2)(5)	1,750,000	33.71%
Matthew D. Walter(6)	296,411	5.69%
Douglas R. Borror(6)	13,000	*
Kenton R. Bowen(6)	30,000	*
Stephen P. Close(6)	8,000	*
Edward N. Cohn(6)	8,000	*
Daniel D. Harkins(6)	63,150	1.21%
Matthew C. Nolan(6)(7)	60,396	1.16%
Margaret A. Noreen(6)(7)	36,126	*
Daniel J. Stephan(6)(7)	129,556	2.46%
Stephen J. Toth(6)(7)	54,915	1.05%
All directors and executive officers as a group (11 persons)	4,284,139	74.03%

*	Represents less than 1% of the outstanding Common Shares

(1)	The “Percent of Class” is based on the 5,191,784 Common Shares outstanding on November 1, 2010. Except as otherwise noted, the beneficial owner has sole voting and dispositive power over the Common Shares shown.

(2)	The Rollover Shareholders have entered into Contributing and Voting Agreements pursuant to which the Rollover Shareholders have agreed to: (a) vote the Common Shares beneficially owned by each of them in favor of adopting the Merger Agreement and approving the Merger; (b) contribute to Acquiror immediately prior to the Merger the 3,486,996 Common Shares collectively beneficially owned by them; (c) grant to Acquiror an irrevocable proxy with respect to the Common Shares beneficially owned by each of them for purposes of any vote or consent of the Company’s shareholders regarding the Merger, the Merger Agreement and certain related matters; and (d) not dispose of the Common Shares beneficially owned by them during the term of the Contribution and Voting Agreements. John S. Sokol is the sole managing member of Acquiror. Because both Mr. Sokol and Acquiror share voting power of the Common Shares owned by the Rollover Shareholders pursuant to the Contribution and Voting Agreements, such shares are included in the number of Common Shares listed in this table as beneficially owned by Mr. Sokol and Acquiror. Other than the Common Shares owned by Mr. Sokol, Barbara K. Sokol, Falcon and Matthew D. Walter, the Rollover Shareholders collectively beneficially own 443,644 Common Shares.

(3)	John S. Sokol is the sole managing member of Acquiror. Because both Mr. Sokol and Acquiror share voting power of the Common Shares owned by the Rollover Shareholders pursuant to the Contribution and Voting Agreements, such shares are included in the number of Common Shares listed in this table as beneficially owned by Mr. Sokol and Acquiror. Prior to the Rollover Shareholders entering into the Contribution and Voting Agreements, Mr. Sokol beneficially owned 2,493,873 Common Shares (including (a) 380,000 Common Shares that underlie currently exercisable stock options, (b) 12,453 restricted Common Shares that vest on July 31, 2011, (c) 40,512 restricted Common Shares that vest in one-half increments on July 27, 2011 and 2012 (all of the restricted Common Shares beneficially owned by Mr. Sokol are subject to Mr. Sokol’s continued employment with Bancinsurance on the applicable vesting date), (d) 244,661 Common Shares that are owned by Mr. Sokol individually through a broker, (e) 66,247 Common Shares held by Mr. Sokol as custodian for his minor children and (f) 1,750,000 Common Shares that Mr. Sokol beneficially owns as the sole managing general partner and a general partner of Falcon). As the sole managing general partner of Falcon, Mr. Sokol has sole dispositive power over the Common Shares held of record by Falcon. As one of the two general partners of Falcon, Mr. Sokol shares with Barbara K. Sokol voting power over the Common Shares held of record by Falcon.

(4)	Barbara K. Sokol beneficially owns 2,397,068 Common Shares (including (a) 466,272 Common Shares owned by Mrs. Sokol of record or individually through a broker, (b) 180,796 Common Shares held by the trustee of the Family Trust of the Si Sokol Trust, of which Mrs. Sokol is the sole trustee and beneficiary and exercises all rights with respect to such Common Shares, and (c) 1,750,000 that Mrs. Sokol beneficially owns as a general partner of Falcon). As one of the two general partners of Falcon, Mrs. Sokol shares with John S. Sokol voting power over the Common Shares held of record by Falcon.

(5)	John S. Sokol and Barbara K. Sokol share voting power over the Common Shares beneficially owned by Falcon. As the managing general partner of Falcon, Mr. Sokol has sole dispositive power over the Common Shares beneficially owned by Falcon.

(6)	Includes 8,000, 10,000, 8,000, 6,000, 14,000, 14,000, 28,000, 16,000, 75,000, and 36,000 Common Shares that underlie currently exercisable options or options exercisable within 60 days of November 1, 2010 held by Douglas G. Borror, Kenton R. Bowen, Stephen P. Close, Edward N. Cohn, Daniel D. Harkins, Matthew D. Walter, Matthew C. Nolan, Margaret A. Noreen, Daniel J. Stephan and Stephen J. Toth, respectively.

(7)	Includes (a) 3,122, 2,565, 5,004 and 2,449 restricted Common Shares held by Matthew C. Nolan, Margaret A. Noreen, Daniel J. Stephan and Stephen J. Toth, respectively, which vest on July 31, 2011, subject to such executive officer’s continued employment with Bancinsurance on such vesting date; and (b) 10,146, 7,842, 19,618 and 7,182 restricted Common Shares held by Matthew C. Nolan, Margaret A. Noreen, Daniel J. Stephan and Stephen J. Toth, respectively, which vest in one-half increments on July 27, 2011 and 2012, subject to such executive officer’s continued employment with Bancinsurance on the applicable vesting date.

The address of Acquiror and John S. Sokol is 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attn: John S. Sokol.

SHAREHOLDER PROPOSALS

If the Merger is consummated, there will be no public shareholders of Bancinsurance and no public participation in any future meetings of shareholders of Bancinsurance. However, if the Merger is not consummated, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings. The timing of, and public participation in, the 2010 Annual Meeting of Shareholders depends on the timing and outcome of the Special Meeting. We currently expect that the Merger will be consummated during the fourth quarter of 2010. If the Merger is consummated prior to December 30, 2010, there will be no public participation in our 2010 Annual Meeting of Shareholders. If the Merger is not consummated prior to December 30, 2010, we plan to hold the 2010 Annual Meeting of Shareholders on December 30, 2010. In such case, because the date of the 2010 Annual Meeting of Shareholders would be changed by more than 30 days from the date of our 2009 Annual Meeting of Shareholders, we will extend the deadlines for submitting shareholder proposals for the 2010 Annual Meeting of Shareholders. Any proposals from shareholders which are intended to be presented at the 2010 Annual Meeting of Shareholders must be received by us by December 1, 2010 to be eligible for inclusion in the proxy statement and proxy card for that meeting. Such proposals may be included in the proxy statement and proxy card for the 2010 Annual Meeting of Shareholders if they comply with certain rules and regulations promulgated by the SEC. In addition, if a shareholder intends to present a proposal at the 2010 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement and proxy card for that meeting and written notice of the proposal is not received by us on or before by December 1, 2010, or if we meet other requirements of the SEC rules, proxies solicited by the Board for that meeting will confer discretionary authority to vote on such proposal at the meeting. In each case, written notice must be given to Bancinsurance Corporation, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attn: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. Accordingly, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You can read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains materials we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Because the Merger is a “going-private” transaction, Bancinsurance, Acquiror, Acquisition Sub, Falcon, John S. Sokol, Barbara K. Sokol and Matthew D. Walter filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement. Specifically, we incorporate by reference into this Proxy Statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on March 23, April 23, May 4, June 15, June 18, July 1, July 19 and August 12, 2010.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this Proxy Statement and prior to final adjournment of the Special Meeting.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement that we filed with the SEC before the Proxy Statement shall be deemed to be modified or superseded for purposes of the Proxy Statement to the extent that a statement contained herein modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

Bancinsurance will provide without charge to any person to whom a copy of this Proxy Statement has been delivered a copy of any or all of the documents referred to above that have been incorporated by reference in this Proxy Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for copies should be directed to Bancinsurance Corporation, 250 East Broad Street, 7th Floor, Columbus, Ohio 43215, Attn: Secretary; telephone number (614) 220-5200. To ensure delivery of requested documents prior to the Special Meeting, any such request should be made not later than November 29, 2010.

The information concerning Bancinsurance contained or incorporated by reference in this Proxy Statement has been provided by us, the information regarding Acquiror and Acquisition Sub contained in this Proxy Statement has been provided by Acquiror and Acquisition Sub, and the information regarding the Rollover Shareholders contained in this Proxy Statement has been provided by the Rollover Shareholders.

You should rely only on the information contained in or incorporated by reference into this Proxy Statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this Proxy Statement. This Proxy Statement is dated November 8, 2010. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to you shall not create any implication to the contrary.

OTHER BUSINESS

Other than the matters discussed in this Proxy Statement, the Board does not know of any other matters to be presented for action at the Special Meeting. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment in light of the conditions then prevailing.

By Order of the Board of Directors

Matthew C. Nolan
Secretary

Columbus, Ohio
November 8, 2010

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

August 10, 2010

among

FENIST, LLC,

FENIST ACQUISITION SUB, INC.

and

BANCINSURANCE CORPORATION

A-i

Exhibit A — Amended and Restated Articles of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 10, 2010, by and among Fenist, LLC, an Ohio limited liability company (“Parent”), Fenist Acquisition Sub, Inc., an Ohio corporation (“Merger Sub”) and Bancinsurance Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and deemed it advisable and in the best interests of their respective companies, shareholders and members to consummate the merger of the Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, the Board of Directors of the Company, upon the recommendation of a special committee of the Board of Directors consisting solely of independent directors (the “Special Committee”), has (i) determined that the Merger, this Agreement and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the Merger, this Agreement and the other transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the Merger, any offer, proposal, inquiry or indication of interest (whether written or oral) relating to any transaction or series of related transactions involving (i) any acquisition or purchase (including by means of a tender or exchange offer), directly or indirectly, of any voting or equity securities of the Company or any of its Subsidiaries, representing more than 10% of the voting power in the Company or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 10% or more of the assets of the Company and its Subsidiaries (measured by the lesser of book or fair market value thereof), taken as a whole, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for the purposes of this Agreement and prior to the Effective Time, neither the Company nor any subsidiary thereof shall be deemed to be an Affiliate of Parent or Merger Sub.

“Applicable Law” means, with respect to any Person, any federal, state, local and foreign laws, statutes, rules, regulations, ordinances, codes, constitutions, treaties, licenses, permits, Orders or other similar requirements enacted, adopted, promulgated or applied by a Governmental Authority (including common law or the interpretation thereof) that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, circumstance, violation or inaccuracy (any such item, an “Effect”) that, individually or in the aggregate, has been or could reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impair the Company’s ability to consummate the Merger; provided, however, that the foregoing shall not include any Effect primarily and proximately resulting from (A) the announcement or existence of this Agreement, (B) general economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) changes in the trading price of the shares of Company Common Stock between the date hereof and the Effective Time or (E) changes in Applicable Law, GAAP or SAP that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, when compared to other companies participating in the same industry as the Company.

“Company Stock Option” means each option to purchase Company Common Stock outstanding under the Company’s 1994 Stock Option Plan and 2002 Stock Incentive Plan.

“Company Stock Plan” means, collectively, the Company’s 1994 Stock Option Plan and 2002 Stock Incentive Plan.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Debt Financing” means the financing contemplated by the Debt Financing Letter or any substitute for such financing obtained by Merger Sub.

“Debt Financing Letter” means the letter dated as of July 15, 2010 from Fifth Third Bank.

“Disinterested Shareholders” means holders of Company Common Stock, excluding Parent or its Affiliates, who cast votes at the Shareholder Meeting (whether in person or by proxy) in favor of or against the Company adopting this Agreement and entering into the transactions contemplated hereby.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Indebtedness” means any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Subsidiary” means each of Ohio Indemnity Company, an Ohio corporation, and Ultimate Services Agency, LLC, an Ohio limited liability company.

“Ohio Law” means the General Corporation Law of the State of Ohio.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Proxy Statement” means a definitive proxy statement relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

“SAP” means shall mean statutory accounting principles or practices required or permitted by National Association of Insurance Commissioners and by the appropriate insurance department of the jurisdiction of domicile of each insurance subsidiary of the Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Schedule 13e-3” means a Schedule 13e-3, including any amendment or supplement thereto, as defined in the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” shall mean the occurrence of both of the following: (i) the affirmative vote of the holders of a majority of the outstanding voting power of the Company Common Stock and (ii) the affirmative vote of the holders of a majority of the outstanding voting power of the shares of Company Common Stock held by the Disinterested Shareholders, in each case adopting this Agreement and approving the Merger and the other transactions contemplated hereby.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), 4.05(a), 4.05(b), 4.05(c)(i)-(iv), and 4.13.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person, including, without limitation, the Material Subsidiaries.

“Superior Proposal” means an Acquisition Proposal that the Company Board or the Special Committee determines, in its good faith judgment and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be (i) more favorable to the Company’s shareholders than the Merger, and (ii) reasonably capable of being completed by a date that is not materially later than the End Date; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Alternative Proposal Adoption	6.03(c)
Board Recommendation	6.02(b)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Change in the Company Recommendation	6.03(c)
Closing	2.01
Company	Preamble
Company Disclosure Schedule	4
Company Preferred Stock	4.05(a)
Company Expenses	9.04(c)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Option Redemption	2.06(c)
Company Subsidiary Securities	4.06(b)
Current Premium	6.12(a)
Dissenting Shares	2.05
Effective Time	2.02(b)
End Date	8.01(b)(i)
Exchange Agent	2.04(a)
Indemnified Parties	6.12(b)
Insurance Entities	4.09(a)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Notice of Superior Proposal	6.03(c)
Parent	Preamble
Parent Expenses	9.04(b)
Payment Fund	2.04(a)
Redeemed Company Stock Option	2.06(c)
Restricted Shares	2.06(a)
Shareholders’ Meeting	6.02(a)
Surviving Corporation	2.02(c)
Uncertificated Shares	2.04(a)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01.  The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Taft Stettinius & Hollister, 21 East State Street, Suite 1200, Columbus, Ohio 43215, unless another place is agreed to in writing by the parties hereto.

Section 2.02.  The Merger.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Ohio in connection with, and to effect, the Merger in such form as is required by, and executed and acknowledged in accordance with, the Ohio Law.

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Ohio Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Ohio Law. Without limiting the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action in the name of and on behalf of either the Company or the Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of the Agreement.

Section 2.03.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(c) or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time and not owned by Parent shall be converted into the right to receive $8.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.03(a) will no longer be outstanding and will be canceled and will cease to exist, and each holder of a Certificate or an Uncertificated Share that immediately prior to the Effective Time represented such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange therefor in accordance with Section 2.04;

(b) each share of Company Common Stock outstanding immediately prior to the Effective Time and owned by Parent will no longer be outstanding and will be canceled and will cease to exist.

(c) each share of Company Common Stock held by the Company or any direct or indirect Subsidiary of the Company, including any such shares held as treasury stock by the Company, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(d) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, and these shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04.  Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging the Merger Consideration for (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (the “Payment Fund”). Any income from investment of such funds, which investment will be in accordance with the instructions of Parent, will be payable solely to Parent (or its designee). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt by the Exchange Agent of a duly completed and validly executed letter of transmittal (including such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective

Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand; provided, however, that upon the request of the Exchange Agent, Parent will deliver to the Exchange Agent any such returned Merger Consideration that is payable to a holder of Dissenting Shares who subsequently loses such holder’s appraisal rights under the Ohio Law.

Section 2.05.  Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement and who has properly demanded appraisal for such shares in accordance with, and who complies in all material respects with, Sections 1701.84 and 1701.85 of the Ohio Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Ohio Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall represent the right to receive payment of the fair cash value of such Dissenting Shares in accordance with and to the extent provided by Sections 1701.84 and 1701.85 of the Ohio Law; provided, that if, after the Effective Time, such holder fails to perfect, or otherwise waives, withdraws or loses such holder’s right to appraisal under Sections 1701.84 and 1701.85 of the Ohio Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 1701.84 and 1701.85 of the Ohio Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument or communication delivered to the Company in connection with the provisions of the Ohio Law relating to appraisal rights, and Parent shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.  Company Stock Plan.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each outstanding unvested share of restricted Company Common Stock issued pursuant to the Company Stock Plan (a “Restricted Share”) will be vested and no longer subject to restrictions, and shall be treated as provided in Section 2.03(a) or Section 2.03(b), as applicable.

(b) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Stock Option or Restricted Share, or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity

Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(c) Prior to the Effective Time but after satisfaction of all conditions precedent to the Merger set forth in Article VII hereof that are capable of being satisfied prior to the Effective Time (other than the condition set forth in Section 7.02(a)), the Company shall: (i) cause each Company Stock Option that (a) is issued and outstanding (whether or not exercisable or vested) and (b) has an exercise price per share that is less than the Merger Consideration (each such option, a “Redeemed Company Stock Option”) to be cancelled automatically and converted into the right to receive an amount in cash per share equal to the excess of (x) the Merger Consideration over (y) the exercise price of such Redeemed Company Stock Option (the “Redeemed Option Consideration”); and (ii) pay the applicable Redeemed Option Consideration to each holder of Redeemed Company Stock Options. The actions described in this Section 2.06(c) are sometimes referred to hereinafter as the “Company Stock Option Redemption”.

(d) Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain any consents or releases, if any, from the holders of Company Stock Options and Restricted Shares under the Company Stock Plan and to take all such other lawful action which in any case the Company determines is reasonably necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, and including adopting any necessary actions or resolutions of the Company Board or, if appropriate, any committee administering the Company Stock Plan) to provide for and give effect to the transactions contemplated by this Section 2.06. Except as otherwise agreed to in writing by the parties, (i) the Company Stock Plan will terminate as of the Effective Time and (ii) the Company shall use commercially reasonable efforts to assure that following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan to acquire the capital stock of the Company or the Surviving Corporation.

Section 2.07.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08.  Withholding Rights.  Each of Parent and the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Articles of Incorporation.  The articles of incorporation of the Company shall be amended at the Effective Time to read in their entirety as set forth in Exhibit A hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Code of Regulations.  The code of regulations of the Company shall be amended at the Effective Time to read in their entirety as the code of regulations of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the code of regulations of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (A) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which identifies the items of disclosure by reference to a particular Section or subsection of this Agreement, or (B) as identified in and reasonably apparent from the Company SEC Documents filed by the Company with the SEC since January 1, 2010, and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than any “risk factor” disclosure, forward looking discussions, or any other disclosure that is predictive, cautionary or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.  Corporate Existence and Power.  Each of the Company and its Material Subsidiaries is a corporation or a limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all corporate or limited liability company, as the case may be, powers required to carry on its business as now conducted. Each of the Company and its Material Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company and its Material Subsidiaries has heretofore delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of the articles of incorporation, code of regulations, articles of organization, and operating agreement, as the case may be, of the Company and its Material Subsidiaries as is currently in effect. Each of the Company and its Material Subsidiaries is not in violation of any of the provisions of its articles of incorporation, code of regulations, articles of organization, or operating agreement, as the case may be.

Section 4.02.  Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. Upon the recommendation of the Special Committee, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly approved and adopted by the Company Board. The Shareholder Approval is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company other than the receipt of the Shareholder Approval are necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution, and delivery by each of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and

(ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Special Committee and the Company Board have received the opinion of Raymond James & Associates, Inc. (the “Financial Advisor”), dated August 10, 2010, to the effect that as of such date and subject to the qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock entitled to payment thereof pursuant to Section 2.03(a), is fair, from a financial point of view, to such holders. By unanimous vote, the Special Committee, at a meeting duly called and held prior to the execution of this Agreement: (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than Parent, Merger Sub and their Affiliates); and (B) recommended this Agreement and the transactions contemplated by this Agreement, including the Merger, to the Company Board and the holders of shares of Company Common Stock for their adoption. Upon the recommendation of the Special Committee, the Company Board has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than Parent, Merger Sub and their Affiliates), unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, resolved to make the Board Recommendation, and directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption.

Section 4.03.  Consents and Approvals.  Except for (i) the filing with the SEC of a Schedule 13e-3, (ii) the filing with the SEC of the Proxy Statement, (iii) the Shareholder Approval, (iv) the filing of the Certificate of Merger as required by Ohio Law, (v) the filing of applications and notices with the applicable Governmental Authorities governing insurance and the approval of such applications or the grant of orders approving the transactions contemplated by this Agreement or exempting the transactions contemplated by this Agreement from the procedures for approval of mergers or acquisitions of domestic insurance companies or the expiration of any applicable waiting periods thereunder and (vi) the consents, notices and approvals set forth in Section 4.03 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby and the compliance by the Company of its obligations hereunder do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation, code of regulations, articles of organization, or operating agreement, as the case may be, of the Company or any Material Subsidiary, (ii) assuming the Shareholder Approval has been duly obtained and all consents, notices and approvals described in Section 4.03 have been made and any waiting periods required thereunder have terminated or expired, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order that applies to or binds the Company or any Material Subsidiary, (iii) except as set forth in Section 4.04 of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Material Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any Material Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of Company Material Adverse Effect shall be taken into account.

Section 4.05.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, (ii) 100,000 shares of Class A Serial Preference Shares, no par value (the “Class A Shares”) and (iii) 98,646 shares of Class B Serial Preference Shares, no par value (the “Class B Shares”) (the Class A Shares and Class B Shares, collectively, the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s articles of incorporation. At the close of business on August 9, 2010, 5,191,784 shares of Company Common Stock were issued and outstanding, of which 113,507 are Restricted Shares subject to current restrictions, 978,557 shares of Company Common Stock were held by the Company as treasury shares, and no shares of Company Preferred Stock were issued and outstanding; no warrants to purchase Company Common Stock were issued and outstanding; Company Stock Options to purchase an aggregate of 681,000 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 637,000 shares of Company Common Stock were exercisable), with a weighted average exercise price of $5.68. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or upon the exercise of outstanding warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights and issued in material compliance with Applicable Law.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on August 9, 2010, a complete and correct list of all outstanding Company Stock Options, including with respect to each such award, the number of shares subject to such award, the name of the holder, the grant date, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, the exercise price per share and the vesting schedule (including the extent to which it will become accelerated as a result of the Merger) and expiration date of each such award. The Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement used for awards under the Company Stock Plans is included as part of Section 4.05(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 4.05(a) and for changes since August 9, 2010 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

Section 4.06.  Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 4.06(b) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(c) Except for the Company Subsidiary Securities and securities held in the Company’s and its Subsidiaries’ investment portfolios, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2009, 2008 and 2007, (ii) its proxy or information statements relating to meetings of the shareholders of the Company since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2008 (the documents referred to in this Section 4.07(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Except as disclosed in Section 4.07(b) of the Company Disclosure Schedule, since January 1, 2008, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by the Securities Act or the Exchange Act to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.08.  Financial Statements; Internal Controls.  Except as set forth in Section 4.08 of the Company Disclosure Schedule, the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP or SAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, its financial statements.

Section 4.09.  Disclosure Documents.  The Proxy Statement, Schedule 13e-3 and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement, Schedule 13e-3 or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, and the Schedule 13e-3, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement or the Schedule 13-3 based upon information furnished to the Company in writing by Parent, Merger Sub, any Member of Parent, or any of their respective Affiliates, specifically for use therein.

Section 4.10.  Absence of Certain Changes.  Since December 31, 2009, each of the Company and the Material Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, and there has not been:

(a) any change, event or condition that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) except as provided in Section 2.06, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock or Company Options or Restricted Shares;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock; or

(d) except (i) as provided in Section 2.06, or (ii) as set forth in Section 4.10(d) of the Company Disclosure Schedule, (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (each, a “Participant”) of any loan or any increase in any type of compensation, benefits, perquisites or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of December 31, 2009, or (B) any payment of any bonus to any Participant, except for bonuses paid in the ordinary course of business consistent with past practice.

Section 4.11.  Compliance with Applicable Law.

(a) The Company and each Material Subsidiary is and, since January 1, 2007 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of the Company, no condition or state of facts exists that could reasonably be expected to give rise to a violation of, or a liability or default under any Applicable Law or Order except where such violation, liability or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as described in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any Material Subsidiary has received any notice since January 1, 2007 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any Material Subsidiary or (ii) from any Governmental Authority alleging that the Company or any Material Subsidiary is not in compliance with any Applicable Law or Order.

(b) Each of the Company and the Material Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. Since January 1, 2007, there have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations, except where such defaults, violations or events would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Financial Advisor Fees.  Except for the Financial Advisor, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Material Subsidiary, their Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.13.  Anti-takeover Statute; Rights Plan.  The Company Board, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Law, the Merger and the acquisition by Parent of the shares of Common Stock pursuant to the Merger, and there are no other actions by the Company Board that are necessary in order to render the moratoria contemplated by Chapter 1704 of the Ohio Law inapplicable to this Agreement and the transactions contemplated by this Agreement. No “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law applies to the Merger, this Agreement, the acquisition by Parent of the shares of Common Stock pursuant to the Merger, or any of the other transactions contemplated hereby or thereby. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Sub is a limited liability company duly organized or a corporation duly incorporated, as the case may be, validly existing and in good standing under the laws of the State of Ohio and each has all necessary powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  Each of Parent and Merger Sub has all requisite limited liability company power and authority or corporate power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action, as the case may be, on the part of Parent and Merger Sub.

This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, (iii) the filings of applications and notices with the applicable Governmental Authorities governing insurance as set forth in Section 4.03 hereof, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or operating agreement of Parent or the articles of incorporation or code of regulations of Merger Sub, (ii) assuming all consents, notices and approvals described in Section 5.03 have been made and any waiting periods required thereunder have terminated or expired, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of Parent or Merger Sub, or (iv) result in the creation or imposition of any Lien on any asset of the Parent or Merger Sub, with such exceptions, in the case of each of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.05.  Disclosure Documents.  None of the information provided by Parent specifically for inclusion in the Proxy Statement or the Schedule 13e-3, at the time the Proxy Statement or the Schedule 13e-3, or any amendments or supplements thereto, are first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06.  Litigation.  As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or Merger Sub that could reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07.  Financing.  Assuming the financing contemplated by the Debt Financing Letter is consummated at the Closing, Merger Sub shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable Merger Sub to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 5.08.  Knowledge of Parent.  As of the date hereof, neither Parent nor any of its Affiliates has any actual knowledge that any representation or warranty of the Company made in this Agreement is untrue or inaccurate in any material respect.

ARTICLE 6

COVENANTS

Section 6.01.  Conduct of the Company.  Except for matters expressly permitted or contemplated by this Agreement or as set forth on Section 6.01 of the Company Disclosure Schedule, except as required by Applicable Law or except with the prior written consent of Parent, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article 8 hereof, the Company shall, and shall cause each of its Material Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, and (v) take no action that would reasonably be expected to adversely affect or delay in any material manner the ability of any party hereto to obtain any required approval for the transactions contemplated hereby.

Section 6.02.  Shareholders’ Meeting; Board Recommendation; Proxy Material.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring Shareholder Approval. The Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Shareholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Shareholders’ Meeting. The notice of such Shareholders’ Meeting shall state that a resolution to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby will be considered at the Shareholders’ Meeting, and no other matters shall be considered or voted upon at the Shareholders’ Meeting without Parent’s prior written consent.

(b) (i) The Company Board shall recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby (the “Board Recommendation”) at the Shareholders’ Meeting. The Proxy Statement shall include the Board Recommendation. Neither the Company Board nor any committee thereof shall fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement and the Schedule 13e-3 (but in no event later than twenty-four (24) calendar days after the date of this Agreement) and as soon as practicable thereafter use its reasonable best efforts to mail to its shareholders the Proxy Statement and the Schedule 13e-3 (but in no event prior to the clearance of the Proxy Statement and the Schedule 13e-3 by the SEC or later than five (5) Business Days following clearance of the Proxy Statement and the Schedule 13e-3 by the SEC) and all other proxy materials for the Shareholders’ Meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement and Schedule 13e-3 shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Parent and Merger Sub shall furnish all information concerning them in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13e-3. Parent and its counsel shall be given a reasonable opportunity to review and comment (which comments shall be reasonably considered by the Company) on the Proxy Statement and the Schedule 13e-3 before such documents (or any amendments or supplements thereto) are filed with the SEC. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement and the Schedule 13e-3 (or any amendments or supplements thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and to propose comments (which comments shall be reasonably considered by the Company), and (iii) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

Section 6.03.  No Solicitation.

(a) Except as permitted under Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to (i) directly or indirectly, solicit, initiate, encourage or take any action to facilitate the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal or (ii) directly or indirectly, conduct or engage in any discussions or negotiations regarding, furnish any Person any information with respect to, or afford access to any Person to, the business, properties, assets, books or records of the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way, or assist, participate in, facilitate or encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested shareholder” under, Chapter 1704 of the Ohio Law, (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (v) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries to, and shall instruct the Company’s and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding anything to the contrary in this Section 6.03, prior to the receipt of the Shareholder Approval, the Company Board or Special Committee may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal, if the Company Board or the Special Committee has (i) determined, in its good faith judgment after consultation with outside counsel and the Financial Advisor, that such proposal or offer constitutes a Superior Proposal, (ii) determined, in its good faith judgment after consultation with outside counsel that, in light of such proposal or offer, furnishing such information or entering into discussions is required by its fiduciary duties to the shareholders of the Company under Applicable Law, (iii) such offer or proposal was not solicited by the Company and did not otherwise arise from a breach of Section 6.03(a), and (iv) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least five Business Days to taking any such action.

(c) Except as set forth in this Section 6.03(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or the other transactions contemplated hereby (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Acquisition Proposal (an “Alternative Proposal Adoption”). Notwithstanding the foregoing, if the Company Board or the Special Committee determines, in its good faith judgment after consultation with outside counsel at any time prior to Shareholder Approval, that making a Change in the Company Recommendation is required by its fiduciary duties to the Company’s shareholders under Applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of, and the person making, such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not, prior to five Business Days after Parent’s receipt of the Notice of Superior Proposal make an offer that the Company Board or the Special Committee determines, in its good faith judgment to be at least as favorable to the Company’s shareholders as such Superior Proposal. Any disclosure that the Company Board or the Special Committee may be compelled to make with respect to the receipt of an Acquisition Proposal or otherwise in order to comply with its fiduciary duties under Applicable Law or Rule 14d-9 or 14e-2 of the Exchange Act, will not constitute a violation of this Agreement.

Section 6.04.  Access to Information.  From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of the Company’s auditors upon receipt of any required consent from such auditors), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; , however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law (including, for the avoidance of doubt, laws relating to the protection and preservation of the privacy rights of employees) requires the Company to restrict or prohibit access to any such properties or information or (B) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 6.05.  Notice of Certain Events.

(a) The Company shall notify Parent, and Parent shall notify Company, promptly of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries as applicable, that relate to the consummation of the transactions contemplated by this Agreement; and

(iv) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.02 not to be satisfied.

Section 6.06.  Employee Benefit Plan Matters.

(a) The Surviving Corporation shall honor, or cause to be honored, all benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries.

(b) Except as otherwise provided in this Section 6.06, nothing contained in this Section 6.06 shall be interpreted as preventing the Surviving Corporation from (i) amending, modifying or terminating any compensation and/or benefit plan, program, agreement or arrangement or any other contract, agreement or commitment of the Company or any of its Subsidiaries in accordance with its terms and applicable Law or (ii) terminating the employment of any Continuing Employee following the Effective Time, with benefits provided in accordance with the terms of any relevant compensation and/or benefit plans, programs, agreements or arrangements in effect at the time of such termination.

(c) The provisions of Section 6.06 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including employees of the Company), other than the parties hereto and their permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to matters provided for in this Section 6.06) under or by reason of any provision of this Agreement.

Section 6.07.  State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger, the acquisition by Parent of the shares of Common Stock pursuant to the Merger, or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08.  Control of Operations.  Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 6.09.  Shareholder Litigation.  The Company will give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to this Agreement, the Merger and the transactions contemplated hereby, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it will not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or Executive Officers by any shareholder of the Company relating to this Agreement, the Merger or any other transactions contemplated hereby (unless such payment of funds will be made under the Company’s applicable insurance policies), without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.10.  Voting of Shares.  Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Shareholders’ Meeting, and will vote or cause to be voted the shares of Merger Sub held by it in favor of adoption of this Agreement.

Section 6.11.  Debt Financing.

(a) Parent, Merger Sub and the Company will use commercially reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties as may be required by a lender pursuant to any Debt Financing. Parent and Merger Sub will use commercially reasonable efforts to: (i) enter into definitive agreements with respect to the Debt Financing as soon as commercially reasonable but in any event prior to the Closing and (ii) satisfy on a timely basis all the terms, conditions, representations and warranties set forth in such definitive agreements. Parent and Merger Sub will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

(b) At the Company’s request, Parent and Merger Sub shall keep the Company informed in reasonable detail with respect to all material activity concerning the status of the Debt Financing. Without limiting the foregoing, Parent and Merger Sub agree to notify the Company as promptly as practicable, and in any event within 24 hours, and to use its commercially reasonable efforts to obtain alternate financing for the transactions contemplated by this Agreement, provided that the terms and conditions of such alternate financing are not less favorable to Parent than those contemplated by the definitive agreements with respect to the Debt Financing, if at any time prior to the Closing Date any lender with respect to the Debt Financing notifies Parent or Merger Sub that such lender no longer intends to provide financing to Merger Sub on material terms set forth in such definitive agreements or the Debt Financing is canceled or terminated for any other reason.

(c) From the date hereof until the Effective Time, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees and representatives to, provide all cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the Debt Financing; provided, however, (a) that nothing herein shall require cooperation to the extent it would unreasonably interfere with, or in any material manner impair, the business, operations or credit rating of the Company or its Subsidiaries (in the commercially reasonable judgment of the Company) and (b) the Company and its Subsidiaries shall not be required to become subject to any obligations under any financing documents until immediately prior to the Effective Time so long as all conditions under Article 7 have been satisfied at such time.

Section 6.12.  Director and Officer Liability.

(a) For six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage, amounts of deductibles, if any, and amount no less favorable than those of such policy in effect on the date hereof and as modified pursuant to Section 6.12(d); provided that in satisfying its obligation under this Section 6.12(a), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”), which amount is set forth in Section 6.12(a) of the Company Disclosure Schedule and as will be modified pursuant to Section 6.12(d), and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be purchased and maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, that the amount paid for such prepaid policies does not exceed 200% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the articles of incorporation or code of regulations of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation, or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clauses (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) If the Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(d) Within thirty (30) days after the date of this Agreement, the Company will increase its officers’ and directors’ liability insurance coverage with its existing carrier from $1,000,000 to $3,000,000.

(e) The provisions of this Section 6.12 shall survive the consummation of the transactions contemplated by this Agreement, are intended to be for the benefit of each Indemnified Party, shall be enforceable by such Indemnified Party or such Indemnified Party’s heirs or representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the articles of incorporation or by-laws of the Surviving Corporation or any of its Subsidiaries, under any contract, under Applicable Law or otherwise.

Section 6.13.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or its Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent, the Company, or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(c) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting.

(d) Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing Date, it shall not, and shall ensure that none of its Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.14.  Certain Filings.  The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and Schedule 13e-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, as promptly as practicable, Parent and Merger Sub shall seek the necessary consents and make any filings, required by the Ohio Department of Insurance including, if applicable, a request for an order exempting the transactions contemplated by this Agreement from the procedures for approval of mergers or acquisitions of domestic insurance companies, and deliver notices and consents to other Governmental Authorities regulating insurance, each as may be reasonably required by Applicable Law.

Section 6.15.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed. The party making the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.16.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.17.  Section 16 Matters.  Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01.  Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Shareholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

(c) all necessary governmental notices, consents or orders shall have been provided, made or obtained and shall be in full force and effect; and

(d) there shall not be instituted or pending any Proceeding by any Governmental Authority challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain damages in connection therewith.

Section 7.02.  Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the Company Stock Option Redemption shall have been completed;

(b) (i) each of the Specified Company Representations, to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects, when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations could reasonably be expected to have a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect; provided, however, that Parent and Merger Sub shall not be relieved of their obligations to consummate the Merger pursuant to this Section 7.02(c) solely as a result of a failure by the Company to perform its obligations under this Agreement that has been primarily and proximately caused by the actions of John S. Sokol in his capacity as an executive officer of the Company;

(d) Merger Sub shall have received gross proceeds of at least $15,000,000 on terms and conditions as set forth in the Debt Financing Letter or upon terms that are, in the reasonable judgment of Merger Sub, at least as favorable to Merger Sub as those set forth in the Debt Financing Letter;

(e) there shall not be instituted or pending any Proceeding by any Governmental Authority (i) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of

Parent and its Subsidiaries, taken as a whole, (ii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s shareholders, or (iii) seeking to require divestiture by, Parent, Merger Sub, or any of Parent’s other Affiliates of any equity interests;

(f) there shall not be in effect any Order that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 7.02(e); and

(g) there shall not have been any fact, event, change, development or set of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.03.  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to the foregoing effect; and

(b) Parent and Merger Sub shall have performed in all material respects its obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by an officer thereof to the foregoing effect.

ARTICLE 8

TERMINATION

Section 8.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the nine-month anniversary of the execution of this Agreement (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the completion of the Merger set forth in Section 7.01(c) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied if the Closing Date were to occur on such date, then Parent shall be entitled to extend the End Date by a three (3) month period by written notice to the Company (the End Date may be so extended not more than twice at the election of Parent), it being understood that in no event shall the End Date be extended to a date that is later than the twelve month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) if upon a vote at a duly called Shareholder Meeting (or postponement or adjournment thereof), the Shareholder Approval is not obtained;

(c) by Parent:

(i) if a Change in the Company Recommendation or an Alternate Proposal Adoption has occurred;

(ii) if the Company or any of its Representatives shall have materially breached any of its obligations under Section 6.03; or

(iii) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, unless such material breach has been primarily and proximately caused by the actions of John S. Sokol in his capacity as an executive officer of the Company, or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Sections 7.02(a), 7.02(b), or Section 7.02(c), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(iii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company:

(i) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or

(ii) if the Company shall provide written notice to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.03; provided however, that (i) prior to terminating this Agreement pursuant to this Section 8.01(d), the Company shall have provided Parent with at least 48 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as payment of Parent’s expenses pursuant to Section 9.04(b) shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available if the Company is then in breach of Section 6.03. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto.

Section 8.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement. The provisions of this Section 8.02 and Sections 6.12(d), 6.12(e), 9.04, 9.05(b), 9.06, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01.  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Fenist, LLC
250 East Broad Street
Columbus, OH 43215
Attention: John S. Sokol

with a copy to:

Taft Stettinius & Hollister LLP
21 East State Street, Suite 1200
Columbus, OH 45215
Attention: David L. Johnson

if to the Company, to:

Bancinsurance Corporation
250 East Broad Street, 7th Floor
Columbus, OH 43215
Attention: Matt Nolan, Chief Financial Officer and Treasurer

with a copy to:

Porter Wright Morris & Arthur LLP
Huntington Center
41 S. High Street
Columbus, OH 43215
Attention: Robert J. Tannous

Section 9.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03.  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04.  Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii) (if and only if the Shareholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Shareholders’ Meeting), Section 8.01(c), or Section 8.01(d)(ii) the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s and Merger Sub’s documented reasonable out-of-pocket fees and expenses (including legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) as directed by Parent in writing.

(c) In the event that this Agreement is terminated pursuant to Section 8.01(b)(i) by reason of Merger Sub’s failure to fulfill the condition listed in Section 7.02(d), the Parent shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Company’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and financial advisor fees and expenses) actually incurred by Company on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Company Expenses”) as directed by Company in writing.

(d) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Fifth Third Bancorp in Cincinnati, Ohio from the date such amount was first payable to the date it is paid.

Section 9.05.  Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.12 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.12 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

Section 9.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

Section 9.07.  Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Ohio. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.10.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to their subject matter.

Section 9.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that in the event of any breach or threatened breach by Parent or Merger Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 9.13.  Disclosure Schedules.  Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 9.14.  Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FENIST, LLC

By:	/s/ John S. Sokol
Name:     John S. Sokol

Title:	Manager

FENIST ACQUISITION SUB, INC.

By:	/s/ John S. Sokol
Name:     John S. Sokol

Title:	President

BANCINSURANCE CORPORATION

By:	/s/ Matthew C. Nolan
Name:     Matthew C. Nolan

Title:	Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE SURVIVING CORPORATION

APPENDIX B

August 10, 2010

Special Committee of the Board of Directors
Bancinsurance Corporation
250 East Broad Street
Columbus, Ohio 43215

Members of the Special Committee of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders other than Fenist, LLC (“Fenist”) and its affiliates (the “Shareholders”) of the outstanding common stock, without par value (the “Common Stock”) of Bancinsurance Corporation (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of Fenist, LLC with the Company pursuant and subject to the Agreement and Plan of Merger between the Company and Fenist dated as of August 10, 2010 (the “Agreement”). The consideration to be offered by Fenist in exchange for all the outstanding Common Stock of the Company will be $8.50 per share (the “Consideration”) for all shares of Common Stock not owned by Fenist or its affiliates.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed Annual Reports on Form 10-K filed by the Company for the years ended, December 31, 2008 and 2009, as amended;

3. reviewed the Quarterly Report on Form 10-Q filed by the Company for the period ended March 31, 2010;

4. reviewed the draft Quarterly Report on Form 10-Q to be filed by the Company for the period ended June 30, 2010;

5. reviewed the report dated March 9, 2010 prepared by Merlinos & Associates, Inc. titled Ohio Indemnity Corporation Actuarial Review of Loss and Loss Expense Reserves And Unearned Premium Reserves on Long Duration Contracts As Of 12/31/09

6. reviewed the Annual Statements of the Company’s wholly owned insurance company subsidiary (the “Insurance Subsidiary”) filed with the Ohio Department of Insurance for the years ended December 31, 2008 and December 31, 2009

7. reviewed the Quarterly Statements of the Insurance Subsidiary filed with the Ohio Department of Insurance for the three month period ended March 31, 2010

8. reviewed the audited financial statements of the Insurance Subsidiary prepared in accordance with statutory accounting procedures as of and for the year ended December 31, 2009

9. reviewed other Company financial and operating information requested from and/or provided by the Company, including financial forecasts;

10. reviewed certain other publicly available information on the Company; and

11. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Merlinos & Associates, Inc. or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We are not actuaries and our services did not include preparing or securing any actuarial analyses, determinations or

Special Committee of the Board of Directors
Bancinsurance Corporation
August 10, 2010

evaluations. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We did not evaluate, and we express no opinion with respect to, the adequacy of reserves maintained by the Company or the Insurance Subsidiary. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 9, 2010 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the consideration to be received by the shareholder as is described above, and we have not considered, and this opinion does not address, any other payments that may be made in connection to Company employees or other shareholders in connection with the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets. The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion, as well as a fee at closing of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Bancinsurance Corporation for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Special Committee of the Board of Directors
Bancinsurance Corporation
August 10, 2010

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger, Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of August 10, 2010, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX C

SECTION 1701.85 OF THE OHIO REVISED CODE

Dissenting shareholders — compliance with section — fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

APPENDIX D

CONTRIBUTION AND VOTING AGREEMENT

This Contribution and Voting Agreement, dated as of October 14, 2010 (this “Agreement”), among Fenist, LLC, an Ohio limited liability company (“Parent”), Falcon Equity Partners, L.P., an Ohio limited partnership (“Falcon”), John S. Sokol, in his individual capacity and as custodian of UTMA accounts in the names of Grayson, Parker and Jonathan Sokol, his minor children (“John Sokol”) and Barbara K. Sokol, in her individual capacity and as and trustee of the Si Sokol Family Trust (“Barbara Sokol,” and together with Falcon and John Sokol, the “Contributing Shareholders”).

WHEREAS, on August 10, 2010, Parent, Fenist Acquisition Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Bancinsurance Corporation, an Ohio corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement) pursuant to which Merger Sub will merge with and into the Company (the ‘‘Merger”);

WHEREAS, each Contributing Shareholder is a member of Parent and is party to the Amended and Restated Limited Liability Company Operating Agreement of Parent dated as of October 14, 2010, (the Operating Agreement”), of Parent;

WHEREAS, as of the date hereof, the Contributing Shareholders collectively beneficially own 2,760,941 shares of common stock, no par value, of the Company (the “Common Stock”), in the amounts set forth next to such Contributing Shareholder’s name on Exhibit A hereto (such shares, together with all shares of Common Stock that any Contributing Shareholder acquires beneficial ownership of after the date hereof are sometimes referred to in this Agreement as the “Owned Shares”); and

WHEREAS, in exchange for its member interest in Parent, each of the Contributing Shareholders has, among other things, agreed to contribute its Owned Shares to Parent;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Contributing Shareholders hereby agree as follows:

1. Voting of Shares.

(a) Voting.  Each of the Contributing Shareholders covenants and agrees that it shall, and shall cause any other holder of record of the Owned Shares beneficially owed by it to, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, written consent or other approval of the shareholders of the Company is sought: (i) cause its Owned Shares to be counted as present for the purpose of establishing a quorum, (ii) vote (or cause to be voted) all its Owned Shares in favor of the approval of the Merger, adoption of the Merger Agreement, and any other matter that could reasonably be expected to facilitate consummation of the Merger, and (iii) vote (or cause to be voted) all its Owned Shares against any matter that could reasonably be expected to hinder, oppose, impede, thwart or delay the consummation of the Merger. Except as set forth in this Section 1, the Contributing Shareholders shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company. In addition, nothing in this Agreement shall limit the right of any Contributing Shareholder to vote any Owned Shares in connection with the election of directors.

(b) Irrevocable Proxy.  (i) Each Contributing Shareholder hereby irrevocably grants to and appoints, and hereby authorizes and empowers, Parent, and any individual designated in writing by Parent, and each of them individually, as such Contributing Shareholder’s sole and exclusive proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Contributing Shareholder’s name, place and stead, to vote and exercise all voting and related rights (to the fullest extent that the Contributing Shareholder is entitled to do so) with respect to its Owned Shares at any meeting of the shareholders of the Company called, and in every written consent in lieu of such meeting, with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. The Contributing Shareholder may vote its Owned Shares on all other matters not contemplated by this Section 1.

(ii) Upon the execution of this Agreement by a Contributing Shareholder, such Contributing Shareholder hereby revokes any and all prior proxies or powers of attorney given by such Contributing Shareholder with respect to its Owned Shares. Each Contributing Shareholder acknowledges and agrees that no subsequent proxies with respect to its Owned Shares shall be given, and if given, shall not be effective. All authority conferred herein shall be binding upon and enforceable against any successors or assigns of each Contributing Shareholder and any transferees of the Owned Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 3.

2. Contribution.  Subject to the conditions set forth herein, each Contributing Shareholder agrees to contribute and deliver to Parent all its Owned Shares (the “Contribution Commitment”) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement). The obligation of each of the Contributing Shareholders to transfer, contribute and deliver the Commitment is subject to (a) the terms of this Agreement and (b) the satisfaction or waiver of all conditions precedent to Parent’s and Merger Sub’s obligations to effect the closing of the Merger. In the event that any Contribution Commitment is transferred, contributed and delivered to Parent and the closing of the Merger does not occur promptly thereafter, Parent will return such Contribution Commitment to the Contributing Shareholder who transferred, contributed and delivered such Contribution Commitment as set forth in the operating agreement of Parent as is then in effect.

3. Termination.  This Agreement shall terminate upon the earliest of (a) the consummation of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Contributing Shareholders; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

4. Representations and Warranties.

(a) Representations and Warranties of Parent.  Parent hereby represents and warrants to the Contributing Shareholders that Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Parent is duly organized as a limited liability company and is in good standing under the laws of the State of Ohio. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized. This Agreement, when duly executed and delivered by Parent will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law.

(b) Representation and Warranties of Falcon.  Falcon hereby represents and warrants to Parent that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Falcon is duly formed as a limited partnership and is in good standing under the laws of the State of Ohio. The execution and delivery by Falcon of this Agreement and the consummation by Falcon of the transactions contemplated hereby have been duly authorized. This Agreement, when duly executed and delivered by Falcon will constitute a legal, valid and binding obligation of Falcon, enforceable against Falcon in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law.

(c) Representations and Warranties of the Contributing Shareholders.  Each Contributing Shareholder hereby, severally and not jointly, represents and warrants to Parent that such Contributing Shareholder has good, valid and marketable title to its Owned Shares, free and clear of all liens, claims and encumbrances, with full legal right and power to transfer and convey absolute ownership of its Owned Shares to Parent, and upon delivery, transfer and assignment of the certificate or certificates representing such Owned Shares, Parent will obtain good, transferable title to such Owned Shares free and clear of all liens, claims and encumbrances whatsoever.

(d) No Inconsistent Agreements.  Each Contributing Shareholder hereby covenants and agrees that he, she or it (a) has not entered into, and shall not enter into, any voting agreement or voting trust, with respect to its Owned Shares, (b) has not granted, and shall not grant, a proxy or power of attorney with respect to its Owned Shares that is inconsistent with its obligations pursuant to this Agreement and (c) has not entered into, and shall not enter into, any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

5. Certain Covenants of the Contributing Shareholders.  Except in accordance with the terms of this Agreement, each of the Contributing Shareholders hereby, severally and not jointly, covenants and agrees as follows:

(a) Restriction on Transfer and Non-Interference.  Each Contributing Shareholder hereby agrees, except as expressly contemplated by this Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Owned Shares or (ii) knowingly take any action that would make any representation or warranty of any of the Contributing Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling any of the Contributing Shareholders from performing his, her or its obligations under this Agreement.

(b) Certain Notifications.  Each Contributing Shareholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock acquired by such Contributing Shareholder after the date hereof.

6. Transfer Agent Instructions.  Each Contributing Shareholder shall coordinate with the Company to credit its Owned Shares to one or more balance accounts at DTC or the Company’s transfer agent, as specified by Parent. Each Contributing Shareholder shall provide all such documents, instruments and information as the Company, DTC or the transfer agent reasonably requests to effect the transfer of its Owned Shares.

7. Survival.  The representations and warranties of Parent and the Contributing Shareholders made in Section 4 and the agreement and the covenant set forth in this Section 7 shall survive the termination of this Agreement.

8. Successors and Assigns.  No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9. Severability.  The parties hereto agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction or governmental agency having jurisdiction shall determine that any of the covenants, agreements, terms or other provisions herein contained are invalid or illegal, the validity and enforceability of the remaining covenants, agreements, terms or conditions shall not be affected thereby and the portion determined to be invalid or illegal shall be deemed not to be a part of this Agreement.

10. Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements among the Contributing Shareholders and Parent and their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and except for the operating agreement of Parent, this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither parent nor any Contributing Shareholder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended, waived, terminated or otherwise modified other than by an instrument in writing signed by all of the parties hereto. Any amendment to this Agreement made in conformity with the provisions of this Section 10 shall be binding on all parties. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

11. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

12. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors, legal representatives and assigns of each.

13. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

14. Applicable Law.  This Agreement shall be governed by the laws of the State of Ohio, without regard to the choice of law rules thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and each of the Contributing Shareholders have executed or caused to be executed this Agreement as of the date first written above.

FENIST, LLC

Name:     John S. Sokol

Its:	Managing Member

FALCON EQUITY PARTNERS, L.P.

Name:     John S. Sokol

Its:	General Partner

Name:     John S. Sokol

Title:	Custodian, UTMA Accounts for
Grayson, Parker and Jonathan Sokol

SI SOKOL FAMILY TRUST

Name:     Barbara K. Sokol

Its:	Trustee

John S. Sokol

Barbara K. Sokol

EXHIBIT A

Contributing Shareholder	Common Stock Owned

Falcon Equity Partners, L.P.	1,750,000 shares
John S. Sokol	297,626 shares
John S. Sokol, Custodian, UTMA Accounts for Grayson, Parker and Jonathan Sokol	66,247 shares
Si Sokol Family Trust	180,796 shares
Barbara K. Sokol	466,272 shares
TOTAL	2,760,941 shares

APPENDIX E

CONTRIBUTION AND VOTING AGREEMENT

This Contribution and Voting Agreement, is dated as of October 14, 2010 (this “Agreement”), between Fenist, LLC, an Ohio limited liability company (“Parent”), and [          ] (the “Contributing Shareholder”).

WHEREAS, on August 10, 2010, Parent, Fenist Acquisition Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Bancinsurance Corporation, an Ohio corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Contributing Shareholder is a member of Parent and is party to the Amended and Restated Limited Liability Company Operating Agreement of Parent dated as of October   , 2010, (the Operating Agreement”);

WHEREAS, as of the date hereof, the Contributing Shareholder beneficially owns [          ] shares of common stock of the Company, no par value (the “Common Stock”) (such shares, together with all shares of Common Stock that the Contributing Shareholder acquires beneficial ownership of after the date hereof are sometimes referred to in this Agreement as the “Owned Shares”); and

WHEREAS, in exchange for his membership interests in Parent, the Contributing Shareholder has, among other things, agreed to contribute the Owned Shares to Parent;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Contributing Shareholder hereby agree as follows:

1. Voting of Shares.

(a) Voting.  The Contributing Shareholder covenants and agrees that it shall, and shall cause any other holder of record of the Owned Shares beneficially owed by it to, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, written consent or other approval of the shareholders of the Company is sought: (i) cause the Owned Shares to be counted as present for the purpose of establishing a quorum, (ii) vote (or cause to be voted) all the Owned Shares in favor of the approval of the Merger, adoption of the Merger Agreement, and any other matter that could reasonably be expected to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) vote (or cause to be voted) all the Owned Shares against any matter that could reasonably be expected to hinder, oppose, impede, thwart or delay the consummation of the Merger. Except as set forth in this Section 1, the Contributing Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company. In addition, nothing in this Agreement shall limit the right of the Contributing Shareholder to vote any Owned Shares in connection with the election of directors.

(b) Irrevocable Proxy.  (i) The Contributing Shareholder hereby irrevocably grants to and appoints, and hereby authorizes and empowers, Parent, and any individual designated in writing by Parent, and each of them individually, as the Contributing Shareholder’s sole and exclusive proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Contributing Shareholder’s name, place and stead, to vote and exercise all voting and related rights (to the fullest extent that the Contributing Shareholder is entitled to do so) with respect to the Owned Shares at any meeting of the shareholders of the Company called, and in every written consent in lieu of such meeting, with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. The Contributing Shareholder may vote the Owned Shares on all other matters not contemplated by this Section 1.

(ii) Upon the execution of this Agreement by the Contributing Shareholder, the Contributing Shareholder hereby revokes any and all prior proxies or powers of attorney given by the Contributing

Shareholder with respect to the Owned Shares. The Contributing Shareholder acknowledges and agrees that no subsequent proxies with respect to the Owned Shares shall be given, and if given, shall not be effective. All authority conferred herein shall be binding upon and enforceable against any successors or assigns of the Contributing Shareholder and any transferees of the Owned Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 3.

2. Contribution.  Subject to the conditions set forth herein, the Contributing Shareholder agrees to contribute and deliver to Parent all of the Owned Shares (the “Contribution Commitment”) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement). The obligation of the Contributing Shareholder to transfer, contribute and deliver the Contribution Commitment is subject to (a) the terms of this Agreement and (b) the satisfaction or waiver of all conditions precedent to Parent’s and Merger Sub’s obligations to effect the closing of the Merger. In the event that any Contribution Commitment is transferred, contributed and delivered to Parent and the closing of the Merger does not occur promptly thereafter, Parent will return such Contribution Commitment to the Contributing as set forth in the operating agreement of Parent as is then in effect.

3. Termination.  This Agreement shall terminate upon the earliest of (a) the consummation of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Contributing Shareholder; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

4. Representations and Warranties.

(a) Representations and Warranties of Parent.  Parent hereby represents and warrants to the Contributing Shareholder that Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Parent is duly organized as a limited liability company and is in good standing under the laws of the State of Ohio. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized. This Agreement, when duly executed and delivered by Parent will constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law.

(b) Representations and Warranties of the Contributing Shareholder.  The Contributing Shareholder hereby represents and warrants to Parent that the Contributing Shareholder has good, valid and marketable title to the Owned Shares, free and clear of all liens, claims and encumbrances, with full legal right and power to transfer and convey absolute ownership of the Owned Shares to Parent, and upon delivery, transfer and assignment of the certificate or certificates representing the Owned Shares, Parent will obtain good, transferable title to the Owned Shares free and clear of all liens, claims and encumbrances whatsoever.

(c) No Inconsistent Agreements.  The Contributing Shareholder hereby covenants and agrees that he (a) has not entered into, and shall not enter into, any voting agreement or voting trust, with respect to the Owned Shares, (b) has not granted, and shall not grant, a proxy or power of attorney with respect to the Owned Shares that is inconsistent with his obligations pursuant to this Agreement and (c) has not entered into, and shall not enter into, any agreement or undertaking that is otherwise inconsistent with his obligations pursuant to this Agreement.

5. Certain Covenants of the Contributing Shareholder.  Except in accordance with the terms of this Agreement, the Contributing Shareholder hereby covenants and agrees as follows:

(a) Restriction on Transfer and Non-Interference.  The Contributing Shareholder hereby agrees, except as expressly contemplated by this Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Shares or (ii) knowingly take any action that would make any representation or warranty of the Contributing Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Contributing Shareholder from performing his obligations under this Agreement.

(b) Certain Notifications.  The Contributing Shareholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock acquired by the Contributing Shareholder after the date hereof.

6. Transfer Agent Instructions.  The Contributing Shareholder shall coordinate with the Company to credit the Owned Shares to one or more balance accounts at DTC or the Company’s transfer agent, as specified by Parent. The Contributing Shareholder shall provide all such documents, instruments and information as the Company, DTC or the transfer agent reasonably requests to effect the transfer of the Owned Shares.

7. Survival.  The representations and warranties of Parent and the Contributing Shareholder made in Section 4 and the agreement and the covenant set forth in this Section 7 shall survive the termination of this Agreement.

8. Successors and Assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9. Severability.  The parties hereto agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction or governmental agency having jurisdiction shall determine that any of the covenants, agreements, terms or other provisions herein contained are invalid or illegal, the validity and enforceability of the remaining covenants, agreements, terms or conditions shall not be affected thereby and the portion determined to be invalid or illegal shall be deemed not to be a part of this Agreement.

10. Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Contributing Shareholder and Parent and their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and except for the operating agreement of Parent, this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither parent nor the Contributing Shareholder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended, waived, terminated or otherwise modified other than by an instrument in writing signed by both of the parties hereto. Any amendment to this Agreement made in conformity with the provisions of this Section 10 shall be binding on both parties. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

11. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

12. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors, legal representatives and assigns of each.

13. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

14. Applicable Law.  This Agreement shall be governed by the laws of the State of Ohio, without regard to the choice of law rules thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and the Contributing Shareholder have executed or caused to be executed this Agreement as of the date first written above.

PARENT:

FENIST, LLC

Name:     John S. Sokol

Its:	Managing Member

CONTRIBUTING SHAREHOLDER:

[          ]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 8, 2010.
Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/BCIS2010Special

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+
 A  Proposal — The Board of Directors recommends a vote “FOR” the Proposal set forth below.

		For	Against	Abstain

1.	Proposal to (1) adopt an Agreement and Plan of Merger, dated as of August 10, 2010, by and among Bancinsurance Corporation, Fenist, LLC and Fenist Acquisition Sub, Inc. and (2) approve the merger contemplated thereby.	☐	☐	☐

 B  Non-Voting Items
Change of Address — Please print new address below.
Meeting Attendance Mark box to the right if you plan to attend the Special Meeting.
☐
 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as name appears above. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title. All joint owners must sign. Please return promptly.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

⁄ ⁄

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Bancinsurance Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
250 East Broad Street, Seventh Floor
Columbus, Ohio 43215
The undersigned hereby appoints Douglas G. Borror, Daniel D. Harkins and Stephen P. Close, and each of them, as proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote, as indicated on the reverse side, at the Special Meeting of Shareholders of Bancinsurance Corporation to be held on Wednesday, December 8, 2010, at 10:00 a.m. local time, at 250 East Broad St., Seventh Floor, Columbus, Ohio, or at any adjournment or postponement thereof, all of the Common Shares of Bancinsurance Corporation held of record by the undersigned on November 1, 2010, with all of the powers the undersigned would possess if personally present.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIVE IS MADE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH ON THE REVERSE SIDE. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS.
The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, dated November 8, 2010, and the Proxy Statement furnished therewith. Any proxy heretofore given to vote the Common Shares which the undersigned is entitled to vote at the Special Meeting is hereby revoked.
Please complete, sign, date and return this Proxy in the envelope furnished.
(This Proxy Continues And Must Be Signed On The Reverse Side.)